                                                                   EXHIBIT 10.36

                        ASSET PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                          MARCONI COMMUNICATIONS, INC.,

                 MARCONI INTELLECTUAL PROPERTY (RINGFENCE) INC.,

                            MARCONI CORPORATION PLC,

                       ADVANCED FIBRE COMMUNICATIONS, INC.

                                       AND

                       ADVANCED FIBRE COMMUNICATIONS NORTH
                                  AMERICA, INC.

                           DATED AS OF JANUARY 5, 2004

                 SALE OF NORTH AMERICAN ACCESS SYSTEMS BUSINESS

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS........................................................................       1

     1.1  Definitions........................................................................       1

     1.2  Interpretation.....................................................................      19

ARTICLE II SALE AND PURCHASE OF ASSETS; ASSUMPTION OF ASSUMED OBLIGATIONS....................      20

     2.1  Purchase and Sale of Assets........................................................      20

     2.2  Assignment of Permits and Contracts................................................      22

     2.3  Certain Provisions Regarding Assignments...........................................      24

     2.4  Excluded Assets....................................................................      25

     2.5  Assumed Obligations................................................................      27

     2.6  Retained Obligations...............................................................      28

     2.7  Prorations.........................................................................      30

ARTICLE III PURCHASE PRICE; ADJUSTMENT; ALLOCATION...........................................      31

     3.1  Payment of Purchase Price..........................................................      31

     3.2  Purchase Price Adjustment..........................................................      31

     3.3  Allocation of Consideration for Assets.............................................      33

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARENT, THE SELLER AND MARCONI IP...........      34

     4.1  Due Incorporation..................................................................      34

     4.2  Due Authorization..................................................................      35

     4.3  Consents and Approvals; Authority Relative to this Agreement.......................      35

     4.4  Management Accounts................................................................      36

     4.5  No Other Assumed Liabilities.......................................................      36

     4.6  No Adverse Effects or Changes......................................................      37

     4.7  Title to Assets; Affiliate Ownership of Assets.....................................      37

     4.8  Access Business Assets.............................................................      37

     4.9  Real Property......................................................................      37

     4.10 Personal Property; Leased Personal Property........................................      38

     4.11 Customers and Distributors; Suppliers..............................................      39

     4.12 Proceedings........................................................................      39

     4.13 Intellectual Property..............................................................      40

                                TABLE OF CONTENTS
                                   (continued)

     4.14 Contracts..........................................................................      42

     4.15 Permits............................................................................      45

     4.16 Insurance..........................................................................      45

     4.17 Employee Benefit Plans and Employment Agreements...................................      45

     4.18 Employment and Labor Matters.......................................................      46

     4.19 Taxes..............................................................................      48

     4.20 Compliance with Laws...............................................................      48

     4.21 Environmental Matters..............................................................      48

     4.22 Accounts Receivable................................................................      49

     4.23 Inventory..........................................................................      49

     4.24 Product Warranties and Liabilities.................................................      49

     4.25 Effect of Transactions.............................................................      50

     4.26 Solvency...........................................................................      50

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND AFCNA..........................      50

     5.1  Due Incorporation..................................................................      50

     5.2  Due Authorization..................................................................      51

     5.3  Consents and Approvals; Authority Relative to this Agreement.......................      51

     5.4  Proceedings........................................................................      52

     5.5  Financing..........................................................................      52

     5.6  Independent Investigation..........................................................      52

ARTICLE VI COVENANTS.........................................................................      52

     6.1  Access to Information..............................................................      52

     6.2  Preservation of Business...........................................................      53

     6.3  Consents and Approvals.............................................................      57

     6.4  Marconi Name.......................................................................      59

     6.5  Brokers............................................................................      60

     6.6  Assignments........................................................................      60

     6.7  Orderly Transition; Preservation of Books and Records; Access and Assistance.......      60

     6.8  Insurance..........................................................................      62

     6.9  Confidentiality....................................................................      62

     6.10 Taxes..............................................................................      67

     6.11 Agreement Not to Compete...........................................................      68

                                TABLE OF CONTENTS
                                   (continued)

     6.12 Collection of Receivables..........................................................      70

     6.13 Release of Liens...................................................................      70

     6.14 Nonsolicitation....................................................................      70

     6.15 Bedford Facility...................................................................      71

     6.16 Grande.............................................................................      72

     6.17 Audit..............................................................................      72

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER AND AFCNA...................      75

     7.1  Warranties True....................................................................      75

     7.2  Compliance with Agreements and Covenants...........................................      75

     7.3  Certificate of Compliance..........................................................      76

     7.4  Hart-Scott-Rodino..................................................................      76

     7.5  No Injunctions or Other Legal Restraints...........................................      76

     7.6  Absence of Proceedings.............................................................      76

     7.7  Certificates.......................................................................      76

     7.8  FIRPTA Certificate.................................................................      76

     7.9  Consents...........................................................................      77

     7.10 Material Adverse Effect............................................................      77

     7.11 Other Documents....................................................................      77

     7.12 Release of Liens...................................................................      77

     7.13 Opinion of Counsel.................................................................      77

     7.14 Solvency Opinion...................................................................      77

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER, MARCONI IP AND THE PARENT....      77

     8.1  Warranties True....................................................................      77

     8.2  Compliance with Agreements and Covenants...........................................      78

     8.3  Certificate of Compliance..........................................................      78

     8.4  Hart-Scott-Rodino..................................................................      78

     8.5  No Injunctions or Other Legal Restraints...........................................      78

     8.6  Absence of Proceedings.............................................................      78

     8.7  Other Documents....................................................................      78

     8.8  Purchase Price.....................................................................      78

     8.9  Certificates.......................................................................      78

                                TABLE OF CONTENTS
                                   (continued)

     8.10  Opinion of Counsel.................................................................      78

ARTICLE IX CLOSING............................................................................      79

     9.1   Closing............................................................................      79

     9.2   Deliveries by the Seller...........................................................      79

     9.3   Deliveries by the Purchaser........................................................      79

ARTICLE X TERMINATION.........................................................................      80

     10.1  Termination........................................................................      80

     10.2  Effect of Termination..............................................................      81

ARTICLE XI EMPLOYEES AND EMPLOYEE BENEFITS....................................................      81

     11.1  Offers of Employment...............................................................      81

     11.2  Employee Benefits - Generally......................................................      82

     11.3  Service Credit.....................................................................      82

     11.4  Welfare Benefits...................................................................      83

     11.5  Paid Time Off......................................................................      83

     11.6  Disability.........................................................................      83

     11.7  Bonus..............................................................................      84

     11.8  Retirement Plans...................................................................      84

     11.9  Workers and Unemployment Compensation..............................................      84

     11.10 Wages..............................................................................      84

     11.11 Severance..........................................................................      85

     11.12 Cooperation........................................................................      85

     11.13 Employment Claims..................................................................      85

ARTICLE XII INDEMNIFICATION...................................................................      85

     12.1  Survival...........................................................................      85

     12.2  Indemnification by the Parent, the Seller and Marconi IP...........................      86

     12.3  Indemnification by the Purchaser and AFCNA.........................................      87

     12.4  Limitations on Liability...........................................................      88

     12.5  Mitigation.........................................................................      89

     12.6  Claims.............................................................................      90

     12.7  Notice of Third Party Claims; Assumption of Defense................................      90

     12.8  Time Limits........................................................................      92

     12.9  Net Losses and Subrogation.........................................................      92

     12.10 Purchase Price Adjustments.........................................................      93

                                TABLE OF CONTENTS
                                   (continued)

     12.11 Reimbursement of Expenses..........................................................      93

ARTICLE XIII MISCELLANEOUS....................................................................      93

     13.1  Expenses...........................................................................      93

     13.2  Amendment..........................................................................      93

     13.3  Notices............................................................................      93

     13.4  Payments in Dollars................................................................      95

     13.5  Waivers............................................................................      95

     13.6  Assignment.........................................................................      95

     13.7  No Third Party Beneficiaries.......................................................      95

     13.8  Publicity..........................................................................      96

     13.9  Further Assurances.................................................................      96

     13.10 Severability.......................................................................      96

     13.11 Entire Understanding...............................................................      96

     13.12 Language...........................................................................      96

     13.13 Applicable Law.....................................................................      96

     13.14 Remittances........................................................................      96

     13.15 Bulk Sales.........................................................................      97

     13.16 Jurisdiction of Disputes; Waiver of Jury Trial.....................................      97

     13.17 Schedules..........................................................................      97

     13.18 Disclaimer of Warranties...........................................................      98

     13.19 Counterparts.......................................................................      99

     13.20 Specific Performance...............................................................      99

EXHIBITS
Exhibit A                     Assignment and Assumption Agreement
Exhibit B                     Bill of Sale
Exhibit C                     Copyright Assignment
Exhibit D                     Cross License Agreement
Exhibit E                     Grande Reseller Agreement
Exhibit F                     Patent Assignment
Exhibit G                     Release Agreement
Exhibit H-1                   Sublicense
Exhibit H-2                   Sublicense
Exhibit I                     OPPS Supply Agreement
Exhibit J                     Trademark Assignment
Exhibit K                     Transition Services Agreement
Exhibit L                     Bedford Lease
Exhibit M                     FIRPTA Certificate
Exhibit N                     Opinion of Mayer, Brown, Rowe & Maw LLP (US Law Matters)
Exhibit O                     Opinion of Mayer, Brown, Rowe & Maw LLP (UK Law Matters)
Exhibit P                     Opinion of Allen & Overy (Indenture Matters)
Exhibit Q                     Opinion of Valuation Research Corporation
Exhibit R                     Opinion of Pillsbury Winthrop LLP

SCHEDULES
Schedule 1.1A                 Core Technology
Schedule 1.1B                 Current Access Employees
Schedule 1.1C                 Former Access Employees
Schedule 1.1D                 Global Patent Licenses
Schedule 1.1E                 Group A and Group B Patents
Schedule 1.1F                 OPPS Patents
Schedule 1.1G                 Purchaser's Knowledge
Schedule 1.1H                 Seller's Knowledge
Schedule 1.1I                 Shared Contracts
Schedule 2.1(a)               Personal Property
Schedule 2.1(e)               Registered Trade Names
Schedule 2.2(c)               Certain Customer Contracts
Schedule 2.2(f)               Other Contracts
Schedule 2.4(x)               Excluded Laboratory and Other Equipment
Schedule 2.5(g)               Assumed Proceedings
Schedule 3.2(g)               Calculation Principles
Schedule 4.3(a)               Seller Governmental Consents
Schedule 4.3(b)               Seller Other Consents
Schedule 4.4(a)               Management Accounts
Schedule 4.4(b)               Deviations from UK GAAP
Schedule 4.4(c)               Assets and Liabilities
Schedule 4.5                  No Other Assumed Liabilities
Schedule 4.6                  No Adverse Effects or Changes
Schedule 4.7(a)               Title to Assets

Schedule 4.7(b)               Affiliate Ownership of Assets
Schedule 4.8                  Access Business Assets
Schedule 4.9(a)               Real Property
Schedule 4.10(a)              Material Owned Personal Property
Schedule 4.10(b)              Material Personal Property Leases
Schedule 4.11(a)              Material Customers
Schedule 4.11(b)              Material Suppliers
Schedule 4.11(c)              Material Distributors/Sales Representatives
Schedule 4.12                 Proceedings
Schedule 4.13(a)              Transferred Patents, Transferred Trademarks and Transferred Technology
Schedule 4.13(b)(i)           Transferred Intellectual Property - Administrative Actions
Schedule 4.13(b)(ii)          Transferred Intellectual Property - Effectiveness
Schedule 4.13(c)              Ownership of Transferred Patents, Transferred Trademarks and Transferred Technology
Schedule 4.13(d)              Inbound Licenses
Schedule 4.13(e)(i)           Transferred Intellectual Property - Infringement and Claims
Schedule 4.13(e)(ii)          Transferred Intellectual Property - Pending Challenges or Adversarial Proceedings
Schedule 4.13(e)(iii)         Transferred Intellectual Property - Infringement
Schedule 4.14(a)              Contracts
Schedule 4.14(b)              Material Contracts - Defaults
Schedule 4.14(c)              Material Contracts - Consents
Schedule 4.15                 Permits
Schedule 4.16                 Insurance
Schedule 4.17                 Employee Benefit Plans and Employment Agreements
Schedule 4.18(a)              Work Stoppages; Collective Bargaining Agreements
Schedule 4.18(b)              Compliance with Labor Laws
Schedule 4.18(c)              Employment Losses Under WARN
Schedule 4.18(d)              Agreements Restricting Employees
Schedule 4.18(e)              Reporting of Wages
Schedule 4.20                 Compliance with Laws
Schedule 4.21                 Environmental Matters
Schedule 4.23                 Inventory
Schedule 4.24(a)              Product Warranties and Liabilities
Schedule 4.24(c)              Recalls
Schedule 4.25                 Effect of Transactions
Schedule 6.2                  Preservation of Business
Schedule 6.3(c)               Obtaining Consents
Schedule 6.16                 Grande
Schedule 7.9                  Closing Condition Consents

                       ASSET PURCHASE AND SALE AGREEMENT

         THIS ASSET PURCHASE AND SALE AGREEMENT is made as of the 5th day of January, 2004, by and among Advanced Fibre Communications, Inc., a Delaware corporation (the "Purchaser"), Advanced Fibre Communications North America, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser ("AFCNA"), Marconi Communications, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Parent (the "Seller"), Marconi Intellectual Property (Ringfence) Inc., a Delaware corporation and a wholly-owned subsidiary of the Seller ("Marconi IP"), and Marconi Corporation plc, a public limited liability company incorporated in England and Wales (registered no. 0067307) (the "Parent"). Certain capitalized terms used herein are defined in Article I.

                              W I T N E S S E T H:

         WHEREAS, the Purchaser and AFCNA (with respect to the Inventory (as defined below) only) wish to purchase from the Seller and Marconi IP, and the Seller and Marconi IP wish to sell to the Purchaser and AFCNA (with respect to the Inventory only), the Assets (as defined below), and the Purchaser desires to assume from the Seller, and the Seller desires to assign to the Purchaser, certain obligations and liabilities relating to the Access Business (as defined below), all upon the terms and subject to the conditions contained herein; and

         WHEREAS, the Parent, as a parent entity of the Seller and Marconi IP, has approved the sale of the Assets to the Purchaser and AFCNA as provided herein, and the Board of Directors of the Parent has resolved that the consideration for the Assets is sufficient to effect such sale under the Indentures (as defined below).

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the Purchaser, AFCNA, the Seller, Marconi IP and the Parent agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

         "Access Business" shall mean the business, as conducted by the Seller prior to the date hereof, of designing, developing, manufacturing, marketing and selling to telecommunications service providers voice, data and video transport systems for copper and fiber access networks, including digital loop carriers, digital subscriber lines and systems delivering fiber to the curb, fiber to the premises and fiber to the home, and the provision of related technical services, field support services, repair and replacement services and ongoing maintenance services for such systems. "Access Business" does not include (a) the Accesshub Business or (b) the Other Businesses.

         "Access Employees" shall mean, collectively, Current Access Employees and Former Access Employees.

         "Accesshub Business" shall mean the business, as conducted by the Parent and its Affiliates (other than the Seller and its Subsidiaries) prior to the date hereof, of designing, developing, manufacturing, marketing and selling to telecommunications service providers voice, data and video transport systems for copper and fiber access networks, including digital loop carriers, digital subscriber lines and systems delivering fiber to the curb, fiber to the premises and fiber to the home, and the provision of related technical services, field support services, repair and replacement services and ongoing maintenance services for such systems. "Accesshub Business" does not include (a) the Access Business or (b) the Other Businesses.

         "Access Plans" shall mean the plans, programs, arrangements and agreements which cover only Current Access Employees or Former Access Employees and are identified on Schedule 4.17 as an Access Plan.

         "Access Portion" shall have the meaning set forth in Section 2.3(c).

         "Accounting Firm" shall have the meaning set forth in Section 3.2(c).

         "Accounts Payable" shall have the meaning set forth in Section 2.5(e).

         "Accounts Receivable" shall have the meaning set forth in Section
2.1(c).

         "Accrued Compensation and Benefits" shall mean (i) payroll and bonuses earned (it being understood that payroll and bonuses will be deemed "earned" in accordance with the applicable plan or policy), (ii) vacation pay accrued and
(iii) the Included AIP Amount, in each case with respect to the Transferred Employees.

         "Acquired Entity" shall have the meaning set forth in Section 6.11(b).

         "Acquisition" shall mean the purchase and sale of the Assets and the assumption of the Assumed Obligations pursuant to the terms and conditions of this Agreement.

         "Adjusted Purchase Price" shall have the meaning set forth in Section 3.2(f).

         "AFAC" shall mean Advanced Fibre Access Corporation, a Delaware corporation.

         "AFCNA" shall have the meaning set forth in the Preamble.

         "Affiliate" shall mean, with respect to any specified Person, any other Person which directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. The term "control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

         "Affiliate Contracts" shall have the meaning set forth in Section 4.14(a)(vi).

         "Affiliated Group" shall have the meaning set forth in this section under the definition of Tax or Taxes.

         "Agreement" shall mean this Asset Purchase and Sale Agreement, including all Exhibits and Schedules hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

         "Antitrust Division" shall mean the Antitrust Division of the United States Department of Justice.

         "Applicable Accounting Principles" shall have the meaning set forth in
Section 4.4.

         "Assets" shall have the meaning set forth in Section 2.2.

         "Assignment and Assumption Agreement" shall mean the assignment and assumption agreement in the form set forth in Exhibit A.

         "Assumed Obligations" shall have the meaning set forth in Section 2.5.

         "Assumed Proceedings" shall have the meaning set forth in Section
2.5(g).

         "Audit" shall have the meaning set forth in Section 6.17(a).

         "Balance Sheet" shall have the meaning set forth in Section 4.4.

         "BBRS Business" shall mean the business of designing, developing, manufacturing, marketing and selling broadband routing and switching equipment and systems and associated administrative and management software, and the provision of related technical services, field support services, repair and replacement services and ongoing maintenance services for such equipment, systems and software, provided, that, for purposes of the foregoing, "broadband routing and switching equipment and systems": (a) includes ATM switching, IP switching, IP routing, frame relay switching, Ethernet switching, MPLS switching and similar products and technologies; and (b) excludes the Access Business, and specifically excludes Digital Subscriber Line Access Multiplexers (DSLAMS), the MX shelf deployed in a mode to aggregate FITLA and DISC*s DSL traffic and the aggregation of remote DSL ports of the FITLA and MX products of the Access Business that are internal to those products.

         "Bedford Facility" shall mean the facility located at 2100 Reliance Parkway, Bedford, Texas 76021.

         "Bedford Lease" shall have the meaning set forth in Section 4.9(a).

         "Bedford Sale Agreement" shall mean the Agreement for the Sale and Purchase of Real Estate entered into on November 24, 2003, by and between Jabil Circuit of Texas, L.P. and CAMI Industrial, LLC.

         "BellSouth Entity" shall mean (i) BellSouth Corporation, (ii) any Subsidiary of BellSouth Corporation, (iii) any Person that acquires directly or indirectly (whether by purchase, assignment, conveyance, spin-off, contribution or otherwise, alone or together with one or more Affiliates in a single transaction or series of related transactions) at least 100,000 telephone lines or other access lines within the Nine-State Region from BellSouth Corporation or any of its Subsidiaries (the "Subject Lines") (it being understood that, subsequent to any such transaction, only the portion of such Person's business consisting of the Subject Lines shall be deemed to be included in the definition of "BellSouth Entity") and (iv) any successors (by way of merger, consolidation or otherwise) to any Persons referred to in the foregoing clauses (i), (ii) or (iii) (it being understood that in the case of a successor of the type contemplated by this clause (iv), only that portion of such successor's business that constituted the business of a "BellSouth Entity" in the Nine-State Region prior to the applicable transaction shall be deemed included in the definition of "BellSouth Entity" subsequent to such transaction); provided, however that if any Person referred to in the foregoing clauses (i), (ii), (iii) or (iv) acquires any equity interest in, or all or a portion of the business or assets of, any Person (other than a Person referred to in the foregoing clauses (i), (ii), (iii) or (iv)) (regardless of the form of such transaction), then the definition of "BellSouth Entity" shall not include (A) such acquired Person or any of its Subsidiaries (in the case of an acquisition of equity interests) or (B) the business or assets so acquired (in the case of any acquisition of assets).

         "Benchmark Amount" shall mean $5,604,000.

         "Benefit Plans" shall mean, collectively, the Access Plans and the Seller Benefit Plans.

         "Bill of Sale" shall mean the bill of sale in the form set forth in Exhibit B.

         "Business Day" shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in London, England or New York, New York generally are closed for business.

         "Business Material Adverse Effect" shall mean any event, change or occurrence which, individually or together with any other event, change or occurrence, (A) has had or would reasonably be expected to have a material adverse effect on the operations, assets, results of operations or financial condition of the Access Business as a whole or (B) has otherwise had or would reasonably be expected to have a material adverse effect on the Purchaser's ability following the Closing to conduct the Access Business as currently conducted (for purposes of this clause (B), disregarding impairments to the extent caused by the identity of the Purchaser, by any unique characteristic of the Purchaser or by any facts relating specifically to the Purchaser that would distinguish it from another similarly situated purchaser of the Assets), other than any event, change or occurrence resulting from (i) matters generally affecting the economy of the United States of America or Canada, (ii) conditions affecting the industry in general in which the Access Business operates and not having a materially disproportionate effect (relative to most industry participants) on the Access Business, (iii) military action or any act of terrorism, (iv) the loss of any vendors, customers or employees of the Access Business due to the fact that the Purchaser (as opposed to any other Person) is acquiring the Access Business, (v) changes in Law (for this purpose, "Law" shall not include Judgments to which any of the Seller, the Parent or Marconi IP is a party or by which the Access Business or the Assets are bound) or (vi) with respect to clause (A) above only, matters to the extent relating to an Excluded Asset and/or a Retained Obligation so long as such matters do not have and would not reasonably be expected to have an adverse impact on the value of the Access Business to the Purchaser, the value of the Assets or the reputation of the Access Business.

         "Calculation Principles" shall have the meaning set forth in Section 3.2(g).

         "CAMI Transaction" shall have the meaning set forth in Section 4.9(a).

         "Claims" shall have the meaning set forth in Section 2.2(h).

         "Claims Proceeds" shall have the meaning set forth in Section
6.2(c)(iv).

         "Closing" shall mean the consummation of the Acquisition and the other transactions contemplated herein in accordance with Article IX.

         "Closing Date" shall mean the date on which the Closing occurs or is to occur.

         "Closing Working Capital" shall have the meaning set forth in Section 3.2(a).

         "COBRA" shall mean all continuation group health coverage in accordance with the provisions of Section 4980B or Part 6 of Subtitle B of Title 1 of ERISA.

         "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

         "Commercial Agreements" shall mean the Transition Services Agreement, the OPPS Supply Agreement, the Grande Reseller Agreement, if any, and the Seller Bedford Lease, if any.

         "Commercial Laws" shall have the meaning set forth in Section 2.5(c).

         "Consent" shall mean a consent, authorization or approval of a Person, or a filing or registration with a Person.

         "Contract" shall mean any contract, license, lease, sales order, purchase order, indenture, mortgage, note, bond, warrant, legally binding commitment, agreement and all other legally binding arrangements, whether oral or written.

         "Conveyance Agreement" shall mean any Related Agreement other than the Commercial Agreements.

         "Copyright Assignment" shall mean the Copyright Assignment in the form attached hereto as Exhibit C.

         "Core Technology" shall mean the Transferred Technology described on
Schedule 1.1A.

         "Cross License Agreement" shall mean the cross license agreement in the form attached hereto as Exhibit D.

         "CSC" shall mean Computer Sciences Corp., a Nevada corporation.

         "CSC International" shall mean CSC International Systems Management Inc., a Nevada corporation.

         "CSC Outsourcing Arrangement" shall mean the series of agreements pursuant to which the Seller and its Affiliates have agreed to (i) outsource the provision of certain information technology services to CSC International, including information technology services for the Access Business, and (ii) transfer certain of their equipment, contracts and other assets to CSC International and British Telecommunications PLC for the purpose of facilitating such outsourcing arrangement, including certain information technology assets formerly used in support of the Access Business.

         "Current Access Employee" shall mean any person who is employed by the Seller or any of its Affiliates immediately prior to the Closing Date primarily in connection with the Access Business, including any such person on leave of absence, maternity or paternity leave, vacation, sick leave, short term or long term disability, military leave, jury duty or bereavement leave. All such persons are listed in Schedule 1.1B.

         "Current Access Products" shall mean products, materials and services that are presently offered by the Access Business, or are presently, demonstrably in development to be offered by the Access Business, in each case as such products, materials and services exist before incorporation of products, materials and services provided or performed by the OPPS Business.

         "December CA" shall have the meaning set forth in Section 6.9(a).

         "Deloitte" shall have the meaning set forth in Section 6.17(a).

         "Dollars" or numbers preceded by the symbol "$" shall mean amounts in United States Dollars.

         "Employee IP Agreement" shall mean: (i) for copyrights that qualify as works made for hire or for trade secrets, an agreement with the Seller or Marconi IP or any predecessor in interest, that vests in the Seller or Marconi IP or the predecessor in interest original ownership in such copyrights or trade secrets included in the Transferred Technology conceived or developed by Personnel and (ii) for copyrights that cannot qualify as works made for hire or for Patents, appropriate assignments, or agreements to assign, such copyrights or Patents included in Transferred Patents or Transferred Technology to the Seller or Marconi IP or any predecessor in interest.

         "Enforceability Limitations" shall mean limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors' rights generally from time to time in effect or general principles of equity.

         "Environmental Law" shall mean any Law, each as in effect on the date hereof or the Closing Date, that imposes liability or standards of conduct concerning discharges, emissions, Releases or threatened Releases of any pollutant or contaminant into ambient air, water (including ground water) or land, or otherwise relating to the generation, treatment, storage, disposal, cleanup, transport or handling of any pollutant or contaminant.

         "Environmental Permit" shall mean any Permit required by or pursuant to any applicable Environmental Law.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Evolutions" shall have the meaning set forth in the Cross License Agreement.

         "Exchange Act" shall have the meaning set forth in Section 6.17(f).

         "Excluded Assets" shall have the meaning set forth in Section 2.4.

         "Excluded Leases" shall have the meaning set forth in Section 2.4(g).

         "50% Losses" shall mean any Losses arising out of or resulting from (a) a breach of a representation or warranty contained in (i) Section 4.7(b),
Section 4.8 or Section 4.13 of this Agreement, (ii) Section 5 of the Cross License Agreement or (iii) Section 3 of either Sublicense or (b) Section 12.2(f) or Section 12.2(g) of this Agreement.

         "FIRPTA Certificate" shall have the meaning set forth in Section 7.8.

         "Former Access Employee" shall mean any person who is not employed by the Seller or any of its Affiliates immediately prior to the Closing Date and who, immediately prior to such individual's termination of employment with the Seller or its Affiliate, was coded on the data systems of the Seller or its Affiliates as employed in Department 160, the department number which designated the person as employed primarily in connection with the Access Business. All such persons are listed in Schedule 1.1C.

         "Freeport Sublease" shall mean the lease, dated March 27, 1998, by and between the Seller and Freeport #1 L.P. with respect to the Seller's former facility located at 8616 Freeport Parkway, Irving, Texas 75063 and the related sublease, dated September 27, 2002, by and between the Seller and CSC.

         "FTC" shall mean the Federal Trade Commission.

         "Global Patent Licenses" shall mean the patent licenses set forth on
Schedule 1.1D.

         "Governmental Authority" shall mean any Federal, state, local or foreign government or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Federal, state, local or foreign government.

         "Governmental Required Consent" shall mean, with respect to a Person, compliance by such Person with, and filings by such Person under, the HSR Act.

         "Grande" shall mean Grande Communications, Inc., a Delaware corporation.

         "Grande Agreements" shall mean the Grande Credit Facility and any notes receivable thereunder, the Grande Warrant Agreement and the System Purchase Agreement.

         "Grande Credit Facility" shall mean the Loan and Security Agreement, dated as of October 29, 2001, and as subsequently amended, among Grande, Grande Communications Networks, Inc., Grande Communications Holdings, Inc. (and certain Affiliates thereof), the Lenders thereto, General Electric Capital Corporation (as Administrative Agent) and GECC Capital Markets Group, Inc. (as Lead Arranger).

         "Grande Reseller Agreement" shall mean the Grande Reseller Agreement attached hereto as Exhibit E.

         "Grande Warrant Agreement" shall mean the Warrant Agreement, dated as of October 29, 2001, by and among Grande Communications Holdings, Inc., NTFC Capital Corporation and Marconi Finance, Inc.

         "Group Contract" shall mean any Contract under which the Access Business and at least one other business unit of the Seller or an Affiliate of the Seller purchase or sell goods or services on a joint basis or otherwise have rights or obligations.

         "Group A Patents" shall mean the Patents so designated on Schedule 1.1E, including any and all related foreign counterpart patents and patent applications.

         "Group B Patents" shall mean the Patents so designated on Schedule 1.1E, including any and all related foreign counterpart patents and patent applications.

         "Guarantees" shall have the meaning set forth in Section 4.14(a)(iii).

         "Hazardous Substance" shall mean any pollutant, contaminant, waste, material or substance that is defined as hazardous, regulated, or controlled under any applicable Environmental Law.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Inbound Licenses" shall have the meaning set forth in Section 4.13(d).

         "Included AIP Amount" shall mean the total bonuses earned as of March 31, 2004 under the Marconi AIP, multiplied by a fraction, the numerator of which is the number of days in the applicable bonus payment period which occur prior to the Closing Date and the denominator of which is the total number of days in the applicable bonus payment period ending on March 31, 2004, less amounts paid by Marconi under the Marconi AIP prior to the Closing Date. However, and notwithstanding the foregoing, if the bonus is based on the satisfaction of more than one target and each of the targets has a different period of time associated with the target, the proration above described shall be computed with respect to each target separately.

         "Indemnified Person" shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article XII.

         "Indemnifying Person" shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article XII.

         "Indentures" shall mean, collectively, (i) the Indenture, dated as of May 19, 2003, between Marconi Corporation plc, the Initial Guarantors named therein and Law Debenture Trust Company of New York with respect to certain Guaranteed Senior Secured Notes due 2008; (ii) the Indenture, dated as of May 19, 2003, between Marconi Corporation plc, the Initial Guarantors named therein and Law Debenture Trust Company of New York with respect to certain Guaranteed Junior Secured Notes due 2008; and (iii) the Security Trust and Intercreditor Deed, dated as of May 19, 2003, between Marconi Corporation plc, The Law Debenture Trust Company of New York, JPMorgan Chase Bank, HSBC Bank plc, the New Bonding Facility Banks named therein, The Bank of New York, the Intra-Group Creditors named therein and the Intra Group Borrowers named therein.

         "Information and Records" shall have the meaning set forth in Section 2.1(d).

         "Intellectual Property" shall mean intellectual property rights, whether protected, created or arising under the laws of the United States or any other jurisdiction anywhere in the world, including:

                  (a)      patent registrations and applications;

                  (b)      copyright registrations and applications;

                  (c) registrations of and applications for trade names, trademarks, service names and service marks;

                  (d) trade secrets (including trade secrets consisting of know-how, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, drawings, specifications, data bases, customer lists, pricing information and other proprietary and confidential information);

                  (e)      domain names; and

                  (f)      all other proprietary rights.

         "Interim Audit" shall have the meaning set forth in Section 6.17(f)

         "Interim Financial Statements" shall have the meaning set forth in
Section 6.17(f)

         "Inventory" shall have the meaning set forth in Section 2.1(b).

         "Jabil" shall mean Jabil Circuit, Inc., a Delaware corporation.

         "Jabil Agreements" shall mean, collectively, the Jabil Manufacturing Agreement, the Jabil Repair Agreement, the Jabil Rationalization Agreement and the Jabil Transition Agreement.

         "Jabil Manufacturing Agreement" shall mean the Manufacturing Agreement, dated June 13, 2001, among the Seller, certain Affiliates of the Seller and Jabil, as amended.

         "Jabil Rationalization Agreement" shall mean the U.S. Rationalization Agreement, dated August 28, 2002, as amended pursuant to (i) the First Amendment to the U.S. Bedford Rationalization Agreement, dated October 7, 2003, among the Seller, certain Affiliates of the Seller and Jabil and (ii) the Second Amendment to the U.S. Bedford Rationalization Agreement, dated December 19, 2003, among the Seller, certain Affiliates of the Seller and Jabil.

         "Jabil Repair Agreement" shall mean the Repair Services Agreement, dated June 13, 2001, among the Seller, certain Affiliates of the Seller and Jabil.

         "Jabil Transition Agreement" shall mean the Access Transition Agreement, dated May 2, 2003, by and between the Seller and Jabil.

         "Judgment" shall have the meaning set forth in Section 4.3(b).

         "Law" shall mean any law, statute, regulation, ordinance, rule, order, decree or governmental requirement enacted, promulgated or imposed by any Governmental Authority.

         "Liability" shall mean with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

         "LIBOR Rate" shall have the meaning set forth in Section 3.2(f).

         "Lien" shall mean any claim, encumbrance, lien, mortgage, pledge or security interest.

         "Loss" or "Losses" shall mean any and all losses, liabilities, claims, diminution in value, damages and expenses (including reasonable legal and other discretionary third-party fees and expenses in connection with defending or settling any claim, demand, action, Proceeding or threat thereof or investigating any facts related thereto).

         "Management Accounts" shall have the meaning set forth in Section 4.4.

         "Marconi AIP" shall mean the Marconi Access Systems Annual Incentive Plan 2003/2004 Financial Year, as amended, as in effect on the date hereof.

         "Marconi Entity" shall have the meaning set forth in the Cross License Agreement.

         "Marconi Finance" shall mean Marconi Finance, Inc., a Delaware corporation.

         "Marconi 401(k) Plan" shall have the meaning set forth in Section 11.8.

         "Marconi Guarantee" shall mean any guarantee, indemnity, performance bond, letter of credit, deposit or other security or contingent obligation in the nature of a financial obligation, including letters of comfort or support entered into or granted by any of the Seller's Affiliates in relation to or arising out of any obligations or liabilities of the Seller in connection with the Access Business (i) that are set forth on the Schedules or (ii) that were incurred in the ordinary course of business.

         "Marconi IP" shall have the meaning set forth in the Preamble.

         "Marconi Name" shall mean the business name, brand name, trade name, trademark, service mark, and domain name "Marconi," any business name, brand name, trade name, trademark, service mark and domain name that includes the word "Marconi", any portion thereof, any and all other derivatives thereof and the Marconi logo (i.e., the script "M").

         "Marconi plc" shall mean Marconi plc, a public limited liability company incorporated in England and Wales (registered no. 3846429) whose registered office is at New Century Park, PO Box 53, Coventry, CV3 1HJ, United Kingdom.

         "Marconi Retirement Plan" shall have the meaning set forth in Section 11.3.

         "Material Contracts" shall have the meaning set forth in Section
4.14(b).

         "Material Personal Property Leases" shall have the meaning set forth in
Section 4.10.

         "Maximum Rent" shall have the meaning set forth in Section 6.15(b).

         "Net Accounts Payable" shall mean the aggregate amount of the Accounts Payable, less the amount of any Accounts Payable erroneously billed, overbilled or otherwise subject to a good faith reduction or dispute by the Access Business.

         "Net Accounts Receivable" shall mean the aggregate amount of the Accounts Receivable, less reserves established in accordance with the Calculation Principles.

         "Net Inventory" shall mean the aggregate amount of the Inventory (other than supplies), less reserves established in accordance with the Calculation Principles.

         "Nine-State Region" shall mean the States of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee.

         "Non-Access Portion" shall have the meaning set forth in Section
2.3(c).

         "Notice of Acceptance" shall have the meaning set forth in Section 3.2(b)(i).

         "Notice of Disagreement" shall have the meaning set forth in Section 3.2(b)(ii).

         "October CA" shall have the meaning set forth in Section 6.9(c).

         "100% Losses" shall mean Losses arising out of or resulting from (i) a breach of a Title and Authorization Warranty (other than the representation and warranty set forth in Section

4.7(b)), (ii) a breach of a covenant contained herein (other than breaches of covenants contained in (A) the first sentence of Section 6.2, (B) Section 6.2(a)(ii), (iii), (vi), (xvi) or (xx) or (C) Section 6.2(b), (c), or (d)) or in a Conveyance Agreement, (iii) Section 12.2(c), (d), or (e) hereof, (iv) Section 12.3(c) or (d) hereof or (v) fraud.

         "OPPS Business" shall mean the business of (a) providing configuration, design, implementation and support services for network systems, and the provision of technical services, field support services, repair and replacement services and ongoing maintenance services, in each case relating to such configuration, design, implementation and support services, (b) designing, developing, manufacturing, marketing and selling enclosures for housing both active and passive electronic systems and active and passive communications systems, and the provision of related technical services, field support services, repair and replacement services and ongoing maintenance services for such enclosures, and (c) designing, developing, manufacturing, marketing and selling connection, protection and power systems, solutions and products for or to network systems, and the provision of technical services, field support services, repair and replacement services and ongoing maintenance services, in each case relating to connection, protection and power systems, solutions and products for or to network systems.

         "OPPS Patents" shall mean the Patents listed on Schedule 1.1F.

         "OPPS Supply Agreement" shall have the meaning set forth in the definition of "Supply Agreements."

         "Other Businesses" shall mean the OPPS Business, the BBRS Business and the Test Systems Business.

         "Other Business Product" shall mean any product of the Other Businesses (as conducted in accordance with the definitions of "OPPS Business," "BBRS Business" and "Test Systems Business" herein) that (i) does not incorporate or use, and was not developed using, any of the Core Technology, (ii) is not covered by any of the Group A Patents (excluding, only for purposes of this clause (ii), products of existing licensees under the Global Patent Licenses), and (iii) does not include any Current Access Products.

         "Other Business Service" shall mean any service of the Other Businesses (as conducted in accordance with the definitions of "OPPS Business," "BBRS Business" and "Test Systems Business" herein) that (i) is performed without the use of any of the Core Technology, (ii) is not performed on products covered by any of the Group A Patents (excluding, only for purposes of this clause (ii), products of existing licensees under the Global Patent Licenses) and (iii) is not performed on any Current Access Products.

         "Other Confidentiality Agreements" shall have the meaning set forth in
Section 6.9(a).

         "Other Current Liabilities" shall mean the aggregate of (i) the accrual for the discount owing to Communications Test Design, Inc., a distributor to BellSouth Telecommunications, Inc., which accrual the Seller and the Purchaser agree shall equal 2.25% of outstanding accounts receivables owing to the Access Business from Communications Test Design, Inc. and (ii) the accruals for personal property taxes, sales and use taxes and franchise taxes.

         "Parent" shall have the meaning set forth in the Preamble.

         "Patent" shall mean any United States patents, pending United States patent applications, and all extensions, continuations, continuations in part, divisions, reissues and reexaminations of such patents and patent applications.

         "Patent Assignment" shall mean the patent assignment by Marconi IP in favor of the Purchaser in the form of Exhibit F.

         "Permit" shall mean any permit, license, approval or other authorization required or granted by any Governmental Authority.

         "Permitted Liens" shall mean: (i) Liens for Taxes that are not yet delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with the past practices of the Access Business; (ii) workers', mechanics', materialmen's, repairmen's, suppliers', carriers' or similar Liens arising in the ordinary course of business with respect to the accounts payable being assumed by the Purchaser pursuant to Section 2.5(e) that are not yet delinquent or that are being contested in good faith by appropriate proceedings; (iii) covenants, zoning restrictions, easements, licenses, or other restrictions on the use of real property or other irregularities in title (including leasehold title) thereto that do not materially impair the use of such real property, leases or leasehold estates; and (iv) those Liens set forth in Schedule 4.7(a) (other than Item 1 on Schedule 4.7(a)).

         "Person" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

         "Personal Property" shall have the meaning set forth in Section 2.1(a).

         "Personnel" shall mean all former and current employees, agents, consultants and independent contractors that have contributed to or participated in the conception or development of Transferred Technology or Transferred Patents.

         "Post-Closing Specific Performance Covenants" shall mean the covenants set forth in Section 2.3, the last two sentences of Section 2.7, Section 3.2,
Section 3.3, Section 6.4, Section 6.6, Section 6.7, Section 6.9, the last two sentences of Section 6.10(b), Section 6.10(c), Section 6.11, Section 6.12,
Section 6.13, Section 6.15(b), Section 6.15(c), Section 6.17, Section 13.6 and
Section 13.9 of this Agreement.

         "Pre-Closing Environmental Liability" shall mean any Loss, Proceeding, responsibility or other Liability arising out of Environmental Laws and (1) any condition of the Assets or Excluded Assets to the extent existing on or prior to the Closing Date, (2) the ownership or operation of the Access Business (including by any former owner or operator thereof) or the Assets or any Excluded Asset (or any assets previously owned or operated in connection with the Access Business by any former owner or operator thereof) on or prior to the Closing Date, (3) (A) personal injury, property damage or exposure to Hazardous Substances or (B) investigation, remediation, natural resources damages or other response actions, including claims related to any Releases, in each case arising out of the ownership or operation of the Access Business or the Assets or any Excluded Asset (or any assets previously owned or operated in connection with the Access Business or by any former owner or operator of the Access Business) on or prior to the Closing Date or (4) the Release of Hazardous Substances or the arrangement for such activities, from, at or to any off-site location arising out of the ownership or operation of the Access Business, the Other Businesses, the Assets or any Excluded Asset (or any assets previously owned or operated in connection with the Access Business or the Other Businesses or by any former owner or operator of the Access Business or the Other Businesses) on or prior to the Closing Date (it being understood that, for purposes of this clause (4), the Seller and its Affiliates shall not be liable for any actions or inactions by the Purchaser or any of its Affiliates with respect to any such arrangement subsequent to the Closing).

         "Pre-Closing Insurance Claims" shall have the meaning set forth in
Section 6.2(c)(ii).

         "Pre-Closing Specific Performance Covenants" shall mean the covenants set forth in Section 2.1, Section 2.2, Section 2.3, Section 2.5, Section 3.1,
Section 6.1, Section 6.2, Section 6.3, Section 6.4, Section 6.6, Section 6.7,
Section 6.9, the last two sentences of Section 6.10(b), Section 6.13, Section 6.14, Section 6.15, Section 6.16, Section 6.17, Section 13.6 and Section 13.8 of this Agreement.

         "Prepaids" shall mean all prepaid expenses of the Access Business as determined and accounted for in accordance with accounting policies of the Access Business, including prepaid travel expenses, license fees, maintenance fees and support fees, deferred charges, advanced payments, security deposits and other prepaid items.

         "Proceeding" shall have the meaning set forth in Section 2.6(e).

         "Proposed Adjustments" shall have the meaning set forth in Section 3.2(b)(ii).

         "PTO" shall have the meaning set forth in Section 11.5.

         "PTO Policy" shall have the meaning set forth in Section 11.5.

         "Purchase Price" shall have the meaning set forth in Section 3.1(a).

         "Purchased Contracts" shall mean the Contracts and other rights described in Section 2.2 (including the Access Portion of the Shared Contacts).

         "Purchaser" shall have the meaning set forth in the Preamble.

         "Purchaser 401(k) Plan" shall have the meaning set forth in Section
11.8.

         "Purchaser Benefit Plans" shall have the meaning set forth in Section 11.2.

         "Purchaser Indemnified Party" shall have the meaning set forth in
Section 12.2.

         "Purchaser Material Adverse Effect" shall mean any event, change or occurrence that has had or would reasonably be expected to have a material adverse effect (i) on the ability of the Purchaser or AFCNA to perform their obligations under this Agreement and their Related

Agreements or (ii) on the ability of the Purchaser or AFCNA to consummate the transactions required to be effected by them as contemplated hereby and thereby.

         "Purchaser's knowledge," or any similar expression with regard to the knowledge or awareness of or receipt of notice by the Purchaser, shall mean the actual, direct and personal knowledge of any of the Persons listed in Schedule 1.1G.

         "Purchaser's Welfare Plans" shall have the meaning set forth in Section 11.4.

         "Related Agreement" shall mean any Contract that is to be entered into by a party hereto at the Closing or otherwise pursuant to this Agreement on or prior to the Closing Date, including the Assignment and Assumption Agreement, the Bill of Sale, the Patent Assignment, the Cross License Agreement, the Sublicenses, the Grande Reseller Agreement, if any, the OPPS Supply Agreement, the Transition Services Agreement, the Copyright Assignment and the Trademark Assignment. The Related Agreements executed by a specified Person shall be referred to as "such Person's Related Agreements," "its Related Agreements" or other similar expression.

         "Release" shall mean any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the environment.

         "Release Agreement" shall mean the Release Agreement between The Law Debenture Trust Corporation p.l.c., Marconi Corporation plc, Marconi Communications, Inc. and Marconi Intellectual Property (Ringfence) Inc., substantially in the form attached hereto as Exhibit G.

         "Request" shall have the meaning set forth in Section 6.17(b).

         "Representatives" of a Person shall mean any officer, director, employee, accountant, counsel, investment banker, financial advisor or other representative of such Person or any of its Affiliates.

         "Restricted Asset" shall have the meaning set forth in Section 2.3(a).

         "Restricted Product" shall mean any voice, data or video transport system for copper or fiber access networks (or any component thereof), including digital loop carriers, digital subscriber lines and systems delivering fiber to the curb, fiber to the premises or fiber to the home.

         "Restrictive Covenants" shall have the meaning set forth in Section 6.11(c).

         "Retained Obligations" shall have the meaning set forth in Section 2.6.

         "Retained Patents" shall mean Patents (other than the Transferred Patents), including any and all related foreign counterpart patents and patent applications, that are owned by, or licensed to, any of the Marconi Entities and are licensable to the Purchaser and its Affiliates by a Marconi Entity (but excluding the OPPS Patents and the rights licensed to the Parent, the Seller or any of their Affiliates under the Global Patent Licenses), and

                  (a) are listed in Schedule 1.24 of the Cross License Agreement; or

                  (b)      cover any Current Access Product; or

                  (c) cover a patented machine, manufacture, combination or composition, or a material or apparatus for which a Current Access Product is a material part of the invention, where such Current Access Product is not a staple article or commodity of commerce suitable for substantial noninfringing use.

         "Retained Technology" shall mean Technology that: (a) is owned by, or licensed to, any Marconi Entity and is licensable to the Purchaser and its Affiliates by any Marconi Entity; (b) is used in the Access Business as presently conducted by the Seller; and (c) is not Transferred Technology; provided, however, that Retained Technology does not include the Technology in
Schedule 1.25 of the Cross License Agreement.

         "SEC's Staff" shall have the meaning set forth in Section 6.17(b).

         "Seller" shall have the meaning set forth in the Preamble.

         "Seller Bedford Lease" shall have the meaning set forth in Section 6.15(c).

         "Seller Benefit Plans" shall mean the plans, programs, arrangements and agreements set forth on Schedule 4.17 that are identified on such Schedule as a Seller Benefit Plan.

         "Seller Indemnified Party" shall have the meaning set forth in Section 12.3.

         "Seller Material Adverse Effect" shall mean any event, change or occurrence that has had or would reasonably be expected to have a material adverse effect (i) on the ability of the Parent, the Seller and Marconi IP to perform their obligations under this Agreement and their Related Agreements or
(ii) on the ability of the Parent, the Seller and Marconi IP to consummate the transactions required to be effected by them as contemplated hereby and thereby.

         "Seller's knowledge," or any similar expression with regard to the knowledge or awareness of or receipt of notice by the Seller, shall mean the actual, direct and personal knowledge of (i) any of the Persons listed in
Schedule 1.1H or (ii) if, between the date hereof and the Closing, any Person set forth on Schedule 1.1H ceases to hold the position with the Seller or an Affiliate of the Seller that such Person holds as of the date hereof, any Person who assumes such position or a comparable position prior to the Closing.

         "Seller's Pension Plans" shall have the meaning set forth in Section 11.8.

         "Seller's Welfare Plans" shall have the meaning set forth in Section 11.4.

         "Shared Contracts" shall mean those Group Contracts set forth in
Schedule 1.1I.

         "Special Warranty Matters" shall mean the obligation of the Seller to provide replacement products or repair services as a result of the matters set forth in items 1, 2, 3 and 4 in the "Customer Disputes" Section of Schedule 4.11(a).

         "Special Warranty Reserve" shall mean $4,638,000 (which amount represents the amount of the reserve agreed between the Seller and the Purchaser with respect to the Special Warranty Matters as of September 30, 2003) less the aggregate cost of replacement products and repair services incurred in connection with the Special Warranty Matters between September 30, 2003 and the Closing.

         "Statement of Working Capital" shall have the meaning set forth in
Section 3.2(a).

         "Sublicenses" shall mean the sublicense agreements in the forms of Exhibits H-1 and H-2 hereto.

         "Subsidiaries" of a Person shall mean any Person subject to control by such Person. The term "control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

         "Supply Agreements" shall mean, collectively, (i) the Supply Agreement between the Seller (acting through OPPS) and the Purchaser in the form set forth in Exhibit I (the "OPPS Supply Agreement") and (ii) the Grande Reseller Agreement, if any.

         "System Purchase Agreement" shall have the meaning set forth in Section 6.16.

         "Tax" or "Taxes" means all: (i) Federal, state, local, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts; (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group (an "Affiliated Group"); and
(iii) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii).

         "Tax Return" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

         "Tax Statute of Limitations Date" shall mean the close of business on the 60th day after the expiration of the applicable statute of limitations with respect to any Tax, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

         "Tax Warranty" shall mean a representation or warranty in Section 4.19.

         "Technology" shall mean trade secrets, confidential information, inventions, discoveries, know-how, formulae, practices, processes, procedures, ideas, specifications, engineering data, software, firmware, programs and source disks, source codes, databases and data collections, designs, registered and unregistered copyrights, composition services, research records, records of inventions, test information, market surveys and marketing know-how.

         "Termination Date" shall have the meaning set forth in Section 10.1(b).

         "Territory" shall mean the United States of America and Canada.

         "Test Systems Business" shall mean the development, manufacture, supply and installation of hardware and software systems used by telephone service providers for maintaining service to subscribers and qualifying lines for application of broadband technology including hardware and software systems (a) interfacing the system's remote measurement units with access and switching network elements deployed within a service provider's network to perform fault analysis of the transport facility used for its subscriber loops, (b) providing analysis of the loop to determine the suitability for transport of broadband services such as DSL and (c) consisting of auxiliary hardware used in applications to facilitate connection to the network element's test access port. The Test Systems Business also provides installation, turn-up and engineering services to the service provider to adapt its system to the specific network elements and operational support systems used by the customer.

         "Third Party Claim" shall have the meaning set forth in Section
12.7(a).

         "Title and Authorization Warranty" shall mean a representation or warranty in Section 4.1, 4.2, 4.3 (other than Sections 4.3(b)(ii) and (v)), 4.7, 4.26, 5.1, 5.2 or 5.3 (other than Section 5.3(b)(ii) and (iv)) of this Agreement.

         "Trademark Assignment" shall mean the Trademark Assignment in the form of Exhibit J.

         "Transfer Taxes" shall mean any Liability for transfer, documentary, sales, use, registration, value added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Related Agreements, the Acquisition and the other transactions contemplated hereby and thereby.

         "Transferable Permits" shall have the meaning provided in Section 2.2.

         "Transferred Employee" shall have the meaning set forth in Section
11.1.

         "Transferred Intellectual Property" shall mean, collectively, the Transferred Trademarks, the Transferred Technology and the Transferred Patents.

         "Transferred Patents" shall mean the Group A Patents and the Group B Patents, including any and all related foreign counterpart patents and patent applications.

         "Transferred Technology" shall mean Technology owned by the Seller that
(a) was substantially developed by the Access Business or was developed exclusively for the Access Business for use in the Access Business, but excluding Technology used by the OPPS Business for the OPPS Business; or (b) was used exclusively in the Access Business as presently conducted, including the Core Technology, but excluding the Technology listed in
Schedule 1.25 of the Cross License Agreement.

         "Transferred Trademarks" shall have the meaning set forth in Section 2.1(e).

         "Transition Services Agreement" shall mean the transition services agreement between the Seller and the Purchaser in the form set forth in Exhibit K.

         "25% Losses" shall mean any Losses under or otherwise in connection with this Agreement, or any Conveyance Agreement or any other document delivered at the Closing that is not a Commercial Agreement or the transactions contemplated hereby or thereby other than (i) 50% Losses and (ii) 100% Losses.

         "2003 Financial Statements" shall have the meaning set forth in Section 6.17(a).

         "UKLA" shall mean the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 of England.

         "Unresolved Adjustments" shall have the meaning set forth in Section 3.2(c).

         "U.S. Affiliate" means, with respect to any specified Person, any Affiliate of such Person that is incorporated or organized under the laws of any of the states of the United States of America.

         "U.S. GAAP" shall have the meaning set forth in Section 6.17(a).

         "Vidar Claims" shall mean (i) all amounts awarded or received, or that may subsequently be awarded or received, to or by the Seller pursuant to or in settlement of the Vidar Proceedings and (ii) all other indemnities, rights or claims of the Seller against Vidar-SMS Co., Ltd. or any of its Affiliates arising from the matters subject to the Vidar Proceedings.

         "Vidar Proceedings" shall mean (i) Marconi Communications, Inc. vs. Vidar-SMS Co., Ltd., ICC International Court of Arbitration Case No. 11035/ESR/TE and (ii) Marconi Communications, Inc. v. Vidar-SMS Co., Ltd., Civil Action No. 3:00-CV-1293-L in the United States District Court for the Northern District of Texas, Dallas Division.

         "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Law.

         "Welfare Plan" shall mean the Marconi Total Rewards Plan.

         1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or

"include, without limitation," respectively. The phrase "ordinary course of business consistent with past practices" and similar phrases as used herein with respect to the operation of the Access Business prior to the Closing shall refer to the operation of the Access Business between April 1, 2002 and the date hereof. Reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms "hereunder," "hereof," "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.

                                   ARTICLE II

         SALE AND PURCHASE OF ASSETS; ASSUMPTION OF ASSUMED OBLIGATIONS

         2.1      Purchase and Sale of Assets. Except as provided in Sections
2.3 and 2.4 and subject to the other terms and conditions of this Agreement, at the Closing, the Seller and Marconi IP, as the case may be, shall sell, assign, convey, transfer and deliver to the Purchaser, and, with respect to the Inventory only, AFCNA, free and clear of any Liens other than Permitted Liens, and the Purchaser and, with respect to the Inventory only, AFCNA, shall purchase and acquire from the Seller and Marconi IP, as the case may be, and take assignment and delivery from the Seller and Marconi IP, as the case may be, of all of the Seller's or Marconi IP's, as the case may be, right, title and interest in and to the following (wherever located, unless otherwise specifically stated, and other than the Excluded Assets):

                  (a) Equipment; Personal Property. All (i) equipment, machinery, computers, computer hardware, servers, network equipment and connections, in each case either (A) located at the Bedford Facility or
         (B) if primarily used or held for use in the Seller's conduct and operation of the Access Business, located elsewhere, (ii) furniture, furnishings, tools, spare parts, and all other items of tangible personal property, in each case either (A) located at the Bedford Facility or (B) if primarily used or held for use in the Seller's conduct and operation of the Access Business, located elsewhere and
         (iii) all vehicles primarily used in the Access Business, including with respect to subclauses (i), (ii) and (iii), those items of personal property set forth on Schedule 2.1(a), but in each case excluding the laboratory and other equipment listed on Schedule 2.4(x) (the assets described in this Section 2.1(a) being collectively referred to as the "Personal Property");

                  (b) Inventory. All supplies, materials and other inventories of raw materials, works-in-progress and finished goods (wherever located) to the extent used in or held in connection with the Access Business, including any inventories on consignment with contract manufacturers or customers in connection with the Access Business (collectively, the "Inventory");

                  (c) Accounts Receivable. All accounts receivable, trade receivables, notes receivable and other receivables (excluding any receivables relating to any Benefit Plan) to the extent arising out of or from the operation of the Access Business, including receivables from suppliers but excluding receivables to the extent relating to the Excluded Assets and any claim, remedy or right to the foregoing (collectively, the "Accounts Receivable");

                  (d) Information and Records. All sales and business records, service records, warranty records, books of account, ledgers, general, financial and accounting records, files, program documentation, tapes, manuals, forms, product guides and similar materials, proprietary information and invention agreements and similar agreements, invoices, inventory records, engineering, maintenance, operating and production records, cost and pricing information, business plans, catalogs, quality control records, files related to Assumed Proceedings, credit records of customers, customers' and suppliers' lists, other distribution lists, billing records, sales and promotional literature, customer and supplier correspondence (in all cases, in any form or medium), in each case, to the extent used or held for use in, or to the extent that arose or arise out of the operation or conduct of, the Access Business or to the extent related to any Asset or any Assumed Obligation (collectively, the "Information and Records"); provided, that, notwithstanding anything to the contrary in this Section 2.1(d), (i) "Information and Records" shall not include
         (A) any information or records which constitute "Technology", (B) any Proceeding files other than files related to the Assumed Proceedings and (C) the portion of any information or records related to an Excluded Asset or Retained Obligation and (ii) if any particular record of the Seller contains both information to be transferred to the Purchaser pursuant to this Section 2.1(d) and other information, then the Seller can, at its option, either (A) provide a copy of such record to the Purchaser subject to the Purchaser's obligations contained herein to keep such other information confidential or (B) create a new record that separates out the information to be transferred to the Purchaser pursuant to this Section 2.1(d) and provide a copy of such new record to the Purchaser;

                  (e) Trade Names. All (i) registered trade names, trademarks, service names and service marks (and applications for registration of the same) set forth on Schedule 2.1(e) and (ii) all unregistered trade names, trademarks, service names and service marks which are owned by the Seller and used exclusively in the Seller's conduct of the Access Business (collectively, the "Transferred Trademarks");

                  (f)      Technology. The Transferred Technology;

                  (g)      Patents. The Transferred Patents;

                  (h) Goodwill. All of the Seller's and Marconi IP's customer relationships and related goodwill to the extent generated by or associated with the Access Business, including the exclusive right to represent oneself as the successor of the Access Business (notwithstanding the foregoing, it is understood and agreed that the Seller is not transferring to the Purchaser (i) the customer relationships (or related goodwill) to the extent generated by or associated with the Other Businesses or (ii) any goodwill associated with the Marconi Name in and of itself);

                  (i) Products. All products of the Access Business sold prior to the Closing (including products returned after the Closing and rights of rescission, replevin and reclamation) (as such products exist without the inclusion of any services or products supplied by the Other Businesses);

                  (j) Credits. All credits and Prepaids to the extent used or held for use in, or that arose or arise out of, the operation or conduct of the Access Business or in connection with any Asset or any Assumed Obligation (excluding those credits relating to any Benefit
         Plan);

                  (k) Claims Proceeds. All Claims Proceeds except as provided in Sections 6.2(c)(iv)(A) and (B); and

                  (l) Other. All other properties and assets of every kind, character and description, tangible or intangible, primarily used or held for use in, or that primarily arose or arise out of, the operation or conduct of the Access Business to the extent not set forth above, whether or not similar to the items set forth above.

         2.2 Assignment of Permits and Contracts. Except as provided in Sections 2.3 and 2.4 and subject to the other terms and conditions of this Agreement, at the Closing, the Seller and Marconi IP, as the case may be, shall assign and transfer to the Purchaser, and the Purchaser shall take assignment of, all of the Seller's and Marconi IP's, as the case may be, right, title and interest in and to all Permits and all pending applications or renewals thereof that relate exclusively to the operation or conduct of the Access Business or are exclusively used or held for use in connection with any Asset including the Permits, applications and renewals set forth on Schedule 4.15, to the extent such Permits, applications and renewals are transferable (collectively, the "Transferable Permits"), and in and to the following Contracts or contractual rights of the Seller:

                  (a) Occupancy of Bedford Facility. Subject to Section 6.15, the Bedford Lease;

                  (b) Personal Property Leases. All leases of personal property related exclusively to the conduct or operation of the Access Business, including the leases set forth on Schedule 4.10(b) (except as otherwise noted on such schedule);

                  (c) Customer Contracts. (i) All sale orders and other Contracts for the provision of goods or services to customers arising exclusively from the operation or conduct of the Access Business, including those Contracts set forth on Schedule 4.14(a)(xi) and
         Schedule 2.2(c), (ii) the Shared Contracts listed as items 1, 2, 3, 12 and 13 on Schedule 7.9 and (iii) subject to the foregoing clause (ii) and except as otherwise provided on Schedule 7.9, the portion of each Shared Contract set forth on Schedule 1.1I under the heading "Shared Customer Contracts" to the extent pertaining to the operation or conduct of the Access Business after the Closing;

                  (d) Vendor Contracts. (i) All purchase orders and other Contracts for the purchase of goods or services related exclusively to the operation or conduct of Access Business, including those Contracts set forth on Schedule 4.14(a)(iv) (except as otherwise noted on such schedule) and (ii) the portion of each Shared Contract set forth on
         Schedule 1.1I under the heading "Shared Vendor Contracts" to the extent pertaining to the operation or conduct of the Access Business after the Closing;

                  (e) Intellectual Property Licenses. (i) All agreements for the license to the Seller or Marconi IP of Intellectual Property that are used or held for use exclusively in the operation or conduct of the Access Business including all agreements set forth on Schedule 4.13(d) (except as otherwise noted on such schedule) and (ii) those certain rights under each Shared Contract set forth on Schedule 1.1I under the heading "Shared Intellectual Property Licenses" to the extent used or held for use in the operation or conduct of the Access Business;

                  (f)      Other Contracts. (i) All other Contracts set forth on
         Schedule 2.2(f), (ii) those certain rights under each Shared Contract set forth on Schedule 1.1I under the heading "Other Shared Contracts" to the extent used or held for use in the operation or conduct of the Access Business and (iii) such other Contracts entered into between the date hereof and the Closing Date entered into in compliance with
         Section 6.2 to the extent used or held for use in the operation or conduct of the Access Business;

                  (g) Non-Disclosure Obligations. All non-disclosure, confidentiality and similar obligations owed to the Seller or any of its Affiliates to the extent related to the Access Business other than those non-disclosure or confidentiality agreements entered into in connection with the proposed sale of the Access Business;

                  (h) Claims. All warranties, indemnities, rights and claims against third parties to the extent arising out of or relating to the Access Business or any Asset or Assumed Obligation (collectively, "Claims", it being agreed that "Claims" shall not include claims to the extent arising out of or relating to any Excluded Asset or Retained Obligation), including Claims in bankruptcy but excluding Claims arising under insurance policies (except as set forth in Section 6.8); and

                  (i) Employee Non-Compete Obligations. All rights with respect to any obligation of any Access Employee to refrain from competing with the Access Business.

         All of the property and assets to be transferred or assigned to the Purchaser and AFCNA hereunder pursuant to Sections 2.1 and 2.2 are herein referred to collectively as the "Assets"; provided, however, "Assets" shall not include the equity of, or any other ownership interest in, any Person.

         Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless the Purchaser expressly assumes that Liability pursuant to Section 2.5.

         2.3      Certain Provisions Regarding Assignments.

                  (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract or other Asset or any claim, right, benefit or obligation thereunder or resulting therefrom if (i) an assignment or transfer thereof, without the Consent of a third party thereto, would constitute a breach or violation thereof or would in any way adversely affect the rights (upon transfer) of the Purchaser under such Contract or other Asset or result in the loss or cancellation thereof and (ii) such Consent is not obtained at or prior to the Closing ("Restricted Asset") (it being understood that this Section 2.3(a) shall in no way limit any parties' obligations under Section 6.3(c)).

                  (b) If the parties are not successful in obtaining a Consent at or prior to the Closing, then (i) the Seller shall continue to keep the applicable Restricted Asset in effect in accordance with its terms and shall provide the Purchaser with the benefits of the Restricted Asset in question accruing after the Closing Date to the extent that the Seller may provide such benefits (A) in a manner not in violation of the terms of such Restricted Asset (and subject to Section 2.3(d) below) and (B) without incurring any material expense or otherwise taking any material actions or measures (such as hiring additional employees) and (ii) if the Seller provides such benefits to the Purchaser, the Purchaser shall perform at its sole expense the obligations of the Seller to be performed after the Closing under the Restricted Asset in question. Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Asset is obtained, the Seller shall promptly assign, transfer and deliver such Restricted Asset to the Purchaser, and the Purchaser shall assume the obligations under such Restricted Asset that relate to the period from and after the date of assignment, transfer and delivery of such Restricted Asset to the Purchaser. The terms of this Section 2.3(b) shall not apply with respect to Shared Contracts, it being understood that the treatment of Shared Contracts is addressed in Section 2.3(c).

                  (c) Prior to the Closing and subject to the provisions set forth in Schedule 7.9 with respect to certain Shared Contracts, the Seller and the Purchaser shall use their reasonable best efforts to work together (and, if necessary and desirable, to work with the third parties to the Shared Contracts) in an effort to (i) divide, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of the Shared Contracts and (ii) if possible, novate the respective rights and obligations under and in respect of the Shared Contracts, such that, effective as of the Closing, (A) the Purchaser is the beneficiary of the post-Closing rights and is responsible for the post-Closing obligations related to that portion of the Shared Contract included in the Purchased Contracts (the "Access Portion") (so that, subsequent to the Closing, the Seller shall have no post-Closing rights or post-Closing obligations with respect to the Access Portion of the Shared Contract) and (B) the Seller is the beneficiary of the rights and is responsible for the obligations related to the Shared Contract other than the Access Portion (the "Non-Access Portion") (so that, subsequent to the Closing, the Purchaser shall have no rights or obligations with respect to the Non-Access Portion of the Shared Contract). If the parties are not able to enter into an arrangement to formally divide, modify and/or replicate one or more Shared Contracts prior to the Closing as contemplated by the previous sentence, then (i) the Purchaser shall be entitled to the benefits of the Access Portion of any such Shared Contract accruing after the Closing Date to the extent that the Seller may provide such benefits (A) in a manner not in violation of the terms of such Shared Contract (and subject to Section 2.3(d) below) and (B) without incurring any material expense or otherwise taking any material actions or measures (such as hiring additional employees) and (ii) if the Seller provides such benefits to the Purchaser, the Purchaser shall perform at its sole expense the obligations of the Seller to be performed after the Closing under the Access Portion of such Shared Contract.

                  (d) If any Consent with respect to a Restricted Asset is not obtained or any division, modification or replication with respect to a Shared Contract is not procured prior to the Closing, the Seller and the Purchaser shall cooperate (at their own expense) in any lawful and reasonable arrangement reasonably proposed by the Purchaser under which the Purchaser shall obtain the economic claims, rights and benefits under the Restricted Asset or Shared Contract with respect to which the Consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include subcontracting, sublicensing or subleasing to the Purchaser of any and all rights of the Seller, the Parent or Marconi IP under such Restricted Asset or Access Portion of a Shared Contract. To the extent the Purchaser receives the economic claims, rights and benefits under a Restricted Asset or Shared Contract as set forth above, the Purchaser shall be responsible for the Assumed Obligations, if any, arising under such Restricted Asset or Access Portion of a Shared Contract.

         2.4      Excluded Assets. Notwithstanding the provisions of Sections
2.1 and 2.2, neither the Seller nor Marconi IP shall sell, assign, convey, transfer or deliver to the Purchaser or AFCNA, and neither the Purchaser nor AFCNA shall purchase, acquire or take assignment or delivery of, any of the following assets or Contracts, or any right, title or interest therein (collectively, the "Excluded Assets"):

                  (a) Cash. Other than the Claims Proceeds, all cash, certificates of deposit, bank deposits, negotiable instruments, marketable securities and other cash equivalents, together with all accrued but unpaid interest thereon;

                  (b) Marconi Name. The Marconi Name and all goodwill associated therewith;

                  (c) Tax Refunds; Tax Returns. All claims for and rights to receive refunds, rebates, or similar payments of Taxes to the extent such Taxes were paid by or on behalf of the Seller or any of its Affiliates, all Tax Returns, and all notes, worksheets, files or documents relating thereto;

                  (d) Corporate Records. All minute books and corporate records of the Seller and its Affiliates;

                  (e) Employee Records. All personnel, employee compensation, medical and benefits and labor relations records relating to employees or past employees of the Seller and its Affiliates; provided, however, copies of all such materials relating to the Current

         Access Employees and any Former Access Employees who were employed in connection with the Access Business on or after April 1, 2002 shall be delivered to the Purchaser to the extent permitted by applicable Law; and provided, further, that, copies of benefit records relating to any benefit liability not being assumed by the Purchaser shall not be provided to the Purchaser;

                  (f) Sale Documents. All books and records prepared or received in connection with the proposed sale of the Access Business, including offers received from prospective purchasers, and the Seller's and its Affiliates' right, title and interest under this Agreement and the Related Agreements;

                  (g) Excluded Leases. Other than as provided in the Transition Services Agreement and in respect of the transfer of the Bedford Lease, all right, title and interest to (i) the Seller's leased space located at 1000 Miller Cart West, Norcross, Georgia 30092, (ii) the Freeport Sublease, (iii) the Jabil Rationalization Agreement and
         (iv) all other leaseholds or interests in real property of the Seller (collectively the "Excluded Leases");

                  (h)      Group Contracts. Subject to clauses (ii) and (iii) of
         Section 2.2(c), all Group Contracts other than the respective Access Portions of the Shared Contracts;

                  (i) Disposed Assets. All assets sold or otherwise disposed of in the ordinary course of business and in compliance with
         Section 6.2 during the period from the date of this Agreement until the Closing Date;

                  (j) Insurance. Subject to Section 6.8, all insurance policies or insurance coverage relating to the Assets or the Access Business;

                  (k) Affiliate Contracts. All Affiliate Contracts and obligations thereunder;

                  (l) Intercompany Obligations. All obligations of any kind payable to or owing from any Affiliate of the Seller, including all intercompany accounts receivable and accounts payable relating to indebtedness for borrowed money;

                  (m)      Global Patent Licenses. The Global Patent Licenses;

                  (n) Intellectual Property. All right, title and interest in or to any Intellectual Property or rights owned by, or leased or licensed to, the Seller or any of its Affiliates, other than as set forth in Sections 2.1 and 2.2, including the Retained Patents and Retained Technology and the Technology listed on Schedule 1.25 of the Cross License Agreement;

                  (o) Non-Disclosure Obligations. All non-disclosure, confidentiality, non-solicitation and similar rights or obligations to the extent related to the businesses (other than the Access Business) of the Seller or its Affiliates, including the Other Businesses (including the rights under the confidentiality agreements entered into in connection with the proposed sale of the Access Business);

                  (p) Employee Non-Compete Obligations. All rights with respect to any obligation of any Access Employee to refrain from competing with any businesses (other than the Access Business) of the Seller or its Affiliates, including the Other Businesses;

                  (q)      Vidar Claims. The Vidar Claims;

                  (r) Grande. Subject to Section 6.16, all of the Seller's right, title and interest in and to the Grande Agreements;

                  (s) Indebtedness. All Contracts evidencing indebtedness for borrowed money and Guarantees, including the Indentures and Marconi Guarantees;

                  (t) Jabil. Except as provided in the Transition Services Agreement or Section 6.15, the Jabil Agreements;

                  (u) IT Assets. Except as provided in the Transition Services Agreement, all equipment, contracts and other assets of the Seller that have been transferred, or that are required to be transferred, to CSC International or British Telecommunications PLC (or their respective nominees) pursuant to the CSC Outsourcing Arrangement;

                  (v)      Benefits. All Benefit Plans and the assets thereof;

                  (w) Administrative Assets. Other than as set forth in the Transition Services Agreement, all information technology assets, systems and networks exclusively used to administer payroll, employee benefits, financial accounting and tax matters for the Access Business and the Other Businesses; and

                  (x) Other Assets. All other assets (real or personal, tangible or intangible) and Contracts of the Seller not included in the Assets, including the laboratory and other equipment listed on Schedule 2.4(x).

         None of the Excluded Assets shall be included in the term "Assets," "Purchased Contracts," "Transferable Permits" or any other term defined in Sections 2.1 or 2.2.

         2.5 Assumed Obligations. At the Closing, subject to the provisions of Sections 2.3 and 2.6, the Purchaser shall assume, and shall agree to pay, perform and discharge when due, only the following Liabilities of the Seller (the "Assumed Obligations"):

                  (a)      Purchased Contracts. Subject to Sections 2.5(c) and
         (d), all Liabilities of the Seller under the Purchased Contracts (other than under any material oral Contracts not set forth in Schedule 4.14(a)), including the Access Portion of the Shared Contracts, to the extent to which (i) the Seller provides the benefits of such Purchased Contracts, including the Access Portion of the Shared Contracts, to the Purchaser and (ii) such Liabilities arise and relate to the period from and after the Closing;

                  (b) Bedford Lease. Subject to Section 6.15, all Liabilities arising from and after the Closing under the Bedford Lease or the Jabil Rationalization Agreement;

                  (c) Product Claims. All Liabilities (including any product returns or recalls) to the extent related to the performance, quality or condition of products or the quality of product support services sold by the Seller in the conduct of the Access Business under express or implied warranty (other than any warranty of non-infringement), contract, tort (including product liability) or provisions of the Uniform Commercial Code or comparable statutes governing the obligations of commercial sellers of goods and services (excluding provisions relating to non-infringement of Intellectual Property rights) ("Commercial Laws"), including all Liabilities arising with respect to the Special Warranty Matters, but excluding any Liability relating to or arising as a result of (i) fraud, (ii) any failure to obtain or hold any applicable Intellectual Property rights or (iii) any warranty or Contract for new product development, product evolution or introduction of new product features or functionality other than as set forth in a written Purchased Contract (it being understood that (A) in no event is the Purchaser assuming any Liability to pay for, or reimburse or indemnify another for the payment of, any fine or penalty to any Governmental Authority relating to the sale by the Seller or its Affiliates prior to Closing of products or services in violation of applicable Law and (B) Section 2.3 shall not limit the Liabilities assumed pursuant to this Section 2.5(c));

                  (d) Employee and Benefit Obligations. The Liabilities to or with respect to Access Employees specifically set forth, and only to the extent set forth, in Article XI;

                  (e) Accounts Payable. All Liabilities of the Seller with respect to accounts payable of the Access Business as of the Closing (including unbilled accounts payable), other than accounts payable related to Excluded Assets, but only to the extent and up to the amounts reflected in the final Statement of Working Capital (collectively, the "Accounts Payable");

                  (f) Permits. All Liabilities arising from and after the Closing with respect to the Transferable Permits to the extent to which the Seller or Marconi IP provides the Purchaser the benefits of such Transferable Permits and only to the extent such Liabilities arise and relate to the period from and after the Closing; and

                  (g) Assumed Proceedings. The Liabilities arising from or associated with the matters set forth on Schedule 2.5(g) (the "Assumed Proceedings").

         2.6 Retained Obligations. Notwithstanding anything to the contrary contained in this Agreement, neither the Purchaser nor AFCNA shall assume or otherwise be liable in respect of any Liability of the Parent, the Seller or Marconi IP or any of their Affiliates to the extent relating to, or arising out of the operation or conduct of, the Access Business other than to the extent set forth in Section 2.5. All Liabilities of the Parent, the Seller or Marconi IP or any of their Affiliates to the extent relating to, or arising out of the operation or conduct of, the Access Business that are not assumed by the Purchaser pursuant to Section 2.5 (the "Retained Obligations") shall be retained by the Parent, the Seller, Marconi IP or their Affiliates. The Retained Obligations shall include the following:

                  (a) General. Any Liability of the Parent, the Seller or Marconi IP or their Affiliates, except as specifically set forth in
         Section 2.5, to the extent relating to, or arising out of, the operation or conduct of the Access Business prior to the Closing;

                  (b) Taxes. Any Liability for Taxes whether or not accrued, assessed or currently due and payable (i) of the Parent, the Seller or Marconi IP or any of their Affiliates or (ii) relating to the operation or ownership of the Access Business or the Assets for any Tax period (or portion thereof) ending on or prior to the Closing Date;

                  (c) Other Businesses. Any Liability to the extent arising out of the operation or conduct by the Parent, the Seller, Marconi IP or any of their Affiliates of any business other than the Access Business;

                  (d) Purchased Contracts. Subject to Section 2.5(c), any Liability (i) arising out of any actual or alleged breach of, or nonperformance under, any Contract (including any Purchased Contract or Shared Contract) prior to the Closing or (ii) accruing under any Purchased Contract with respect to any period prior to the Closing;

                  (e) Proceedings. Subject to Section 2.5(g), any Liability of the Parent, the Seller or Marconi IP or any of their Affiliates to the extent arising out of any suit, action (including regulatory action), proceeding (including under any alternative dispute resolution procedure) or other litigation ("Proceeding") (i) pending as of the Closing Date, (ii) based on any act or omission of the Parent, the Seller or Marconi IP occurring on or prior to the Closing or (iii) based on any actual or alleged violation by the Parent, the Seller or Marconi IP of any Law prior to or on account of the Closing;

                  (f) Accounts Payable. Subject to Section 2.5(e), any accounts payable of the Seller or any of its Affiliates to the extent of the amount not included in the final Statement of Working Capital;

                  (g) Excluded Assets. Any Liability to the extent (i) relating to or arising out of any Excluded Asset, (ii) arising out of the distribution to, or ownership or operation by, the Seller or any of its Affiliates of any Excluded Asset or (iii) associated with the realization by the Seller or any of its Affiliates of the benefits of any Excluded Asset;

                  (h) Indebtedness. Any Liability or indebtedness for borrowed money or any Liabilities relating to Guarantees;

                  (i) Products. Except as specifically set forth in Section 2.5(c), any Liability to the extent relating to or arising out of products manufactured, shipped or sold by or on behalf of the Access Business on or prior to the Closing Date;

                  (j) Infringement. Any Liability of the Parent, the Seller or Marconi IP or any of their Affiliates for infringement or misappropriation of Intellectual Property or Technology arising out of the operation of the Access Business or products manufactured, shipped or sold by or on behalf of the Parent, the Seller, Marconi IP or any of their Affiliates on or prior to the Closing Date;

                  (k) Injury/Disability. Subject to the terms of Article XI, any Liability of the Parent, the Seller or Marconi IP or any of their Affiliates to the extent arising out of or related to any injury, disease or disability arising or occurring on or prior to the Closing Date, or exposure or alleged exposure on or prior to the Closing Date to any materials or chemicals in the work place by any Person (including any Transferred Employee or any other employee heretofore employed in the Access Business);

                  (l) Affiliates. Any Liability of the Parent, the Seller, Marconi IP or any of their Affiliates to each other or to their respective Affiliates existing as of the Closing;

                  (m)      Environmental. Any Pre-Closing Environmental
         Liability;

                  (n) Excluded Leases. Any Liabilities of the Seller or any of its Affiliates with respect to the Excluded Leases;

                  (o) Settlement Agreements. Any Liabilities of the Seller under any settlement agreement other than any settlement agreement set forth on Schedule 2.2(f);

                  (p) Excluded Contracts. Any Liabilities of the Parent, the Seller or Marconi IP or any of their Affiliates under or with respect to any Contract that is not a Purchased Contract; and

                  (q) Employee Liabilities. Except as specifically set forth in Section 2.5(d), any Liabilities of the Seller, the Parent or Marconi IP or any of their Affiliates to or with respect to Access Employees and Liabilities under or with respect to employee benefit plans, programs, policies and arrangements.

         2.7 Prorations. The parties hereto agree that all of the items listed below relating to the Access Business and the Assets will be prorated as of the Closing Date, with the Seller liable to the extent such items relate to any time period up to and including the Closing Date and the Purchaser liable to the extent such items relate to periods subsequent to the Closing Date:

                  (a) the amount of any fees, royalties, rents or other charges which in any case are payable periodically by the Seller with respect to any of the Purchased Contracts (including the Access Portion of the Shared Contracts); and

                  (b) the amount of any fees or charges which in any case are payable periodically by the Seller with respect to any of the Transferable Permits.

         The Seller agrees to furnish the Purchaser with such documents and other records as the Purchaser reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 2.7. Final payments with respect to prorations contemplated by this Section 2.7 that are not ascertainable on or before the Closing Date shall be settled between the parties as soon as practicable after such prorations are ascertainable.

                                  ARTICLE III

                     PURCHASE PRICE; ADJUSTMENT; ALLOCATION

         3.1      Payment of Purchase Price.

                  (a) The total consideration for the Assets shall consist of (i) the assumption by the Purchaser of the Assumed Obligations and
         (ii) the payment of $240,000,000 to the Seller (for itself and as agent for Marconi IP) (the amount referred to in this clause (ii), the "Purchase Price"). At the Closing, the Purchaser shall pay to the Seller the Purchase Price.

                  (b) All payments made hereunder shall be made in accordance with Section 13.4 and to such account or accounts as the receiving party shall designate in writing to the paying party.

         3.2      Purchase Price Adjustment.

                  (a) The Purchaser shall, as soon as practicable, and in any event no later than ninety (90) days after the Closing Date, (i) prepare the initial draft of a statement (the "Statement of Working Capital") setting forth, as of 12:01 a.m. (central standard time) on the Closing Date, the amount equal to (y) the aggregate of the Net Inventory, the Net Accounts Receivable and the Prepaids less (z) the aggregate of the Net Accounts Payable, the Accrued Compensation and Benefits, the Other Current Liabilities and the Special Warranty Reserve (such net amount being the "Closing Working Capital") and (ii) deliver the same to the Seller, together with a certificate from the Purchaser's independent auditors to the effect that the initial draft Statement of Working Capital has been prepared in accordance with
         Section 3.2(g).

                  (b) The Seller and the Seller's independent auditors shall review the initial draft Statement of Working Capital during the sixty (60)-day period commencing on the date that the Seller receives the initial draft Statement of Working Capital. At or prior to the end of such sixty (60)-day period, the Seller shall either:

                           (i) deliver a notice to the Purchaser confirming that no adjustments are proposed by the Seller to the initial draft Statement of Working Capital or the Purchaser's calculation of Closing Working Capital (a "Notice of Acceptance"); or

                           (ii) (deliver a notice to the Purchaser to the effect that the Seller disagrees with the initial draft Statement of Working Capital and/or the Purchaser's calculation of Closing Working Capital (a "Notice of Disagreement"), specifying the nature of such disagreement and the adjustments that the Seller seeks to the initial draft Statement of Working Capital and/or the calculation of Closing Working Capital (collectively, the "Proposed Adjustments").

                  (c) To the extent that there are any Proposed Adjustments, the Purchaser will, no later than thirty (30) days after receipt of the Proposed Adjustments, notify the Seller which, if any, of the Proposed Adjustments it accepts or rejects. The Seller and the

         Purchaser shall seek in good faith to resolve any differences that remain in relation to the Proposed Adjustments and to reach agreement in writing on any Proposed Adjustments not accepted by the Purchaser. If any of the Proposed Adjustments are not so resolved (the "Unresolved Adjustments") within forty-five (45) days after the Purchaser's receipt of the Seller's notice of the Proposed Adjustments, the Unresolved Adjustments may be submitted at the request of either the Seller or the Purchaser to the Cleveland office of PricewaterhouseCoopers (the "Accounting Firm") for arbitration. The scope of the review by the Accounting Firm shall be limited to a determination of (i) whether the portions of the initial draft Statement of Working Capital and the calculation of Closing Working Capital related to the Unresolved Adjustments were prepared in accordance with Section 3.2(g) and (ii) based on its determinations of the matters described in clause (i), a final calculation of the Closing Working Capital. The Accounting Firm is not to make or be asked to make any determination other than as set forth in the previous sentence. The Seller and the Purchaser shall use reasonable best efforts to cause the Accounting Firm to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Unresolved Adjustments. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 3.2(c) shall be borne equally by the Seller, on the one hand, and the Purchaser, on the other hand. The fees and disbursements of the Purchaser's independent auditors incurred in connection with the preparation and certification of the draft Statement of Working Capital and their review of any Proposed Adjustments or Unresolved Adjustments shall be borne by the Purchaser, and the fees and disbursements of the Seller's independent auditors incurred in connection with their review of the draft Statement of Working Capital, the working papers of the Purchaser's independent auditors and any Proposed Adjustments or Unresolved Adjustments shall be borne by the Seller.

                  (d) The Statement of Working Capital shall become final and binding on all parties upon the earliest of (i) the date that a Notice of Acceptance is delivered to the Purchaser pursuant to Section 3.2(b)(i) (in which case the final Closing Working Capital shall be as set forth in the Statement of Working Capital delivered pursuant to
         Section 3.2(a)), (ii) the date that is one (1) day after the sixty
         (60)-day review period specified in Section 3.2(b) has ended if no Notice of Disagreement has been delivered by the Seller to the Purchaser pursuant to Section 3.2(b)(ii) during such sixty (60)-day period (in which case the final Closing Working Capital shall be as set forth in the Statement of Working Capital delivered pursuant to Section 3.2(a)), (iii) the date of an agreement in writing by the Seller and the Purchaser that the Statement of Working Capital, together with any modifications thereto agreed by the Seller and the Purchaser, are final and binding (in which case the final Closing Working Capital shall be as so agreed upon by the parties) and (iv) the date on which the Accounting Firm finally resolves in writing any disputed matters (in which case the final Closing Working Capital shall be as determined by the Accounting Firm pursuant to Section 3.2(c)).

                  (e) The Purchaser shall provide the Seller and its independent auditors with reasonable access to the books, records, working papers and senior management and employees of the Access Business and shall cause its independent auditors to provide reasonable access to their working papers prepared for the purpose of the certificate rendered under Section 3.2(a) as the Seller and its independent auditors may request in connection with the finalization of the Statement of Working Capital or calculation of Closing Working Capital.

                  (f) In the event the final Closing Working Capital (as provided in Section 3.2(d)) is greater than or less than the Benchmark Amount by more than $100,000, the Purchase Price shall be increased by the amount by which the final Closing Working Capital (as provided in Section 3.2(d)) exceeds the Benchmark Amount, or decreased by the amount by which the final Closing Working Capital (as provided in Section 3.2(d)) is less than the Benchmark Amount. The Purchase Price as so increased or decreased shall hereafter be referred to as the "Adjusted Purchase Price." If the Purchase Price is less than the Adjusted Purchase Price, the Purchaser shall, within two (2) Business Days after the Statement of Working Capital becomes final and binding on the parties, make payment by wire transfer in immediately available funds to one or more accounts designated by the Seller of the amount of such difference together with a sum equivalent to interest thereon at a rate equal to the LIBOR Rate, accrued from the Closing Date to and including the date of payment and calculated on the basis of the actual number of days elapsed divided by 360. If the Purchase Price is more than the Adjusted Purchase Price, the Seller shall, within two (2) Business Days after the Statement of Working Capital becomes final and binding on the parties, make payment by wire transfer in immediately available funds to an account designated by the Purchaser of the amount of such difference together with a sum equivalent to interest thereon at a rate equal to the LIBOR Rate, accrued from the Closing Date to and including the date of payment and calculated on the basis of the actual number of days elapsed divided by 360. "LIBOR Rate" shall mean the rate of interest announced publicly by the British Bankers Association as its three (3)-month LIBOR rate for U.S. dollars on the Business Day immediately following the day on which the Statement of Working Capital becomes final. The parties agree that any amounts paid pursuant to this
         Section 3.2(f) shall be allocated in a manner that is consistent with the allocation of the Purchase Price as set forth in Section 3.3.

                  (g) The Statement of Working Capital shall be prepared in the same way and using the same accounting policies, principles, bases and methods and using the same level of prudence as used in the preparation of the Management Accounts specified in Schedule 4.4(a), subject to the Calculation Principles referred to below. Notwithstanding the generality of the foregoing sentence, the Statement of Working Capital shall be prepared in accordance with the rules of calculation specified in Schedule 3.2(g) (the "Calculation Principles"). For purposes of the preparation of the Statement of Working Capital, in the event of any conflict or inconsistency between the accounting policies, principles, bases and methods referred to in the first sentence of this Section 3.2(g) and the Calculation Principles, the Calculation Principles shall control.

         3.3 Allocation of Consideration for Assets. Within 90 days following the Closing, the Purchaser and the Seller and their respective Affiliates shall consult with each other and agree upon the allocation of the Purchase Price among the Assets and file all necessary Tax Returns and other forms (including Internal Revenue Service Form 8594) to report the transactions contemplated herein for U.S. federal, state, local and non-United States income Tax purposes in accordance with such allocation, and shall not take any position inconsistent with such allocation. The parties agree and acknowledge that such allocation will be in accordance with U.S. GAAP and the appraisals of the Assets conducted on behalf of the Purchaser following the Closing. Any adjustment to the Purchase Price for the Assets shall be allocated as provided in Treasury Regulation Section 1.1060-1, and, in the event of such adjustment, the Purchaser and the Seller agree to revise and amend Form 8594 within 30 days of such adjustment.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                      THE PARENT, THE SELLER AND MARCONI IP

         The Seller, the Parent and Marconi IP, jointly and severally, represent and warrant to the Purchaser and AFCNA as follows:

         4.1 Due Incorporation. Each of the Seller and Marconi IP (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite corporate power and authority to own, operate and lease its assets and to conduct its businesses as presently conducted and (c) is duly qualified to do business and in good standing (with respect to those jurisdictions that recognize the concept of good standing) to do business as a foreign corporation in each state in which its ownership of the Assets or, in the case of the Seller, its conduct of the Access Business, makes such qualification necessary, other than such jurisdictions in which the failure to be so qualified or in good standing does not constitute a Seller Material Adverse Effect or a Business Material Adverse Effect. The Parent
(a) is a public limited liability company duly incorporated, validly existing and in good standing under the laws of England and Wales, (b) has the requisite limited liability company power and authority to own, operate and lease its properties and to conduct its businesses as presently conducted and (c) is duly qualified to do business and in good standing (with respect to those jurisdictions that recognize the concept of good standing) to do business as a foreign company in each jurisdiction in which its ownership of assets or its conduct of its businesses makes such qualification necessary, other than such jurisdictions in which the failure to be so qualified or in good standing does not constitute a Seller Material Adverse Effect or a Business Material Adverse Effect. Each Marconi Entity other than the Seller, the Parent and Marconi IP (a) is a entity duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of formation, (b) has the requisite power and authority to own, operate and lease its properties and to conduct its businesses as presently conducted and (c) is duly qualified to do business and in good standing (with respect to those jurisdictions that recognize the concept of good standing) to do business as a foreign company in each jurisdiction in which its ownership of assets or its conduct of its businesses makes such qualification necessary, other than such jurisdictions in which the failure to be so qualified or in good standing does not constitute a Seller Material Adverse Effect or a Business Material Adverse Effect.

         4.2      Due Authorization.

                  (a) Each of the Parent, the Seller, Marconi IP and, solely with respect to the Cross License Agreement, the other Marconi Entities has full corporate power and authority to execute, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Parent, the Seller, Marconi IP and, solely with respect to the Cross License Agreement, the other Marconi Entities of this Agreement and its Related Agreements and the consummation by each of the Parent, the Seller, Marconi IP and, solely with respect to the Cross License Agreement, the other Marconi Entities of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, including the approval of the boards of directors of each of the Parent, the Seller, Marconi IP and, solely with respect to the Cross License Agreement, the other Marconi Entities. Each of the Parent, the Seller and Marconi IP has duly and validly executed and delivered this Agreement and, at or prior to the Closing, the Parent, the Seller, Marconi IP and, solely with respect to the Cross License Agreement, the other Marconi Entities will have duly and validly executed and delivered each of its Related Agreements. Assuming the due authorization, execution and delivery of this Agreement and its Related Agreements by the other parties thereto, this Agreement constitutes, and each of the Seller's, Marconi IP's and, solely with respect to the Cross License Agreement, the other Marconi Entities' Related Agreements will after the Closing constitute, legal, valid and binding obligations of the Parent, the Seller, Marconi IP or the applicable other Marconi Entity, as the case may be, and to the extent a party thereto, enforceable against each of them (to the extent a party thereto) in accordance with their respective terms, subject to the Enforceability Limitations.

                  (b) No vote of the holders of any class or series of capital stock or other securities of the Parent or any of its Affiliates (other than approval of FS Holdings Corp. as the sole shareholder of the Seller and the approval of the Seller as the sole shareholder of Marconi IP each of which has been obtained prior to the date hereof) is necessary in connection with the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

         4.3      Consents and Approvals; Authority Relative to this Agreement.

                  (a) Except for the Governmental Required Consents or as set forth in Schedule 4.3(a), no Consent of or with any Governmental Authority is necessary in connection with the execution, delivery or performance by the Parent, the Seller, Marconi IP and, solely with respect to the Cross License Agreement, the other Marconi Entities, of this Agreement or any of their respective Related Agreements or the consummation by the Parent, the Seller, Marconi IP and, solely with respect to the Cross License Agreement, the other Marconi Entities of the transactions contemplated hereby or thereby.

                  (b) Except for the Governmental Required Consents or as set forth in Schedule 4.3(b), the execution, delivery and performance by the Parent, the Seller, Marconi IP and, solely with respect to the Cross License Agreement, the other Marconi

         Entities of this Agreement and their respective Related Agreements, and the consummation by the Parent, the Seller, Marconi IP and, solely with respect to the Cross License Agreement, the other Marconi Entities of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Parent, the Seller, Marconi IP or, solely with respect to the Cross License Agreement, the other Marconi Entities under, any provision of (i) the certificate of incorporation or by-laws or other organizational documents of the Parent, the Seller, Marconi IP or, solely with respect to the Cross License Agreement, the other Marconi Entities, (ii) any Contract to which the Parent, the Seller, Marconi IP or, solely with respect to the Cross License Agreement, the other Marconi Entities is a party or by which any of their respective properties or assets is bound, (iii) any Transferable Permit, (iv) any judgment, order or decree ("Judgment") or Law applicable to the Parent, the Seller, Marconi IP or, solely with respect to the Cross License Agreement, the other Marconi Entities or their respective properties or assets or (v) any Contract with respect to any indebtedness of the Parent, the Seller, Marconi IP or, solely with respect to the Cross License Agreement, the other Marconi Entities, other than (A) in the case of clause (ii) above, any conflict, violation or other such item that does not constitute a Business Material Adverse Effect or a Seller Material Adverse Effect and (B) in the case of clauses (iii), (iv) and
         (v) above, any conflict, violation or other such item that does not constitute a Seller Material Adverse Effect.

         4.4 Management Accounts. Schedule 4.4(a) sets forth the statement of assets and liabilities to be transferred pursuant to this Agreement as of September 30, 2003 ("Balance Sheet") and the statement of operating profit of the Access Business for the year ended March 31, 2003 and the six-month interim period ended September 30, 2003 (together with the Balance Sheet, the "Management Accounts"). Except as set forth on Schedule 4.4(b), the Management Accounts have been (a) prepared on the basis of accounting principles generally accepted in the United Kingdom at the time prepared, consistently applied (as modified by the exceptions set forth on Schedule 4.4(b), the "Applicable Accounting Principles") and (b) properly extracted from the Seller's books and records. Except as set forth on Schedule 4.4(c), on the basis of the Applicable Accounting Principles, the Balance Sheet fairly presents in all material respects as of September 30, 2003 the assets and liabilities of the Access Business to be transferred pursuant to this Agreement. The Benchmark Amount was properly extracted and calculated from the Management Accounts using the same level of prudence as used in the preparation of the Management Accounts, giving effect to the Calculation Principles.

         4.5 No Other Assumed Liabilities. Except for the Assumed Obligations or as set forth on Schedule 4.5, there is no Liability of the Seller or any of its Affiliates which will become a Liability of the Purchaser following the Closing, except:

                  (a) those set forth or reflected in the Balance Sheet which have not been paid or discharged since the date thereof;

                  (b) those arising under agreements or other commitments to be expressly assumed by the Purchaser at the Closing; and

                  (c) those arising in the ordinary course of business consistent with past practices since September 30, 2003.

         4.6 No Adverse Effects or Changes. Since September 30, 2003, there has not been a Business Material Adverse Effect. Except (a) with respect to the Excluded Assets and the Retained Obligations, (b) as set forth in Schedule 4.6 or (c) as otherwise expressly permitted by this Agreement, since September 30, 2003, the Access Business has (i) been conducted in the ordinary course and in substantially the same manner as previously conducted and (ii) made reasonable efforts consistent with past practices to preserve the relationships of the Access Business with material customers, suppliers and distributors.

         4.7      Title to Assets; Affiliate Ownership of Assets.

                  (a)      Except as set forth in Schedule 4.7(a), the Seller
         (i) has title to, and is the lawful owner of, all of the owned Assets (other than the Transferred Intellectual Property, the title to which is addressed exclusively in Section 4.13), free and clear of any Lien other than Permitted Liens and (ii) has a valid leasehold or license interest in or to all the assets that are the subject of personal property leases or licenses included in the Purchased Contracts (other than licenses related to Intellectual Property, the validity of the leasehold or license interest of which is addressed exclusively in
         Section 4.13). Except as set forth in Schedule 4.7(a) and subject to obtaining and making all applicable Consents, (A) the Seller has the full right to sell, convey, transfer, assign and deliver the Assets (other than the Transferred Intellectual Property) to the Purchaser or AFCNA, as the case may be, and (B) at the Closing the Seller shall convey to the Purchaser or AFCNA, as the case may be, good title to all of the Assets (other than the Transferred Intellectual Property, the transfer of which is addressed exclusively in Section 4.13), free and clear of any Lien (other than Permitted Liens). This Section 4.7(a) does not apply to title to Intellectual Property, it being agreed that the sole and exclusive representations and warranties regarding title to Intellectual Property are set forth in Section 4.13.

                  (b) Except as set forth on Schedule 4.7(b), no Affiliate of the Seller (other than Marconi IP) owns, licenses or leases any assets or properties used or held for use in the conduct or operation of the Access Business.

         4.8 Access Business Assets. Except as set forth on Schedule 4.8, the Assets are sufficient for the conduct of the Access Business by the Purchaser and AFCNA, operating together, following the Closing in substantially the same manner as currently conducted by the Seller and as was conducted by the Seller on September 30, 2003.

         4.9      Real Property.

                  (a) Other than the Bedford Facility and the real property that is the subject of the Excluded Leases, the Seller does not own or lease any real property that is primarily used in connection with the Access Business. The Seller and CAMI Industrial LLC have entered into a lease with respect to the Bedford Facility pursuant to which the Seller will lease the Bedford Facility effective upon the closing of the transaction contemplated by the Bedford Sale Agreement (the "CAMI Transaction"). A true and correct copy of such lease is attached hereto as Exhibit L (the "Bedford Lease"). Other than the Jabil Rationalization Agreement, the Bedford Sale Agreement and the Bedford Lease (it being understood that the effectiveness of the Bedford Lease is conditional on the closing of the CAMI Transaction), there are no other agreements or arrangements whatsoever relating to the Seller's right to occupy the Bedford Facility. Except as set forth in Schedule 4.9(a), (i) the Seller is not in default under the Jabil Rationalization Agreement (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a default) and (ii) to the Seller's knowledge, no other party is in default under the Jabil Rationalization Agreement (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a default). Upon the closing of the CAMI Transaction, the Bedford Lease shall be valid, binding and in full force and effect against the Seller, and, to the Seller's knowledge, against the other party thereto in accordance with its terms. Further, assuming the closing of the CAMI Transaction, the Seller warrants that it will not have breached the provisions of the Bedford Lease or be in default under the Bedford Lease (nor will there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a breach or default). To the Seller's knowledge, there is no pending or threatened proceeding or action by any Governmental Authority to condemn or take by the power of eminent domain (or to purchase in lieu thereof) all or any part of the Bedford Facility. Except as set forth in Schedule 4.9(a), (i) the Bedford Facility is supplied with utilities and other services sufficient to operate the Access Business as presently conducted and (ii) the operation of the Access Business by the Seller at the Bedford Facility has not since January 1, 2003 violated and does not violate in any material manner any applicable building code, zoning requirement, or zoning, building use or occupancy classification or statute relating to the Bedford Facility. If, at the time of the Closing, the Bedford Lease is in effect, the Seller warrants that it will not have transferred, mortgaged or assigned any interest in such Bedford Lease. The Bedford Facility is suitable for the conduct of the Access Business as conducted as of September 30, 2003 and as currently conducted.

                  (b) The Seller has the right to transfer its right to occupy the Bedford Facility under the Jabil Rationalization Agreement to the Purchaser without the consent of Jabil. In the event the CAMI Transaction does not close, the Seller has the right to cause Jabil to sell the Bedford Facility to the Seller under the Jabil Rationalization Agreement.

         4.10 Personal Property; Leased Personal Property. Schedule 4.10(a) includes an accurate and complete list as of October 31, 2003 of all of the Personal Property having an individual book value in excess of $10,000. Schedule 4.10(b) sets forth an accurate and complete list of each lease of personal property used primarily in the Seller's conduct or operation of the Access Business having aggregate minimum lease payments in excess of $10,000 (the "Material Personal Property Leases"). The Seller has made available to the Purchaser true and complete copies of the Material Personal Property Leases except as noted on Schedule 4.10(b). All Personal Property, whether owned or leased, is in all material respects in good working order and has been maintained in all material respects in accordance with the past practice of the Access Business.

         4.11     Customers and Distributors; Suppliers.

                  (a) Except for the customers named in Schedule 4.11(a), the Access Business does not have any customer to which it made more than five percent (5%) of its sales during its most recent full fiscal year or during the six month period ended September 30, 2003. Except as set forth in Schedule 4.11(a) and except for fluctuations in volume in the ordinary course of business, since September 30, 2003 there has not been (i) to the Seller's knowledge, any material adverse change in the relationship of the Access Business with any customer named in Schedule 4.11(a) or (ii) except for changes in prices in the ordinary course of business, any change in any material term (including credit terms) of the sales agreements or related agreements with any such customer. Since January 1, 2002, neither the Seller nor any of its Affiliates has received any written complaint concerning the products and services of the Access Business from a purchaser thereof, nor has the Seller nor any of its Affiliates had any such products returned by a purchaser thereof, other than complaints and returns that, individually or in the aggregate, do not constitute a Business Material Adverse Effect.

                  (b) Except for the suppliers named in Schedule 4.11(b), the Access Business has not purchased, from any single supplier, goods or services for which the aggregate purchase price exceeds five percent (5%) of the total value of goods and services purchased by the Access Business during its most recent full fiscal year or during the six month period ended September 30, 2003. Except as set forth in Schedule 4.11(b) and except for fluctuations in volume in the ordinary course of business, since September 30, 2003, there has not been (i) to the Seller's knowledge, any material adverse change in the relationship of the Access Business with any supplier named in Schedule 4.11(b) or (ii) except for changes in prices in the ordinary course of business, any change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier.

                  (c) Schedule 4.11(c) sets forth a list of each material distributor or sales representative of the products of the Access Business and (i) indicates whether such distributor or sales representative has a written contract or oral arrangement with the Access Business and (ii) only with respect to such oral arrangements, contains a description of the terms of such oral arrangement with the Access Business with respect to territory, exclusivity and the term of the arrangement. To the Seller's knowledge, no Affiliate of the Seller has entered into any arrangements that would contractually prevent the Purchaser from distributing or selling any products of the Access Business in the United States or Canada.

         4.12     Proceedings.

                  (a) Except as set forth in Schedule 4.12, there are no Proceedings pending, or, to the Seller's knowledge, Proceedings or claims threatened against the Seller or any of its Affiliates the subject matter of which relates to the Access Business or against or affecting any of the Assets before any court or any other Governmental Authority that (i) involves more than $100,000, (ii) presents in large degree the same legal and factual issues as other Proceedings or claims and, together with such other Proceedings and claims, involves more than $100,000, (iii) seeks any injunctive relief or (iv) relates to or otherwise may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement. Except as set forth in Schedule 4.12, neither the Seller, the Parent nor Marconi IP nor any of their respective Affiliates is (i) a party or subject to any Judgment that has had or would reasonably be expected to have a material adverse effect on (A) the Purchaser's ability to conduct the Access Business or (B) any Asset or Assumed Obligation or
         (ii) in default under any Judgment, which default would reasonably be expected to have a material adverse effect on (A) the Purchaser's ability to conduct the Access Business or (B) any Asset or Assumed Obligation. Except as set forth in Schedule 4.12, there is not any Proceeding or claim by the Seller, the Parent or Marconi IP pending, or which any of them intends to initiate, against any other Person arising out of the conduct of the Access Business which involves an amount greater than $100,000. Except as set forth in Schedule 4.12, to the Seller's knowledge, there is no pending or threatened investigation of, or affecting the conduct of, the Access Business or any Asset or Assumed Obligation by a Governmental Authority. Except as disclosed in
         Schedule 4.12, neither the Seller nor any of its Affiliates (solely in relation to the operation of the Access Business) has entered into any agreement to settle or compromise any Proceeding pending or threatened against it which has involved any obligation other than the payment of money and for which it has any continuing obligation.

                  (b) There are no Proceedings pending, or, to the Seller's knowledge, threatened, by or against the Seller or any of its Affiliates with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby.

         4.13     Intellectual Property.

                  (a) Schedule 4.13(a) sets forth an accurate and complete list of all registration and applications for registration for the Transferred Patents, Transferred Trademarks and Transferred Technology. The Transferred Patents, Transferred Trademarks, Transferred Technology, Inbound Licenses, the Intellectual Property licensed under the Cross License Agreement and the Sublicenses , the Intellectual Property licensed under the Global Patent Licenses referenced at Items 3 and 4 of Schedule 1.1D and the so-called "shrink-wrap" or "click-wrap" license agreements referenced at Section 4.13(d) below are collectively sufficient for the conduct of the Access Business by the Purchaser and AFCNA, operating together, following the Closing in substantially the same manner as currently conducted by the Seller and as was conducted by the Seller on September 30, 2003.

                  (b) With respect to all Transferred Patents, Transferred Trademarks and Transferred Technology that are registered or subject to an application of registration, Schedule 4.13(a) sets forth a list of all jurisdictions in which such Transferred Patents, Transferred Trademarks and Transferred Technology are registered or registrations applied for and all registration and application numbers. Schedule 4.13(b)(i) lists all administrative actions that must be taken by the Purchaser within one hundred eighty (180) days after the Closing Date, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates, for the purposes of maintaining, perfecting or preserving or renewing Transferred Patents, Transferred Trademarks and Transferred Technology that is Intellectual Property set forth in Schedule 4.13(a). Except as set forth in Schedule 4.13(b)(ii), all such Transferred Patents, Transferred Trademarks and Transferred Technology that is Intellectual Property are in full force and effect, and each of the Parent, the Seller, Marconi IP and their respective Affiliates, to the extent applicable, has, in a timely manner (including extensions), taken those necessary administrative actions (including the payment of any applicable fees) that would reasonably be expected to ensure that all applications filed by or on behalf of the Parent, the Seller, Marconi IP and their respective Affiliates for the Transferred Patents, Transferred Trademarks and Transferred Technology remain in full force and effect.

                  (c) Except as set forth in Schedule 4.13(c) or as the result of the failure of Personnel to enter into an Employee IP Agreement under circumstances in which, under applicable Law, ownership of Intellectual Property rights in Transferred Intellectual Property developed or conceived by such Personnel would vest on creation in such Personnel and not in the Seller or Marconi IP, either the Parent, the Seller or Marconi IP is, and on the Closing Date, the Purchaser or the Purchaser's designated Affiliate will be, the sole and exclusive owner of, and the Parent, the Seller or Marconi IP has, and on the Closing Date the Purchaser or the Purchaser's designated Affiliate will have, in connection with the Access Business, all rights that accrue to a sole owner, without payment to any other Person, to all Transferred Patents, Transferred Trademarks and Transferred Technology. The consummation of the Acquisition, the ownership of the Access Business by the Purchaser and AFCNA and the other transactions contemplated hereby do not and will not conflict with, alter or impair any such sole ownership rights, other than as is not within the Seller's knowledge or would not reasonably be expected to result in any material liability or have any Business Material Adverse Effect on the continued conduct of the Access Business, as such is currently conducted.

                  (d) Schedule 4.13(d) sets forth an accurate and complete list of all licenses, sublicenses and other agreements pursuant to which the Seller or any of its Affiliates is authorized or licensed to use any third party Intellectual Property or Technology that is used in connection with the Access Business as currently conducted, except for so-called "shrink-wrap" or "click-wrap" license agreements relating to off-the-shelf computer software licensed in the ordinary course of business ("Inbound Licenses").

                  (e) Except as set forth in Schedule 4.13(e)(i), to the Seller's knowledge, the conduct of the Access Business as currently conducted and as conducted on the Closing Date does not violate, conflict with or infringe or misappropriate the Intellectual Property or Technology that is Intellectual Property of any other Person that would result in any material liability or have any Business Material Adverse Effect on the continued conduct of the Access Business as conducted on the Closing Date. Except as set forth in Schedule 4.13(e)(i), (i) no claims are pending or, to the Seller's knowledge, threatened, against the Seller or any of its Affiliates by any Person with respect to the ownership, validity (excluding administrative actions received in the normal course of business in connection with pending patent applications), enforceability or use in the Access Business of any Intellectual Property and (ii) during the past three
         (3) years the Seller and its Affiliates
         have not received any written or, to the Seller's knowledge, oral communication alleging that the Seller or any of its Affiliates has in the conduct of the Access Business violated any rights relating to the Intellectual Property of any Person. During the past two (2) years neither the Parent, the Seller or Marconi IP has received any written or, to the Seller's knowledge, oral, communication from any Person asserting any ownership interest in, or requesting that the Seller obtain a license to, any Transferred Patents, Transferred Trademarks or Transferred Technology. Schedule 4.13(e)(ii) contains a complete and accurate list of any pending challenges or adversarial proceedings before any patent or trademark authority to which the Seller and any of its Affiliates is a party (including any pending applications for reexamination of a patent) with respect to the Transferred Patents or Transferred Trademarks, a description of the subject matter of each proceeding, and the current status of each proceeding, including interferences, priority contests, opposition and protests. Except as set forth in Schedule 4.13(e)(iii), to the Seller's knowledge, no third party is infringing, misappropriating or violating any of the Transferred Patents, Transferred Trademarks or Transferred Technology.

                  (f) The Parent, the Seller or Marconi IP have used all reasonable efforts to maintain all material Transferred Technology that constitutes confidential or trade secret information in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance. As to any claim against the Seller, Marconi IP or any of their Affiliates asserting that Personnel owns the Transferred Patents or Transferred Technology, no such claim has been asserted or, to Seller's knowledge, is threatened. To the Seller's knowledge, none of the current officers and employees of Marconi IP, the Seller or their Affiliates has any patents issued or applications pending for any device, process, design or invention of any kind that was conceived or developed within the scope of such officers' or employees' employment by Marconi IP, the Seller or the applicable Affiliate in the furtherance of the Access Business, which patents or applications have not been assigned to Marconi IP, the Seller or such Affiliates, with such assignment duly recorded in the United States Patent and Trademark Office.

                  (g) Neither (i) the execution and delivery of this Agreement by the Seller, the Parent and Marconi IP, (ii) the execution and delivery of the Cross License Agreement by the Marconi Entities nor
         (iii) the consummation of the transactions contemplated hereby or thereby by the Seller, the Parent, Marconi IP or the other Marconi Entities, as applicable, will result in (A) a loss of, or encumbrance or lien on, any Transferred Patents, Transferred Trademarks or Transferred Technology, (B) the grant, assignment, or transfer to any other person or entity of any license or other right or interest under, to, or in any of the Transferred Patents, Transferred Trademarks or Transferred Technology, or (C) the Purchaser being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Seller or Marconi IP prior to the Closing, other than payments calculated based on product sales.

         4.14     Contracts.

                  (a) Schedule 4.14(a) is an accurate and complete list of all the Contracts (other than any Contract relating to any Benefit
         Plan) of the following types to which the

         Seller or Marconi IP is a party, or by which either is bound, that relate primarily to, or are material to the operation or conduct of, the Access Business or to which any of the Assets is subject:

                           (i) each Contract which requires, on an annual basis, a payment by any party in excess of, or a series of payments which in the aggregate exceed, $100,000 (as pertaining to the Access Business) or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $100,000 (as pertaining to the Access Business);

                           (ii) each Contract with a sales representative, manufacturer's representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distribution or promotional activities, or any Contract to act in one of the foregoing specified capacities on behalf of any Person;

                           (iii) each Contract pursuant to which the Seller or Marconi IP has made or will make loans or advances, or has incurred, or is obligated to incur, indebtedness for borrowed money or has become a guarantor or surety or pledged its credit for or otherwise become responsible with respect to any undertaking of another Person ("Guarantees") (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business) or any Contract granting a Lien upon any Assets other than Permitted Liens;

                           (iv) each Contract with suppliers (including purchase orders) which has a commitment of more than $100,000 on an annual basis;

                           (v) each covenant not to compete or other covenant of the Seller or any of its Affiliates restricting the development, manufacture, marketing or distribution of the products and services of the Access Business;

                           (vi) each material Contract with any Affiliate of the Seller (the "Affiliate Contracts");

                           (vii) each Contract with any officer, director or employee of the Seller or any of its Affiliates (other than employment agreements and "at will" arrangements);

                           (viii) each lease, sublease or similar Contract with any Person under which the Seller is a lessor or sublessor of, or makes available for use to any Person, (A) any Assets or (B) any portion of the Bedford Facility;

                           (ix) each license, sublicense, option or other Contract relating, in whole or in part, to any Transferred Intellectual Property (including any license or other Contract under which the Seller or any of its Affiliates granted the right to use any Transferred Intellectual Property);

                           (x) each confidentiality agreement (other than (A) any confidentiality agreement entered into in the ordinary course of business with a Person who (together with such Person's Affiliates) does not compete in any manner with the Access Business and (B) any confidentiality agreement entered into in connection with the sale of the Access Business);

                           (xi) each Contract with a customer (including sales order) that involves an obligation of the Seller to deliver products and services for payment of or having a fair market value of more than $100,000;

                           (xii) each Contract (A) for the sale of any Asset (other than inventory sales in the ordinary course of business), (B) for the grant of any preferential rights to purchase any Asset (other than inventory in the ordinary course of business) or (C) for the grant of any exclusive right to use any Asset;

                           (xiii)   each Contract with any Governmental
         Authority;

                           (xiv)    each Group Contract;

                           (xv) each Contract for any joint venture, partnership or similar arrangement; and

                           (xvi) each written Contract other than as set forth above to which the Parent, the Seller or Marconi IP is a party or by which it or any of its assets or business is bound or subject that is material to the Access Business.

                  (b) Except as set forth in Schedule 4.14(b), neither the Seller nor Marconi IP nor any Affiliate of the Seller or Marconi IP (as applicable) has since January 1, 2001 (with or without the lapse of time or the giving of notice, or both) materially breached the provisions of, or is in material default under, the terms of (i) any Contract listed on Schedule 4.14(a) that is a Purchased Contract or is material to the operation of the Access Business or (ii) any Material Personal Property Lease (collectively, the "Material Contracts"), and, to the Seller's knowledge, no other party to any Material Contract is in material breach of the provisions of, or is in material default under the terms of, any Material Contract. Except as set forth in
         Schedule 4.14(b), all Material Contracts are valid, binding and in full force and effect and are enforceable against the Seller or Marconi IP (as applicable) and, to Seller's knowledge, the other party thereto, in accordance with their terms, subject to the Enforceability Limitations. Neither the Seller nor Marconi IP nor any of their respective Affiliates has received any written notice of the intention of any party to terminate any Material Contract. Complete and correct copies of all Material Contracts have been delivered or made available to the Purchaser by the Seller, except as set forth in Schedule 4.10(b) or
         Schedule 4.14(a) (it being understood and agreed that certain pricing and product information related to the Other Businesses contained in the Material Contracts has not been made available or delivered to the Purchaser).

                  (c) Schedule 4.14(c) sets forth each Material Contract with respect to which the Consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or under the Related Agreements to avoid the invalidity of the transfer of such Material Contract, the termination thereof, a breach, violation or default thereunder or any other change or modification to the terms thereof.

         4.15 Permits. The Seller and Marconi IP possess all material Permits required by applicable Law for them to own or hold the Assets and necessary to conduct the Access Business as currently conducted. Schedule 4.15 is an accurate and complete list of all such Permits. All such Permits are validly held by the Seller and Marconi IP, as applicable, and each of the Seller and Marconi IP has complied in all material respects with all terms and conditions thereof. Since January 1, 2002, neither the Seller nor any of its Affiliates has received any written notice of any Proceedings relating to the revocation or modification of any such Permits the loss of which, individually or in the aggregate, constitutes a Business Material Adverse Effect or a Seller Material Adverse Effect. Except as set forth in Schedule 4.15, none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the ownership of the Access Business or the Assets by the Purchaser and AFCNA.

         4.16 Insurance. The Seller maintains policies of fire and casualty, liability, workers' compensation and other forms of insurance (and/or participates in insurance arrangements made by one or more of its Affiliates) with respect to the Access Business in such amounts, with such deductibles and against such risks and losses as are reasonable for the Access Business (it being understood that the Seller is self-insured with respect to workers' compensation claims that may be brought by Former Access Employees whose primary place of employment at the time such employees worked for the Access Business was in Ohio). Except as set forth on Schedule 4.16, all such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date under comprehensive general liability and worker's compensation insurance policies), and no notice of cancellation or termination has been received by the Seller or any of its Affiliates with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. To the Seller's knowledge, the Access Business has been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

         4.17     Employee Benefit Plans and Employment Agreements.

                  (a) General. Except as listed in Schedule 4.17, the Seller is not a party to or a participant in:

                           (i) any "employee benefit plan" (as defined in section 3(3) of ERISA);

                           (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any Access Employee, which does not constitute an employee benefit plan; or

                           (iii) any employment agreement or any written severance agreement with any Current Access Employee that provides for a severance payment in excess of twelve (12) months' base annual salary.

         Nothing in this Section 4.17(a) shall require that Schedule 4.17 include any plans, policies, programs, arrangements or agreements unless the plan, policy, program, arrangement or agreement covers or has been entered into with any Access Employee or unless the plan, policy, program, arrangement or agreement covers other persons with respect to which a liability is being assumed by the Purchaser.

                  (b)      Compliance With Laws; Liabilities. As to all Benefit
         Plans:

                           (i) all Benefit Plans comply, and have been administered in compliance, in all material respects, with all requirements of Law applicable thereto; and

                           (ii) each Benefit Plan which is an employee pension benefit plan (as defined in section 3(2) of ERISA) and which is intended to be qualified under section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service.

                  (c) The Assets are not subject to any Lien imposed under ERISA or the Code on account of any pension benefit plan maintained or contributed to by the Seller or any of its Affiliates.

                  (d) The Seller has provided to the Purchaser a true and correct copy of each of the Marconi AIP, the Seller's severance policies applicable to the Transferred Employees as in effect on the date of this Agreement, and the form of agreement for the thirteen agreements that are listed under the heading of "Special Severance Agreements" on Schedule 4.17. With the exception of the name of the individual covered by the applicable agreement, each of the thirteen Special Severance Agreements is identical to the form of agreement provided.

         4.18     Employment and Labor Matters.

                  (a) Schedule 1.1B sets forth an accurate and complete list of the names, titles or job descriptions, and a description of their status, i.e., whether active or on leave of absence) as of the date of this Agreement, of all employees (part- and full-time) of the Seller involved primarily in the Access Business. A complete and accurate list of (i) the annual compensation for the preceding and current fiscal year and (ii) accrued paid time off (and current rate of accrual) of each such person is set forth in that certain Memorandum from the Seller to the Purchaser titled "Section 4.18(a) - Compensation Information Memorandum" dated as of the date hereof and reflecting in the case of accrued paid time off accruals through December 6, 2003. Except as described in Schedule 4.18(a), there is, and since January 1, 2001 there has been, no labor strike, material labor dispute, material labor slow-down, material work stoppage or other material labor difficulty pending or, to the Seller's knowledge, threatened, against the Seller and relating to the Access Business. Except as disclosed in
         Schedule 4.18(a), none of the employees of the Seller involved primarily in the Access Business is covered by any collective bargaining agreement, and, to the Seller's knowledge, no attempt is currently being made or since January 1, 2001 has been made to organize any such employees to form or enter a labor union or similar organization.

                  (b) Except as set forth in Schedule 4.18(b), (i) the Seller is not engaged in any unfair labor practice in connection with the conduct of the Access Business; (ii) the Access Business is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, immigration and wages and hours; (iii) to the Seller's knowledge, there are no formal or informal grievances, complaints, investigations, audits or charges with respect to employment or labor matters (including charges of employment discrimination, retaliation, unfair labor practices, work place safety or health violations, terms and conditions of employment, violation of immigration laws or violation of wage and hours laws) pending or, to Seller's knowledge, threatened in any judicial, regulatory or administrative forum, or under any dispute resolution procedure; and (iv) the Access Business is not currently subject to and since January 1, 2001 has not been subject to any consent decree, court order or settlement that creates an obligation on the Purchaser or a Current Access Employee in respect of any labor or employment matters.

                  (c) Except as set forth on Schedule 4.18(c) (which shall be delivered immediately prior to the Closing and which shall contain the name, job title, and date of separation of each affected employee), during the 90-day period prior to the Closing, none of the employees of the Access Business or any other employees of the Seller who are located at the Bedford Facility will suffer an "employment loss" (as defined in the WARN Act or any similar state or local law or regulation).

                  (d) Except as set forth on Schedule 4.18(d), to the Seller's knowledge, the Acquisition and the other transactions contemplated by this Agreement and the Related Agreements will not adversely affect the authority of any employee of the Access Business to work in the United States. Except as set forth on Schedule 4.18(d), no employee of the Access Business is, to the Seller's knowledge, a party to or bound by any Contract or subject to any Judgment that may materially interfere with the use of such person's best efforts to promote the interests of the Access Business, or, other than as set forth on Schedule 4.18(d), that has had or could reasonably be expected to have a Business Material Adverse Effect.

                  (e) Except as set forth on Schedule 4.18(e), no independent contractor, temporary employee, leased employee or any other servant or agent employed or used with respect to the Access Business since January 1, 2001 has been or is compensated other than through wages reportable on a Form W-2 or a Form 1099 paid by the Seller or by a bona fide temporary or employee leasing agency. To the extent that any individuals set forth on Schedule 4.18(e) are used with respect to the Access Business, they are properly classified and treated in accordance with applicable laws and for purposes of all benefit plans and perquisites.

         4.19     Taxes.

                  (a) All Tax Returns with respect to the Access Business and the Assets or income attributable thereto that are required by applicable Law to be filed on or before the Closing Date by the Seller have been filed or will be filed in a timely manner (within any applicable extension periods). The information provided on such Tax Returns is or will be complete and accurate in all respects and all Taxes owing by the Seller have been timely paid in full or will be timely paid in full. There are no material Liens for Taxes with respect to any of the Assets (other than Permitted Liens). The Seller is not a "foreign person" within the meaning of Section 1445 of the Code. The Seller is not the beneficiary of any extension of time within which to file any Tax Return relating to sales, real estate, personal property or ad valorem Taxes payable with respect to the Assets. The Seller has withheld and paid all Taxes related to the Access Business required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, stockholder or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

                  (b) To the Seller's knowledge, there is no material dispute or claim concerning any sales, real estate, personal property or ad valorem Tax liability with respect to the Assets claimed or raised by a Governmental Authority in writing.

                  (c) The Seller has delivered to the Purchaser complete and accurate copies of all real estate, personal property and ad valorem Tax Returns filed with respect to the Assets for taxable periods ending after December 31, 2002, and no such Tax Returns have been audited or are currently under audit.

                  (d) Neither the Seller nor any of its Subsidiaries is a party to a Tax allocation or sharing agreement regarding sales, real estate, personal property or ad valorem taxes.

         4.20 Compliance with Laws. Except as disclosed in Schedule 4.20, each of the Seller and Marconi IP has, since January 1, 2001, complied and is in compliance in all material respects with all Laws applicable and material to the Access Business. Except as set forth on Schedule 4.12, since January 1, 2001, neither the Seller nor any of its Affiliates has received any written notice from any Person that alleges that the Seller or Marconi IP is not in material compliance with any Law applicable and material to the Access Business. This
Section 4.20 does not relate to matters with respect to Taxes (which are the subject of Section 4.19), to employee benefits (which are the subject of Section 4.17), to environmental matters (which are the subject of Section 4.21), to labor and employment matters (which are the subject of Section 4.18) or to Intellectual Property matters (which are the subject of Section 4.13).

         4.21     Environmental Matters. Except as disclosed in Schedule 4.21:

                  (a) the Seller (solely in relation to its conduct of the Access Business) has at all times been and is in compliance with all applicable Environmental Laws, except where the failure to so comply does not constitute a Business Material Adverse Effect or a Seller Material Adverse Effect;

                  (b) the Seller is in possession of all Environmental Permits, if any, required for its operation of the Access Business as currently conducted and is in compliance with all of the requirements and limitations included in such Environmental Permits except where the failure to possess such Environmental Permits or to so comply does not constitute a Business Material Adverse Effect;

                  (c) to the Seller's knowledge, there are no Hazardous Substances in, on, under or at the Bedford Facility that constitute a Business Material Adverse Effect;

                  (d) no written notice has been received by the Seller or any of its Affiliates from any Governmental Authority or third party claiming that the operation of the Access Business is in violation of any Environmental Law or Environmental Permit, or that any of them, solely in relation to the Access Business, is responsible (or potentially responsible) for the cleanup of any Hazardous Substances at any location; and

                  (e) neither the Seller nor any of its Affiliates (solely in relation to the operation of the Access Business) is the subject of any pending, or, to the Seller's knowledge, threatened litigation, Proceeding or demand in any forum, judicial or administrative, involving a claim for damages, injunctive relief, penalties or other potential liability with respect to any Release or threatened Release of Hazardous Substances or violations of any Environmental Law.

         For purposes of this Section 4.21, the "Seller" shall refer only to Marconi Communications, Inc. and its corporate predecessors as in existence and operated from and since the acquisition of Reltec Communications, Inc. by General Electric Corporation in April 1999.

         4.22 Accounts Receivable. All the Accounts Receivable constituting Assets (a) represent actual indebtedness incurred by the applicable account debtors and (b) have arisen from bona fide transactions in the ordinary course of business. To the Seller's knowledge, all the Accounts Receivable that constitute Assets are not factored or subject to any setoff or counterclaim. Since September 30, 2003, there have not been any write-offs as uncollectible of any Accounts Receivable, except for write-offs in the ordinary course of business and consistent with past practice.

         4.23 Inventory. Except as set forth in Schedule 4.23, since September 30, 2003, there have not been any write-downs of the value of, or establishment of any reserves against, any Inventory of the Access Business, except as made in the ordinary course of business consistent with past practice. Inventory is properly stated on the books and records of the Access Business at the lesser of cost and fair market value, with adequate obsolescence reserves, all as determined in accordance with the Applicable Accounting Principles.

         4.24     Product Warranties and Liabilities.

                  (a) Except as set forth in Schedule 4.24(a), each product manufactured, shipped or sold by the Access Business has been in conformity with all applicable contractual commitments and all express and implied warranties (except as properly disclaimed in the applicable Contract), and the Access Business does not have any liability (and, to the Seller's knowledge, there is no basis for any present or future

         Proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, except for nonconformities and liabilities that would not reasonably be expected to have a material adverse effect on the Access Business' relationship with any customer or distributor.

                  (b) The Seller has delivered to the Purchaser complete and correct copies of all Contracts to which the Seller is a party relating to the sale of products or services by the Access Business to
         (i) BellSouth Telecommunications, Inc. and its Affiliates, (ii) Communications Test Design, Inc., (iii) Grande, (iv) US WEST Business Resources, Inc. and its successors and (v) Sprint/North Supply Company and any Affiliate thereof (it being understood and agreed that certain product and pricing information related to the Other Businesses contained in such Contracts has not been delivered to the Purchaser).

                  (c) Except as set forth in Schedule 4.24(c), since January 1, 2001, there has been no material recall of any product manufactured, shipped or sold by the Access Business, nor, to the Seller's knowledge, has any such recall been threatened.

         4.25 Effect of Transactions. Except as set forth in Schedule 4.25, to the Seller's knowledge, no executive officer, people manager or engineer of the Access Business intends to terminate his or her employment with the Access Business. Except as set forth in Schedule 4.25, to the Seller's knowledge, no customer identified on Schedule 4.11(a) or supplier identified on Schedule 4.11(b) intends to terminate, or otherwise change in a manner materially adverse to the Access Business, its relationship with the Access Business on account of the ownership of the Access Business by the Purchaser or the consummation of any transactions contemplated hereby.

         4.26 Solvency. On the Closing Date and immediately after the consummation of the Acquisition and the other transactions contemplated hereby and under the Related Agreements: (a) the Seller shall not intend, whether by virtue of the Acquisition (and the transactions contemplated hereby and under the Related Agreements) or otherwise, to hinder, defraud, or delay any of its present or future creditors, (b) the Seller shall be solvent (as such term is determined for purposes of Section 548 of Title 11 of the United States Code and under any applicable state Uniform Fraudulent Transfer Act or Uniform Fraudulent Conveyance Act), (c) the Seller shall not be engaged in business or a transaction, and shall not about to be engaged in business or a transaction, for which any property remaining with the Seller shall be an unreasonably small capital, and (d) the Seller shall not intend to incur, and shall not believe that it is about to incur, debts that would be beyond the Seller's ability to pay as such debts matured.

                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND AFCNA

         The Purchaser and AFCNA, jointly and severally, represent and warrant to the Seller, Marconi IP and the Parent as follows:

         5.1 Due Incorporation. Each of the Purchaser and AFCNA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate and lease its assets and to conduct its business as presently conducted.

         5.2 Due Authorization. Each of the Purchaser and AFCNA has full corporate power and authority to execute, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser and AFCNA of this Agreement and its Related Agreements, and the consummation by the Purchaser and AFCNA of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, including the approval of the respective board of directors of the Purchaser and AFCNA. Each of the Purchaser and AFCNA has duly and validly executed and delivered this Agreement and, at or prior to the Closing, will have duly and validly executed and delivered each of its Related Agreements. Assuming the due authorization, execution and delivery of this Agreement and its Related Agreements by the other parties thereto, this Agreement constitutes, and each of the Purchaser's and AFCNA's Related Agreements will, after the Closing, constitute, legal, valid and binding obligations of the Purchaser and AFCNA, enforceable against each of them (to the extent a party thereto) in accordance with their respective terms, subject to Enforceability Limitations.

         5.3      Consents and Approvals; Authority Relative to this Agreement.

                  (a) Except for the Governmental Required Consents, no Consent of or with any Governmental Authority is necessary in connection with the execution, delivery or performance by the Purchaser or AFCNA of this Agreement or any of the Related Agreements or the consummation by the Purchaser or AFCNA of the transactions contemplated hereby or thereby.

                  (b) Except for the Governmental Required Consents, the execution and delivery by the Purchaser and AFCNA of this Agreement and of each of its Related Agreements do not, and the transactions contemplated hereby and thereby and compliance by the Purchaser and AFCNA with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser or any of its Subsidiaries under, any provision of (i) the certificate of incorporation or by-laws or other organizational documents of the Purchaser or any of its Subsidiaries, (ii) any Contract to which the Purchaser or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, (iii) any Judgment, Law or Permit applicable to the Purchaser or any of its Subsidiaries or their respective properties or assets or (iv) any indebtedness of the Purchaser or any of its Subsidiaries, other than, in the case of clause
         (ii) above, any conflict, violation or other such items that (A) has not resulted in and would not reasonably be expected to result in a material adverse effect on the Purchaser and its Subsidiaries, taken as a whole and (B) does not constitute a Purchaser Material Adverse Effect.

         5.4 Proceedings. There are no Proceedings or claims pending, or, to the Purchaser's knowledge, Proceedings or claims threatened, by or against the Purchaser, AFCNA or any of their respective Affiliates with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby.

         5.5 Financing. The Purchaser has internal resources available in connection with the acquisition of the Assets which are in an aggregate amount sufficient to consummate the transactions contemplated hereby. The financial statements of the Purchaser as of the end of the most recent fiscal quarter for which there are financial statements available and for the period then ended, which have been previously delivered to the Seller, fairly present the financial condition and results of operations of the Purchaser as of the date and for the period then ended.

         5.6 Independent Investigation. In making the decision to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, other than reliance on the representations, warranties, covenants and obligations of the Parent, the Seller and Marconi IP set forth in this Agreement and in the Related Agreements to which they are or will be parties, the Purchaser and AFCNA have relied solely on their own independent investigation, analysis and evaluation of the Access Business and the Assets. Each of the Purchaser and AFCNA confirms to the Seller that it is sophisticated and knowledgeable about the industry in which the Access Business operates and is capable of evaluating the matters set forth above.

                                   ARTICLE VI

                                    COVENANTS

         6.1 Access to Information. From and after the date of this Agreement until the Closing Date, the Seller, Marconi IP and the Parent shall afford, and, to the extent reasonably necessary, cause each of its Affiliates to afford, to the Purchaser and its Representatives, on a reasonably timely basis, reasonable access, upon reasonable notice during normal business hours, to all the personnel (other than external professional advisors), work papers, information systems, properties, books, contracts, commitments, Tax Returns and records of, or relating to (and then only to the extent relating to), the Access Business and during such period shall furnish to the Purchaser and its Representatives any information relating to (and then only to the extent relating to) the Access Business, the Assets and the Assumed Obligations, and to Retained Obligations that arise from, relate to or affect, the Access Business, as the Purchaser or its Representatives may reasonably request (including all information reasonably necessary for purposes of transition planning and preparation for post-Closing integration purposes); provided, that, nothing herein will obligate the Seller, Marconi IP or the Parent to (i) take any actions that would unreasonably interrupt the normal course of the Access Business or (ii) violate any Law or the terms of any Contract to which the Seller, Marconi IP, or the Parent or any of their Affiliates is a party or to which any of their respective assets are subject; and provided, further, if any particular item of the Seller, Marconi IP or the Parent that the Purchaser has the right of access to pursuant to this Section 6.1 contains both information related to the Access Business and other information, then the Seller, Marconi IP and the Parent (as applicable) can, at its option either (A) provide a copy of such information to the Purchaser subject to the Purchaser's obligations contained herein to keep such other information confidential or (B) create a new form of such information and provide the Purchaser with access to such new form of information (which new form of information shall incorporate all information that the Purchaser has the right to access to pursuant to this Section 6.1) (it being understood that, notwithstanding the foregoing, the Seller shall make available to the Purchaser the original complete copy of any particular item of information if the Purchaser has a reasonable need to review such original copy, subject to reasonable redaction that is not inconsistent with such reasonable need of the Purchaser). The Purchaser's right of access to Tax Returns pursuant to this Section 6.1 shall be limited to Tax Returns relating to real estate, personal property or ad valorem Taxes payable with respect to the Assets.

         6.2 Preservation of Business. From the date of this Agreement until the Closing Date, except as set forth on Schedule 6.2 or as expressly permitted by this Agreement, the Seller and Marconi IP shall operate the Access Business in the ordinary course of business and in substantially the same manner as has been conducted between April 1, 2002 and the date hereof, and use reasonable best efforts to, and take such actions as the Purchaser reasonably requests in order to, keep intact the Access Business, keep available the services of the Current Access Employees and preserve the relationships of the Access Business with material customers, suppliers, licensors, licensees, distributors and others with whom the Access Business deals. Prior to the Closing, the Seller, the Parent and Marconi IP shall not, and shall not permit any of their Affiliates to, take any action that would or would reasonably be expected to (x) result in the failure of any of the conditions to the Closing contained in Articles VII or VIII or (y) cause any of the representations or warranties of the Seller, Marconi IP or the Parent made in this Agreement (other than the representations and warranties set forth in (i) the second sentence of
Section 4.10, (ii) clause (ii) of the second sentence of Section 4.11(a), (iii) clause (ii) of the second sentence of Section 4.11(b), (iv) the first sentence of Section 4.11(c), (v) the third sentence of Section 4.12(a), (vi) the last sentence of Section 4.12(a), (vii) the first sentence of Section 4.13(a), (viii) the first two sentences of Section 4.13(b), (ix) Section 4.13(d), (x) Section 4.14(a), (xi) the second sentence of Section 4.15, (x) Section 4.17(a), (xi) the first sentence of Section 4.18(e), (xii) Section 4.19(c), (xiii) the first sentence of Section 4.19(d), (xiv) Section 4.24(b) and (xv) Section 4.24(c), it being agreed that nothing in this parenthetical shall be deemed to limit or modify the covenants of the Parent, the Seller or Marconi IP herein other than the covenant contained in this clause (y)) not to be true and correct as of the date of such action or as of the Closing Date.

                  (a) Negative Covenants. Without limiting the generality of the foregoing, except as set forth in the corresponding subsections of Schedule 6.2 or as expressly permitted or required by this Agreement, prior to the Closing, neither the Seller nor Marconi IP (in each case, solely in relation to the Access Business) shall without the prior written consent of the Purchaser:

                           (i) move from the Bedford Facility (if such asset is located at the Bedford Facility), sell, lease, license or otherwise dispose of any of its assets that would be Assets, except inventory of finished goods sold, obsolete inventory disposed of and other consumable assets used, in each case, in the ordinary course of business and consistent with past practice;

                           (ii) make any capital expenditures in any calendar month that are in the aggregate more than 110% of the amount of capital expenditures forecast for such month in the Capital Spending Analysis for the Access Business attached to Schedule 6.2;

                           (iii) make any material changes in the accounting principles or practices of the Access Business other than those changes required by accounting principles generally accepted in the United Kingdom;

                           (iv) sell, transfer or lease any of the Assets to, or otherwise enter into any transaction or Contract with respect to the Access Business with, any Affiliates of the Seller, or amend or extend in a manner materially adverse to the Access Business any such transaction or Contract;

                           (v) increase the compensation or benefits of any Access Employee or independent contractor of the Access Business, or enter into any Contract to do so, except as required by existing Contracts or by Law or in the ordinary course of business consistent with past practices;

                           (vi) adopt or amend any Access Plan or enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association, except in each case as required by Law or in the ordinary course of business consistent with past practices;

                           (vii)    permit or allow any Asset to become
         subjected to any Lien of any nature whatsoever, other than Permitted Liens and those Liens set forth in Schedule 4.7(a);

                           (viii) enter into or terminate, or amend or extend in a manner materially adverse to the Access Business, any material Contract in connection with the Access Business other than entering into Contracts with customers in the ordinary course of business;

                           (ix) enter into any Group Contract that relates to or binds the Access Business;

                           (x) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than Inventory) that are material, individually or in the aggregate, to the Access Business;

                           (xi) acquire fee title to, or an ownership interest in, any real property that would be an Asset or enter into any lease (or renewal of any lease) of real property that would be an Asset other than the Bedford Lease;

                           (xii) enter into, amend, terminate or extend any license, option or other material agreement pertaining to the Transferred Intellectual Property with any Person;

                           (xiii) enter into any Contract containing a covenant not to compete or any other covenant restricting the development, manufacture, marketing or distribution of the products and services of the Access Business or amend or extend in a manner adverse to the Access Business any such covenant in any existing Contract of the Access Business;

                           (xiv) make any purchase commitment with terms and conditions not in the ordinary course of business consistent with past practice or for a period of greater than six months;

                           (xv) (A) subject to the covenant with respect to compensation contained in Section 6.2(a)(v), enter into, adopt or amend any employment, severance, consulting, termination or other agreement relating to any Current Access Employees or independent contractors employed to perform services in the Access Business or (B) except in the ordinary course of business consistent with past practice, hire any person to work as an employee or independent contractor in the Access Business other than as a replacement at the same job title, duties and compensation of a Current Access Employee or current independent contractor;

                           (xvi) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness or otherwise take any action to incur or assume, or intentionally fail to take any action required by any obligation or duty that results in the incurrence of, any other material liabilities or obligations of any nature, other than in the ordinary course of business and consistent with past practice; provided, however, that in no event shall the Access Business incur, assume or guarantee any long-term indebtedness for borrowed money;

                           (xvii)   cancel any material indebtedness
         (individually or in the aggregate) or waive any claims or rights of substantial value;

                           (xviii) accelerate (A) the delivery of products or services under any Contract for the sale or distribution of any products manufactured by the Access Business other than at the request of the customer or (B) the collection of any outstanding Accounts Receivable;

                           (xix) enter into or amend in any manner materially adverse to the Access Business any Contract for the manufacture of products on behalf of the Access Business;

                           (xx) (A) institute, settle or agree to settle any Proceeding relating to or affecting the Access Business or Assets before any court or governmental body (other than settlements of Proceedings (1) not involving Intellectual Property matters, (2) involving solely the payment of monetary damages and (3) not involving an admission of liability) or (B) waive or surrender any rights related to any pending or threatened Proceeding to the extent relating to or affecting the Access Business or Assets; or

                           (xxi) authorize, commit to do or agree to take, whether in writing or otherwise, any of the foregoing actions.

                  (b)      Advise of Changes.

                           (i) From the date hereof until the Closing, promptly after the Seller acquires knowledge of any such matter, the Seller shall advise the Purchaser in writing of (A) any material failure of the Seller, Marconi IP or the Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (B) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be likely to cause any condition to the obligations of the Purchaser to effect the Closing hereunder not to be satisfied or that calls into question the ability of the Seller, the Purchaser or Marconi IP to enter into or enforce any of the Related Agreements.

                           (ii) From the date hereof until the Closing, promptly after the Purchaser acquires knowledge of any such matter, the Purchaser shall advise the Seller in writing of (A) any material failure of the Purchaser or AFCNA to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (B) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be likely to cause any condition to the obligations of the Seller to effect the Closing hereunder not to be satisfied or that calls into question the ability of the Purchaser or AFCNA to enter into or enforce any of the Related Agreements.

                  (c) Affirmative Covenants. Until the Closing, the Parent, the Seller and, to the extent applicable, Marconi IP, shall:

                           (i) use reasonable best efforts to maintain the Assets in all material respects in good working order, in accordance with the past practice of the Access Business;

                           (ii) upon acquiring knowledge of any damage (other than immaterial damage), destruction or loss to, or condemnation of, any material Asset, (A) promptly notify the Purchaser, (B) make all available claims against insurance policies covering such Asset (the "Pre-Closing Insurance Claims") and (C) consult with the Purchaser as to the application of any and all insurance proceeds with respect thereto to repair, replace or restore such Asset;

                           (iii) use reasonable best efforts to maintain its level and quality of Accounts Receivable and Inventory and spare parts in the ordinary course of business so as to be sufficient for the conduct of the Access Business by the Purchaser following Closing in substantially the same manner as conducted on September 30, 2003 and as currently conducted by the Seller; and

                           (iv) segregate any proceeds received prior to the Closing from any Claims (the "Claims Proceeds") into a separate account and retain any such Claims Proceeds in such account until the Closing; provided, however, that (A) any Claims Proceeds received under an insurance policy as a result of damage to or destruction of an Asset (other than Inventory) may, subject to Section 6.2(c)(ii), be used to replace the damaged or destroyed Asset and (B) any Claims Proceeds received under an insurance policy as a result of damage to or destruction of Inventory need not be segregated into a separate account and may be used or disbursed in the Seller's sole discretion.

                  (d) Consultation. Except to the extent that any such consultation would be in violation of applicable Laws, in connection with the continuing operation of the Access Business between the date of this Agreement and the Closing, to the extent reasonably requested by Purchaser, the Seller shall consult in good faith on a regular and frequent basis with representatives of the Purchaser to report material operational developments and the general status of ongoing operations. Any such consultation shall not constitute a waiver by the Purchaser of any rights under this Agreement, and the Purchaser shall not have any liability or responsibility for any actions of the Parent, the Seller or Marconi IP or any of their respective officers or directors with respect to matters that are the subject of such consultations.

         6.3      Consents and Approvals.

                  (a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including taking all reasonable actions necessary
         (i) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing and (ii) to obtain each Governmental Required Consent and each other Consent of or with a Governmental Authority which if not obtained or made would reasonably be expected to have a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby. For purposes of this Section 6.3(a), the "reasonable best efforts" of the Purchaser shall include (1) opposing any motion or action for a temporary, preliminary or permanent injunction against or other prohibition of the Closing and (2) entering into a consent decree, other order or other agreement, or giving an assurance, commitment or undertaking, containing the Purchaser's agreement to hold separate and divest (pursuant to any terms as may be required by any Governmental Authority) the business, products and assets of any product or service lines of the Access Business and/or any other business, product line, service line, division or subsidiary of the Purchaser and/or any Affiliate of the Purchaser and otherwise to take such other action as may be required by any Governmental Authority; provided, however, that neither the foregoing nor anything else in this Agreement shall require the Purchaser to take any action or agree to take or not to take any action if the taking of any such action or the agreement to take or not to take any such action would reasonably be expected to have a material adverse effect on the benefits (viewed as a whole) reasonably expected to be derived by the Purchaser from the Acquisition, including any action that would (x) involve a change in or restriction on the business, products, assets or operations of the Access Business, the Purchaser or any Affiliate of the Purchaser or (y) involve the disposition (whether by way of sale, lease, license or otherwise), before or after the Closing, of all or any portion of the business, products or assets (including Intellectual Property) of the Access Business, the Purchaser or any Affiliate of the Purchaser.

                  (b) In furtherance and not in limitation of the provisions of Section 6.3(a), each of the Seller, Marconi IP, the Parent, the Purchaser and AFCNA shall cooperate with the other with respect to obtaining and making the Consents of Governmental

         Authorities in connection with this Agreement and the transactions contemplated hereby. The Seller, Parent, Marconi IP, the Purchaser and AFCNA, or Persons nominated thereby, will promptly provide drafts to the others, allow reasonably adequate time for comment by the others and consult with the others as promptly as practicable with respect to the contents of all notifications, filings, submissions, further documentation and evidence to be submitted to all relevant Governmental Authorities. The Seller, Marconi IP, the Parent, the Purchaser and AFCNA shall, in each case where permitted by the relevant Governmental Authority, allow Persons nominated by the other party to attend all meetings with Governmental Authorities and, where appropriate, to make oral submissions at such meetings. Each of the Purchaser, Marconi IP, the Parent, the Seller and AFCNA shall (i) furnish to the other such necessary information and reasonable assistance as the other may require in connection with its preparation of any notification, filing, submission or further documentation or evidence that is necessary in obtaining and making Consents of Governmental Authorities and (ii) promptly disclose to the other all correspondence received from or sent to any relevant Governmental Authority in connection herewith and shall keep the other fully informed of any other related communication in whatever form with any of the relevant Governmental Authorities. The Purchaser, the Parent, Marconi IP, the Seller and AFCNA shall comply promptly with any inquiry or request for additional information from any relevant Governmental Authority in connection herewith and shall promptly provide any supplemental information requested in connection with the notifications, filings and/or submissions made hereunder for the purposes of obtaining and making the Consents of Governmental Authorities.

                  (c) Each party shall promptly notify the other parties in writing of any notice or other communication from any third party received by it alleging that the consent of such third party is or may be required in connection with the execution, delivery or performance of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby and thereby. The Seller shall, and shall cause its Affiliates to, use its reasonable best efforts to obtain, and the Purchaser shall, and shall cause its Affiliates to, cooperate with the Seller and its Affiliates in obtaining, all Consents from third parties required in connection with the execution, delivery or performance of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby and thereby; provided, however, that, subject to the exceptions set forth on
         Schedule 6.3(c) (incorporated herein), the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (other than nominal filing or application fees). The Purchaser and AFCNA acknowledge that certain Consents with respect to the transactions contemplated by this Agreement may be required from parties to Contracts and that such Consents have not been obtained. Except as expressly provided in this Agreement, and without limiting the representations, warranties and covenants of the Seller, the Parent and Marconi IP herein, including in this Section 6.3 and in Sections 4.3, 4.13, 4.14, and 4.15, so long as the Seller and its Affiliates have complied with their obligations under this Agreement and the Related Agreements in any way related to obtaining Consents and there has been no breach of any applicable representation or warranty by the Seller, the Parent or Marconi IP hereunder or under the applicable Related Agreement in any way implicated by the failure to obtain a Consent, the Seller, the Parent and Marconi IP shall not have any Liability to the Purchaser and AFCNA to the extent due to the failure to obtain any Consents that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Purchased Contract as a result thereof.

                  (d) Without limiting the terms of this Section 6.3, each of the Purchaser and the Seller will (i) as soon as reasonably practicable after the date of this Agreement file with the Antitrust Division and the FTC the notification and report form, if required by the HSR Act, for the transactions contemplated hereunder, requesting early termination of the waiting period thereunder, (ii) respond promptly to inquiries from the Antitrust Division or the FTC in connection with such filings, including providing any supplemental information that may be requested by the Antitrust Division or the FTC, and (iii) provide to the other party copies of any filings made under the HSR Act at the time they are filed with the Antitrust Division or the FTC.

         6.4      Marconi Name.

                  (a) The Purchaser and AFCNA acknowledge that the Marconi Name is and shall remain the property of the Seller or its Affiliates and that nothing in this Agreement shall transfer or shall operate as an agreement to transfer any right, title or interest in the Marconi Name to the Purchaser or any Affiliate of the Purchaser.

                  (b) Subject to Sections 6.4(c), (d) and (e), the Seller is not granting the Purchaser or AFCNA a license to use, and neither the Purchaser nor any of its Affiliates shall have any title, right or interest in or to, the Marconi Name after the Closing.

                  (c)      The Purchaser and AFCNA agree:

                           (i) that, as soon as reasonably practicable following the Closing, but in any event, within sixty (60) days following the Closing Date and thereafter, no stationery, purchase order, invoice, receipt or other similar document containing any reference to the Marconi Name shall be printed, ordered or produced and that the Purchaser and AFCNA shall cease to use any stationery, purchase order, invoice, receipt or other similar document containing any reference to the Marconi Name or shall only use such stationery, purchase order, invoice, receipt or other similar document after having deleted, pasted over or placed a sticker over such references;

                           (ii) as soon as reasonably practicable after the Closing, and in any event no later than one hundred twenty (120) days after the Closing Date, to remove the Marconi Name from all premises, signs and vehicles which are included in the Assets or made available to the Purchaser and AFCNA in connection herewith;

                           (iii) that following the Closing, no brochures, leaflets or similar documents and no packaging containing any reference to the Marconi Name shall be printed, ordered or produced and, with respect to existing brochures, leaflets or similar documents and packaging that remain in the Purchaser's possession, custody or control and that contain a reference to the Marconi Name, that the Purchaser and AFCNA shall use their reasonable best efforts to ensure that, as soon as reasonably practicable but in no event later than sixty (60) days following the Closing Date, such references are deleted, pasted over or a sticker is put over such references; and

                           (iv) that the Purchaser and AFCNA shall use their respective reasonable best efforts to ensure that, from and following the Closing, no stocks, goods, products, services or software are manufactured, produced or provided showing, having marked thereon or using the Marconi Name.

                  (d) For the avoidance of doubt, the Purchaser and AFCNA shall have no obligation to remove the Marconi Name from any products (or related packaging, documentation or other materials) sold, licensed, leased, delivered or otherwise provided by the Access Business to a third party prior to the Closing.

                  (e) The Purchaser and AFCNA shall have the right to continue to use "marconi.com" as an e-mail address for Transferred Employees for a period of three (3) months following the Closing Date.

         6.5 Brokers. Regardless of whether the Closing shall occur, (a) the Seller, Marconi IP and the Parent shall indemnify the Purchaser and its Affiliates against, and hold the Purchaser and its Affiliates harmless from, any and all liability for any brokers' or finders' fees or other commissions arising with respect to brokers or finders retained or engaged by the Parent, the Seller or any of its Affiliates in respect of the transactions contemplated by this Agreement, and (b) the Purchaser and AFCNA shall indemnify the Seller and its Affiliates against, and hold the Seller and its Affiliates harmless from, any and all liability for any brokers' or finders' fees or other commissions arising with respect to brokers or finders retained or engaged by the Purchaser or any of its Affiliates in respect of the transactions contemplated by this Agreement.

         6.6 Assignments. The Seller and Marconi IP, as applicable, shall prepare all assignments of Transferred Intellectual Property required hereunder and provide such assignments to the Purchaser in recordable form reasonably acceptable to the Purchaser. The Seller and the Parent shall reimburse the Purchaser for one-half of all filing or recordation fees incurred in connection with such assignments.

         6.7 Orderly Transition; Preservation of Books and Records; Access and Assistance.

                  (a) Upon reasonable request and during normal business hours, the Purchaser, AFCNA, the Seller, the Parent and Marconi IP shall reasonably cooperate with each other, and shall cause their respective Representatives to reasonably cooperate with each other, after the Closing to ensure the orderly transition of the Access Business from the Seller and Marconi IP to the Purchaser and AFCNA and to minimize any disruption to the Access Business and the other respective businesses of the Seller and the Purchaser that might result from the transactions contemplated hereby. Notwithstanding the previous sentence, no party shall be required to incur material out-of-pocket expenses of any kind in connection with complying with this Section 6.7(a).

                  (b) After the Closing, upon reasonable notice, the Purchaser and AFCNA, on one hand, and the Seller, Marconi IP and the Parent, on the other hand, shall furnish or cause to be furnished to the other and their respective Representatives access, during normal business hours, to such information relating to the Access Business (to the extent within the control of such party or any of its Affiliates) as is reasonably necessary for financial reporting and/or accounting matters (including (i) responding to inquires or other demands of any Governmental Authority (including the Securities and Exchange Commission) and (ii) in the case of the Purchaser, confirming the information contained in the Audit to be delivered by the Seller to the Purchaser pursuant to Section 6.17). Notwithstanding the previous sentence, if any particular item of the Seller, Marconi IP or the Parent that the Purchaser or AFCNA has the right of access to pursuant to this Section 6.7(b) contains both information related to the Access Business and other information that is not reasonably necessary for financial reporting and/or accounting matters, then the Seller, Marconi IP or the Parent, as applicable, can, at its option, either (i) provide a copy of such information to the Purchaser or AFCNA subject to the Purchaser's and AFCNA's obligations contained herein to keep such other information confidential or (ii) create a new form of such information and provide the Purchaser and AFCNA with access to such new form of information.

                  (c) From and after the Closing, the Purchaser and AFCNA shall preserve and retain all Information and Records and other accounting, legal, auditing and other books and records (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations with respect to the Seller) relating to the conduct of the Access Business and the ownership of the Assets on or prior to the Closing Date in a manner consistent with the Purchaser's document retention policy.

                  (d) In the event and for so long as any party hereto is contesting or defending against or prosecuting any third-party charge, complaint, action, suit, Proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Access Business, each other party hereto will (A) fully cooperate with it and its counsel in, and assist it and its counsel with, the contest, defense or prosecution, (B) make available its personnel (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses), and (C) provide such information, testimony and access to its books and records, in each case as shall be reasonably requested in connection with the contest, defense or prosecution, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting, defending or prosecuting party (unless the contesting, defending or prosecuting party is entitled to indemnification therefor under Article XII). For the avoidance of doubt, this Section 6.7(d) shall not apply with respect to disputes between the parties hereto.

                  (e) Each party shall reimburse the other parties for reasonable out-of-pocket administrative costs and expenses incurred at the request of the other in assisting the other pursuant to this
         Section 6.7. No party shall be required by this Section 6.7 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Purchaser, the Access Business). Any information received by any party pursuant to this Section 6.7 shall be subject to Section 6.9.

         6.8 Insurance. The Purchaser and AFCNA acknowledge that (a) all of the insurance policies maintained by the Seller or any of its Affiliates prior to the Closing Date will be terminated with respect to the Access Business effective as of the Closing Date and (b) upon such termination, the Access Business will cease to be covered under such policies and the Purchaser and AFCNA will have to obtain replacement coverage (including coverage as the Purchaser deems appropriate for the Assets, the operation of the Access Business and the satisfaction of the Assumed Obligations). To the extent the Seller or any of its Affiliates receive any proceeds from any Pre-Closing Insurance Claims following the Closing, the Seller shall, and shall cause the relevant Affiliate to, promptly remit such insurance claim proceeds to the Purchaser.

         6.9      Confidentiality.

                  (a) Pre-Closing Confidentiality Terms and Other Confidentiality Agreements. The parties have previously entered into several confidentiality agreements covering specific purposes (collectively, the "Other Confidentiality Agreements"), and a confidentiality agreement dated December 12, 2002 (as amended, the "December CA") specifically addressing the purchase transaction contemplated by this Agreement. The parties intend that all rights, obligations and causes of action that existed or arose under the Other Confidentiality Agreements and the December CA, respectively, prior to the effective date of this Agreement, shall continue to be governed by and subject to the terms of the Other Confidentiality Agreements and the December CA, respectively, and nothing in this Agreement shall be deemed to be a waiver of any rights or a release of any party with respect to those rights, obligations and causes of action. From and after the effective date of this Agreement, and except with respect to the December CA, the parties intend that their obligations, rights and causes of action arising under the Other Confidentiality Agreements shall continue to be governed by and subject to the terms of the Other Confidentiality Agreements, respectively, and nothing in this Agreement shall be deemed to be a waiver of any rights or a release of any party with respect to those rights, obligations and causes of action. It is the intent of the parties that the Other Confidentiality Agreements shall continue in full force and effect with respect to the subject matter and purposes for which they were entered into, and this Agreement shall not modify, affect or otherwise impact the Other Confidentiality Agreements. With respect to the December CA, (i) prior to the effective date of this Agreement, the December CA shall govern the information provided by a disclosing party to the others in connection with the transactions contemplated hereby or by the Related Agreements, and (ii) from and after the effective date of this Agreement, this Section 6.9 shall govern the information provided by a disclosing party to the others in connection with the transactions contemplated by this Agreement, and for all rights, obligations and causes of action arising from and after the effective date of this Agreement, the December CA is hereby superceded by this Agreement.

                  (b) Permitted Disclosures. Each of the following reasons shall be deemed to be a "Permitted Disclosure" and collectively, the "Permitted Disclosures", subject to the terms and conditions applicable to any such Permitted Disclosure as set forth below or as otherwise expressly set forth in this Section 6.9:

                           (i) making any filing with a Governmental Authority that is required in connection with the consummation of the transactions contemplated hereby;

                           (ii) subject to obtaining reasonable assurances of confidentiality, obtaining any Consent from a third party to transfer any Purchased Contract or Transferable Permit, provided that the party seeking Consent shall only disclose the identity of the other parties and the general nature of the transaction to such third party;

                           (iii) defending or prosecuting any litigation, Proceeding or dispute;

                           (iv)     as otherwise required by Law or
         administrative process;

         provided that in the event of (iii) or (iv) above, (A) the scope of the information to be disclosed shall be solely that which is reasonably necessary for the respective purpose stated above, (B) the receiving parties shall provide written notice to the disclosing parties as to the need for such disclosure and such scope, as soon as the receiving parties first becomes aware of such, in order to give the disclosing parties the opportunity to appear and object, if it so chooses and (C) the court may review such information under seal, upon the disclosing parties making a motion for such, to which the receiving parties shall make no objection;

                           (v) disclosing to any and all Persons, without limitation of any kind, the U.S. federal and state tax treatment and tax structure (tax structure shall mean any fact that may be relevant to understanding the U.S. federal or state tax treatment of the transaction) contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the party making the disclosure relating to such tax treatment and tax structure except to the extent maintaining confidentiality of such information is necessary to comply with any federal or state securities laws;

                           (vi) making any public announcement or disclosure required by the rules of any stock exchange, the Panel on Takeovers and Mergers, the UKLA or any other Law or Judgment (in which case the party required to make the disclosure shall promptly notify the other parties and give such parties a reasonable opportunity to oppose such disclosure or request confidential treatment of such disclosure if available);

                           (vii)    subject to reasonable assurances of
         confidentiality, disclosing this Agreement or any of the Related Agreements or their contents or the transactions contemplated hereby or thereby to Representatives of the parties and their Affiliates with a bona fide need to know such information;

                           (viii) disclosing this Agreement or any of the Related Agreements or their contents or the transactions contemplated hereby or thereby (A) subject to the terms of a confidentiality agreement protecting the confidentiality of such information, to current or potential lenders to, investors in and purchasers of the parties or their Affiliates (or any portion thereof) so long as (1) the due diligence investigation by the lender, investor or purchaser, as applicable, of such party and its Affiliates is substantially complete,
         (2) the definitive agreement with respect to such loan, investment or purchase, as applicable, is substantially complete and substantially all of the material terms with respect thereto (including, (x) with respect to a loan, the loan amount and interest rate, (y) with respect to an investment, the amount to be invested and the price per security to be issued, and (z) with respect to a purchase, the purchase price) have been agreed in principle and
         (3) the board of directors (or the senior management) of such party or its Affiliates (as applicable) and the potential lender, investor or purchaser, as the case may be, have (xx) in the case of a loan from a bank or similar entity that is in the business of lending money, reviewed and approved the commitment letter or term sheet setting forth the material terms of such loan and (yy) in the case of all other transactions contemplated by this clause (3), been apprised of such transaction and have consented to further negotiations subject to final board (or senior management) approval, and (B) without limiting any other Permitted Disclosure, to those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions;

                           (ix) disclosing information as permitted in accordance with Section 13.8 of this Agreement; or

                           (x) enforcing the parties' rights hereunder, or under any of the Related Agreements.

         Additional reasons for disclosure of confidential information of a party may be permitted as expressly set forth in this Section 6.9.

                  (c) Purchaser's Obligations. The Purchaser and AFCNA shall keep confidential and shall not use or disclose except as expressly permitted or required by this Agreement or the Related Agreements, and shall cause their Affiliates and each of the Representatives of the Purchaser, AFCNA and such Affiliates to keep confidential and not use or disclose except as expressly permitted or required by this Agreement or the Related Agreements, all information regarding the Seller, Marconi IP, the Parent or their Affiliates or any of their businesses, products, processes or financings being provided by Seller, Marconi IP, the Parent or any of their Affiliates or Representatives in connection with the transactions contemplated hereby (excluding, from and after the Closing Date, the Information and Records, Transferred Technology and information arising from the Assumed Obligations), except (i) as necessary or required in connection with a Permitted Disclosure, (ii) for information that is available to the public on the Closing Date, or thereafter becomes available to the public, other than as a result of a breach of this Section 6.9 or the December CA, and (iii) for information that is or was independently developed by the Purchaser or AFCNA or any of their Affiliates without reference to any confidential information of the Seller, Marconi IP, the Parent or any of their Affiliates or (iv) for information that is known or becomes known to the Purchaser or AFCNA (other than by disclosure by the Seller, Marconi IP or the Parent) without any breach of any obligation of confidentiality or not in connection with the transactions contemplated hereby. The Purchaser and AFCNA agree to use, and agree to cause their respective Affiliates and Representatives to use, at least the same degree of care to protect such confidential information of the Seller, Marconi IP and the Parent and their Affiliates as the Purchaser and AFCNA use to protect their confidential information of like importance and in any event using not less than a reasonable degree of care.

                  (d) Seller's Obligations. The Seller, Marconi IP and the Parent shall keep confidential and shall not use or disclose except as expressly permitted or required by this Agreement or the Related Agreements, and shall cause their Affiliates and each of the Representatives of the Seller, Marconi IP, the Parent and such Affiliates to keep confidential and not use or disclose except as expressly permitted or required by this Agreement, (i) all information regarding the Purchaser, AFCNA or any of their Affiliates or any of their businesses, products, processes or financings being provided by Purchaser, AFCNA or any of their Affiliates or Representatives in connection with the transactions contemplated hereby or by the Related Agreements and (ii) after the Closing, all Information and Records, Transferred Technology and information arising from the Assumed Obligations, except (A) as necessary or required in connection with a Permitted Disclosure, (B) for information that is available to the public prior to or on the Closing Date, or thereafter becomes available to the public, other than as a result of a breach of this Section 6.9 or the December CA, (C) with respect to clause (i) above only, for information that (1) is or was independently developed by the Seller, Marconi IP or the Parent or any of their Affiliates without reference to any information described in clause (i) above or (2) is known or becomes known to the Seller, Marconi IP or the Parent (other than by disclosure by the Purchaser or AFCNA) without any breach of any obligation of confidentiality or not in connection with the transactions contemplated hereby. The Seller, Marconi IP and the Parent agree to use, and agree to cause their respective Affiliates and Representatives to use, at least the same degree of care to protect such confidential information of the Purchaser and AFCNA as the Seller, Marconi IP and the Parent use to protect their confidential information of like importance and in any event using not less than a reasonable degree of care.

                  (e) Disclosures under the December CA and this Agreement. Notwithstanding anything to the contrary herein or in the December CA, the Purchaser and AFCNA, on the one hand, and the Seller, the Parent and Marconi IP, on the other hand, shall each be permitted to disclose information regarding the other parties, or their businesses, products, processes or financings, being provided to them in connection with the transactions contemplated by this Agreement only to the extent necessary or required in connection with any Permitted Disclosure, or as otherwise expressly set forth in this Section 6.9.

                  (f) Post-Closing Confidentiality Obligations of Seller. Effective upon, and only upon, the Closing, (i) the terms of this
         Section 6.9 (excluding Section 6.9(c)) shall apply to the Seller, Marconi IP and the Parent with respect to Information and Records, Transferred Technology and information arising from the Assumed Obligations, and (ii) subject to Section 6.9(i) below, any Information and Records, Transferred Technology or information arising from the Assumed Obligations shall be deemed the confidential information of the Purchaser, and the Purchaser's obligations from and after the Closing under this Section 6.9, the December CA and the Other Confidentiality Agreements with respect to such information shall cease.

                  (g) Return or Destruction of Access Business Information. Promptly following the date hereof, each of the Seller, Marconi IP and the Parent shall use reasonable best efforts to secure the return or destruction of all information and materials relating to the Access Business, the Assets and the Assumed Obligations provided to any Person who is or was a potential purchaser of the Access Business. To the extent any Person returns such information and materials to the Seller, Marconi IP or the Parent, the Seller shall destroy all such information and materials. To the extent possible, the Seller shall provide the Purchaser with all information reasonably requested by the Purchaser regarding the status of such process.

                  (h) Return or Destruction of Seller Information. The Purchaser and AFCNA agree that upon written notice from the Seller, Marconi IP or the Parent, the Purchaser and AFCNA shall promptly (and in any case within 14 days of the request) return to the Seller, Marconi IP or the Parent, as the case may be, all confidential information of the Seller, Marconi IP and the Parent provided by them in connection with the transactions contemplated by this Agreement to the Purchaser, AFCNA, any of their Affiliates or their Representatives, except Notes (as defined in the December CA), and cause all Notes (and copies thereof) to be destroyed, and certify in writing to the Seller, Marconi IP and the Parent that all such material has been returned or destroyed in compliance with this Agreement; provided, however, that this obligation shall not apply from and after the Closing Date to any Information and Records, Transferred Technology or information arising from the Assumed Obligations.

                  (i) Retention of Information. Upon and after the Closing Date, each of the Seller, Marconi IP, the Parent and their respective Affiliates shall retain only such copies of the Transferred Technology as are maintained as of the date of this Agreement by each of the Seller, Marconi IP, the Parent or their respective Affiliates in the conduct of their respective businesses other than the Access Business in the ordinary course of business. In addition, upon and after the Closing Date, each of the Seller, Marconi IP and the Parent and their respective Affiliates shall retain only such copies of confidential information of the Purchaser and AFCNA as may be necessary to perform their respective obligations under the Related Agreements, in each case in accordance with the terms and conditions provided in such agreements. Finally, the Seller, Marconi IP and the Parent shall be entitled to retain one copy of such information as they deem necessary for archive purposes for a record of the transactions contemplated by this Agreement and the Related Agreements.

                  (j) No Representations or Warranties; No Licenses. Except as expressly set forth in this Agreement or in any of the Related Agreements, neither the Purchaser nor AFCNA nor any of their Affiliates, on the one hand, nor the Seller, Marconi IP or the Parent or any of their Affiliates, on the other hand, makes any representations or warranties with respect to any of the information provided by them in connection with the transactions contemplated hereby or by the Related Agreements. In addition, except as expressly set forth in this Agreement or any Related Agreements, neither the Purchaser nor AFCNA or any of their Affiliates, on the one hand, nor the Seller, Marconi IP or the Parent or any of their Affiliates, on the other hand, grants any licenses or rights in any information provided by such party in connection with the transactions contemplated hereby or by the Related Agreements.

                  (k) Privilege Savings Clause. Each party providing any information in connection with this Agreement is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing such information (including information related to pending or threatened litigation) to the other party, regardless of whether such disclosing party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (i) share a common legal and commercial interest in all of such information that is subject to such privileges and protections; (ii) may become joint defendants in Proceedings to which such information covered by such protections and privileges relates; (iii) intend that such privileges and protections remain intact should any party become subject to any actual or threatened Proceeding to which such information covered by such protections and privileges relates; and
         (iv) intend that after the Closing the receiving party shall have the right to assert such protections and privileges. No receiving party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any party disclosing such information waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material disclosed to a party due to a disclosing party disclosing information (including information related to pending or threatened litigation) to such receiving party.

                  (l) Additional Mutual Obligations. On and after the effective date of this Agreement, except for the Permitted Disclosures, each of the Seller, Marconi IP and the Parent, and their respective Affiliates, and the Purchaser and AFCNA and their respective Affiliates, agree to hold confidential the terms and provisions of this Agreement and the Related Agreements and the terms of the transactions contemplated hereby and thereby.

         6.10     Taxes.

                  (a) Property Taxes. All real estate, personal property, and ad valorem Taxes relating to the Assets which shall have accrued and become payable prior to the Closing Date shall be paid by the Seller. All such Taxes which shall be accrued but unpaid shall be prorated to the Closing Date. In connection with such proration, in the event the actual Tax figures are not available at the Closing Date, proration of Taxes shall be based on 105% of the actual Taxes for the preceding year for which actual Tax figures are available. The amount due one party as a result of such proration shall be paid to the other party at the Closing.

                  (b) Taxes Related to Transaction. The Seller and the Purchaser shall each pay one-half of the cost of all property transfer, sales, use or Transfer Taxes, and all recording costs, arising out of the transfer of the Assets pursuant to this Agreement and all costs and expenses incurred in connection with the transferring and recording of title to the Assets. The sales, use and transfer Tax Returns required by reason of said transfer shall be timely prepared and filed by the party legally obligated to make such filing. The parties agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such sales, use and transfer Taxes and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

                  (c) Access to Tax Records. After the Closing, upon reasonable written notice, the Purchaser, AFCNA, the Seller, the Parent and Marconi IP shall furnish or cause to be furnished to each other and their respective Representatives, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns (including Form 8594), and making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or Proceeding related to any Tax Return. The Parent, Marconi IP, the Seller, the Purchaser and AFCNA shall cooperate with each other in the conduct of any audit or other Proceeding relating to Taxes involving the Access Business. In the event that the Seller or any of its Affiliates or the Purchaser or any of its Affiliates shall after the Closing take any position in any Tax Return, or reach any settlement or agreement on audit, which is in any manner inconsistent with any position taken by the Seller or its Affiliates in any filing, settlement or agreement made by the Seller or its Affiliates prior to the Closing and such inconsistent position (i) might require the payment by the Purchaser or the Seller (or one of their respective Affiliates) of more Tax than would have been required to be paid had such position not been taken or such settlement or agreement not been reached, (ii) affects the determination of useful life, basis or method of depreciation, amortization or accounting of any of the Assets or any of the properties, assets or rights of the Purchaser or one of its Affiliates or (iii) might accelerate the time at which any Tax must be paid by the Purchaser or the Seller, then the Purchaser or the Seller, as the case may be, shall provide timely and reasonable notice to the other party hereto of such position.

         6.11     Agreement Not to Compete.

                  (a) The Parent, the Seller and Marconi IP understand that the Purchaser and AFCNA would not have entered into this Agreement absent the provisions of this Section 6.11 and, therefore, for a period of five (5) years from the Closing Date, none of the Parent, the Seller nor Marconi IP shall, and each shall cause each of its Affiliates to not, directly or indirectly (including by owning any interest in, managing, operating or controlling any other business enterprise):

                           (i) sell, provide, deliver or supply any Restricted Product to any BellSouth Entity for use, delivery or deployment within the Nine-State Region, or call on, solicit or attempt to induce any BellSouth Entity to order or purchase any Restricted Product for use, delivery or deployment within the Nine-State Region; or

                           (ii) solicit, recruit or hire any person who is employed in the Access Business as operated by the Purchaser and its Affiliates after the Closing, provided, however, that this clause (ii) shall not prohibit hiring any person (A) who responds to a public advertisement which is disseminated generally and is not targeted at such person or at other employees of the Access Business, and who otherwise has not been solicited or recruited in violation of this clause (ii), or (B) who is first approached, solicited or recruited when no longer an employee of the Purchaser or any of its Affiliates and whose resignation or other termination of employment with the Purchaser or any of its Affiliates was not solicited or induced, directly or indirectly, by the Parent, the Seller, Marconi IP or any of their Affiliates.

                  (b) Notwithstanding the terms of Section 6.11(a), (i) nothing in Section 6.11(a) shall prohibit or otherwise restrict the Parent, the Seller, Marconi IP or any of their Affiliates from carrying on or engaging in the Other Businesses (it being understood and agreed that the Seller and its Affiliates in conducting the Other Businesses
         (A) currently sell, provide, develop, deliver and supply Other Business Products and Other Business Services to, and may continue to sell, provide, develop, deliver and supply Other Business Products and Other Business Services to, Persons unaffiliated with the Parent, the Seller, Marconi IP and their other Affiliates that, in turn, package or combine such Other Business Products with, or use such Other Business Services in support of, Restricted Products that are or will be sold to a BellSouth Entity, (B) currently sell, provide, develop, deliver and supply Other Business Products and Other Business Services to, and may continue to sell, provide, develop, deliver and supply Other Business Products and Other Business Services to, a BellSouth Entity that are or will be used in connection with Restricted Products) and (C) may (1) obtain from any Person other than the Parent or any of its Affiliates Restricted Products (or components thereof) that do not incorporate or use any Core Technology and (2) incorporate or combine Other Business Products or Other Business Services into or with such Restricted Product, and then sell the resulting product(s) to a BellSouth Entity),
         (ii) in the event that any Person directly or indirectly acquires a majority equity interest in the Parent or any of its Affiliates (including the Seller) (each an "Acquired Entity"), then Section 6.11(a) shall apply only to each Acquired Entity and not to the acquiring Person or any of such Person's Affiliates other than any Acquired Entity (provided that, if the applicable Acquired Entity elects upon written notice provided to the Purchaser on or before the closing of such acquisition to terminate the licenses granted to it under the Cross License Agreement effective as of the closing of such acquisition pursuant to Section 4.1.4 of the Cross License Agreement, then Section 6.11(a) shall apply to neither such Acquired Entity, the acquiring Person nor any of such Person's other Affiliates unless the acquiring Person or such Affiliate of the acquiring Person is otherwise licensed under the Cross License Agreement) and (iii) in the event that any Person acquires all or a portion of the business or assets of the Parent or any of its Affiliates (including the Seller), regardless of the form of such transaction (other than a transaction of the type described in the previous clause (ii)), then Section 6.11(a) shall apply to the acquiring Person or such Person's Affiliates to the extent and only to the extent of the products, materials and services of the acquired business or acquired assets (or Evolutions thereof) that after the closing of the acquisition continue to be subject to the licenses under the Cross License Agreement; provided that, in the case of each of clause (ii) and (iii), Section 6.11(a) shall apply to the acquiring Person if such Person is the Parent or an Affiliate of the Parent immediately prior to such acquisition.

                  (c) Section 6.11(a) shall not be deemed to be breached solely as a result of the ownership by the Parent, the Seller, Marconi IP and their Affiliates (taken collectively) of less than an aggregate of 5% of any class of equity of a publicly traded Person which sells, provides, delivers or supplies Restricted Products.

                  (d) If, at the time of enforcement of the covenants contained in this Section 6.11 (collectively, the "Restrictive Covenants"), a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Upon advice of legal counsel, each of the Parent, the Seller and Marconi IP has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions.

                  (e) If the Parent, the Seller, Marconi IP or any of their respective Affiliates breaches, or threatens to commit a breach of, any of the Restrictive Covenants, then the Purchaser shall have the rights and remedies with respect to such breach as are set forth in Article XII (and for such purpose, Losses shall include Competition Damages) and Section 13.20 hereof. For purposes of this clause (e), "Competition Damages" shall mean the right and remedy to require the Seller and the Parent, jointly and severally, to account for and pay over to the Purchaser any profits or other benefits derived or received by the Person breaching such Restrictive Covenant as the result of any transactions constituting such a breach.

         6.12 Collection of Receivables. From and after the Closing, the Purchaser shall have the right and authority to collect for its own account (at its own cost and risk) all Accounts Receivable that are included in the Assets and to endorse with the name of the Seller any checks or drafts received with respect to any Accounts Receivable (noting that such endorsement is explicitly without recourse). The Seller shall promptly deliver to the Purchaser any cash or other property received directly or indirectly by it or any of its Affiliates with respect to the Accounts Receivable, including any amounts received as interest on such Accounts Receivable.

         6.13 Release of Liens. Each of the Seller, Marconi IP and the Parent shall (a) take all actions required of the Seller, Marconi IP or the Parent (and shall cause their Affiliates to take all actions required of such Affiliate) under the Indentures and the applicable security agreements related thereto to cause the Liens encumbering the Assets under the Indentures and the applicable security agreements related thereto to be terminated and released at the Closing and (b) take all actions required of the Seller, Marconi IP or the Parent (and shall cause their Affiliates to take all actions required of such Affiliate) to cause any other Liens encumbering the Assets (other than Permitted Liens) to be terminated and released at the Closing. Each of the Seller, Marconi IP and the Parent shall use (and shall cause their Affiliates use) its respective reasonable best efforts to cause all other actions necessary for such Liens to be terminated and released at the Closing to be taken at or prior to the Closing. Within one Business Day after the Closing Date, the Seller, Marconi IP and the Parent, as applicable, shall make all filings (including UCC-3s), or use their reasonable best efforts to cause the holders of the Liens encumbering the Assets to make such filings, in all local, state and foreign jurisdictions necessary to publicly notice the termination and release of such Liens. All such releases and filings shall be in the form and substance reasonably acceptable to the Purchaser.

         6.14 Nonsolicitation. Neither the Parent, the Seller nor Marconi IP shall, nor shall any of them authorize or permit any of their respective Affiliates or Representatives to, directly or indirectly, (a) solicit, initiate or encourage (including by way of furnishing information) any "other bid," (b) take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any "other bid," (c) engage in any discussion or negotiations relating thereto (other than discussions solely related to informing a third party of the existence of this provision) or (d) accept any "other bid." The Parent, Marconi IP and the Seller shall instruct each of its Representatives to observe the terms of this Section 6.14. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first two sentences of this Section 6.14 by any Representative, whether or not such Person is purporting to act on behalf of the Parent, Marconi IP or the Seller or otherwise, shall be deemed to be a breach of this Section 6.14 by the Parent, Marconi IP and the Seller. Subject to contractual confidentiality restrictions in place as of the date of this Agreement, the Parent or the Seller promptly shall advise the Purchaser orally and in writing of any "other bid" made after the execution of this Agreement or any inquiry made after the execution of this Agreement which could reasonably be expected to lead to any "other bid" and the identity of the Person making any such "other bid" or inquiry. As used in this Section 6.14, "other bid" shall mean any proposal or offer from any Person to directly or indirectly acquire in any manner any substantial portion of the assets of the Access Business.

         6.15     Bedford Facility.

                  (a) If the CAMI Transaction closes prior to the Closing, then at the Closing the Seller shall transfer the Bedford Lease to the Purchaser, and the Purchaser shall assume the Seller's rights and obligations thereunder.

                  (b) If (i) the CAMI Transaction does not close prior to the Closing and (ii) at the time of the Closing the Bedford Sale Agreement has not been terminated, then at the Closing the Seller shall transfer the Seller's right to occupy the Bedford Facility under the Jabil Rationalization Agreement to the Purchaser and the Purchaser shall assume the Seller's obligations with respect to such occupancy right set forth in Section 3.9(b), the fourth sentence of (c), (d) and
         (e) of the Jabil Rationalization Agreement; provided, however, that notwithstanding the foregoing, the Purchaser shall have no obligations to any Person (including Jabil or the Seller) under such sections in excess of the aggregate monthly rent for the Bedford Facility under the CAMI Lease (the "Maximum Rent"). The Purchaser shall thereafter occupy the Bedford Facility under the Seller's occupancy rights under the Jabil Rationalization Agreement until the earlier of (A) the closing of the CAMI Transaction (at which point the Seller shall transfer the Bedford Lease to the Purchaser and the Purchaser shall assume the Seller's rights and obligations thereunder) and (B) the termination of the Bedford Sale Agreement (in which case the terms of Section 6.15(c) shall apply).

                  (c) If the Bedford Sale Agreement is terminated either before or after the Closing, then the Seller shall (or shall cause a third-party buyer to) purchase the Bedford Facility from Jabil as soon as reasonably practicable after such termination pursuant to the terms of the Jabil Rationalization Agreement and lease the Bedford Facility to the Purchaser (or a wholly-owned subsidiary of the Purchaser) pursuant to a lease containing substantially the same terms as the Bedford Lease (the "Seller Bedford Lease"). If such purchase is not effected prior to the Closing, then at the Closing the Seller shall transfer the Seller's right to occupy the Bedford Facility under the Jabil Rationalization Agreement to the Purchaser (and the Purchaser shall assume the Seller's obligations with respect to such occupancy right set forth in Section 3.9(b), the fourth sentence of (c), (d) and (e) of the Jabil Rationalization Agreement up to the Maximum Rent) until such time as the Seller purchases (or causes a third-party to purchase) the Bedford Facility from Jabil and the Seller or the third-party purchaser leases the Bedford Facility to the Purchaser or a wholly-owned subsidiary of the Purchaser pursuant to the Seller Bedford Lease.

                  (d) Notwithstanding anything to the contrary set forth in this Section 6.15 and subject to the immediately following sentence, the Seller shall be solely responsible for any and all repairs or maintenance of the Bedford Facility during the period, if any, that the Purchaser occupies the Bedford Facility under the Jabil Rationalization Agreement pursuant to Section 6.15(b) and (c) above. In the event the Purchaser occupies the Bedford Facility pursuant to Section 6.15(b) and
         (c) above under the Jabil Rationalization Agreement and then either enters into the CAMI Lease or the Seller Bedford Lease, the Purchaser shall promptly reimburse the Seller for all such repair and maintenance costs and expenses incurred by the Seller that the Purchaser would otherwise have been liable for under the CAMI Lease assuming the Purchaser had been a party to the CAMI Lease and leased the Bedford Facility pursuant to such lease during the period that the Purchaser occupied the Bedford Facility under the Jabil Rationalization Agreement. Furthermore, during the period, if any, that the Purchaser occupies the Bedford Facility under the Jabil Rationalization Agreement pursuant to Section 6.15(b) and (c) above, the Purchaser agrees to use reasonable best efforts to prevent waste to the Bedford Facility from occurring; provided, however, the Purchaser shall not have any affirmative obligation of inspection.

         6.16 Grande. Between the date hereof and the Closing, each of the Seller and the Purchaser shall use their reasonable best efforts to comply with the provisions of Schedule 6.16 with respect to the System Purchase Agreement, dated as of October 29, 2001, between Grande and the Seller, as amended by the Letter Agreement, dated December 16, 2002, between Grande and the Seller (collectively, the "System Purchase Agreement"), which such System Purchase Agreement is a Shared Contract.

         6.17     Audit.

                  (a) Without limiting the parties' other obligations under this Article VI, the Seller agrees to prepare "special purpose financial statements" of the Access Business, including a statement of Assets to be acquired by the Purchaser and Assumed Obligations as of September 30, 2003, and the related statements of operations and of cash flows for the year then ended (the "2003 Financial Statements"), including related footnotes, otherwise (except for the omission of assets not acquired and liabilities not assumed) in conformity with accounting principles generally accepted in the United States ("U.S. GAAP"), and agrees to engage the Seller's independent public accountants, Deloitte & Touche LLP ("Deloitte"), to commence an audit of the 2003 Financial Statements under auditing standards generally accepted in the United States (the "Audit"). Promptly after execution of this Agreement, the Seller shall use its reasonable best efforts to prepare the

         2003 Financial Statements on the basis provided in this paragraph (a) (or, if applicable, on such other basis as may be required pursuant to paragraph (b) below), and cause Deloitte to commence and complete the Audit of such financial statements as soon as reasonably practicable after the execution of the engagement letter. The Seller agrees to cause such engagement letter to be prepared, and the Seller will be prepared to execute such letter on its own behalf, promptly after the date hereof. The Seller and the Purchaser will both be signatories to Deloitte's engagement letter for the Audit. The Seller represents that subject to the "special purpose" nature of the financial statements, the 2003 Financial Statements will fairly present the financial condition, results of operations and cash flows of the Access Business as of and for the applicable period, and will be consistent with the books and records of the Seller.

                  (b) The Seller will, and will use its reasonable best efforts to cause its independent public accountants to, cooperate with the Purchaser with respect to the preparation and presentation of a written request by the Purchaser pursuant to Rule 3-13 of Regulation S-X (the "Request") for appropriate relief from the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "SEC's Staff") in order to permit the filing and use by the Purchaser of "special purpose financial statements" of the Access Business as contemplated in Section 6.17(a) to fulfill its obligations under Rule 3-05 of Regulation S-X. The Seller (and to the extent required, the Parent and/or Marconi IP) will promptly prepare a letter addressed to the Purchaser that contains such information as may be reasonably required for purposes of the Request, including an explanation of the appropriateness of the "special purpose financial statement" basis contemplated by Section 6.17(a). The Seller will provide the Purchaser with any information reasonably required to respond to any comments or inquiries of the SEC's Staff received with respect to the Request. If the SEC's Staff denies the Request or otherwise indicates to the Purchaser that the 2003 Financial Statements must be prepared on a different basis than that stated in the Request, then the Purchaser will promptly notify the Seller of the basis on which the 2003 Financials must be prepared pursuant to such communication from the SEC's Staff, and the Seller will cause the 2003 Financial Statements to be prepared under U.S. GAAP on the basis so notified by the Purchaser.

                  (c) Prior to the Closing, the Seller and the Parent shall, and shall cause their Affiliates to, cooperate fully with Deloitte in connection with the Audit, including providing Deloitte with reasonable access to personnel, books and records as is requested by Deloitte to complete the Audit. Subsequent to the Closing, each of the Seller and the Parent shall, and shall cause their respective Affiliates to, use reasonable best efforts to cooperate fully with the Purchaser, Deloitte and any other auditors of the Purchaser in connection with the Audit and the financial statements that are the subject of the Audit, including (i) providing reasonable access to personnel, books and records (including reasonable access to personnel, books and records of the Other Businesses to the extent necessary) as may be requested by Deloitte to complete the Audit, (ii) cooperating with the reasonable requests of the Purchaser and its independent accountants in order to permit the Purchaser and its Affiliates to prepare and submit the Request and to respond to inquiries or other demands of any Governmental Entity (including the Securities Exchange Commission) related to such financial statements of the Access Business or to confirm the information upon which such financial statements are based (including for purposes of any "comfort letter" requested by the Purchaser), and (iii) facilitating discussions between the Purchaser and Deloitte with respect to the completed Audit to the extent reasonably requested by the Purchaser. The Seller and the Parent acknowledge and agree that the foregoing cooperation could involve the provision of information concerning non-Access Business units (such as the Other Businesses) to the extent relevant to the preparation and audit of such financial statements of the Access Business, provided, that, such information will be provided only to the auditors (and not to the Purchaser except to the extent reasonably necessary for the purposes set forth in clause (ii) above), subject to customary confidentiality restrictions. It is acknowledged and agreed that it is the intention of the parties to facilitate the completion of the Audit as soon as reasonably practicable after the date hereof.

                  (d) As soon as reasonably practicable after issuance of Deloitte's report on the Audit of the 2003 Financial Statements, the Seller shall provide a copy of the 2003 Financial Statements and an Audit report to the Purchaser. After the delivery of the 2003 Financial Statements and Audit report by the Seller to the Purchaser, the Purchaser shall reimburse the Seller for all fees and reasonably documented expenses billed by Deloitte (consistent with their engagement letter) and paid by the Seller in connection with the Audit, within five (5) Business Days of the presentation to the Purchaser of reasonably detailed documentation of such fees and expenses. Notwithstanding the foregoing, (i) if the Purchaser terminates this Agreement pursuant to Section 10.1(c)(i), then the Seller shall be responsible for all fees and expenses of Deloitte in connection with the Audit and shall promptly reimburse the Purchaser for any and all fees and expenses paid by the Purchaser to Deloitte directly or to the Seller pursuant to the reimbursement provisions of the immediately preceding sentence and (ii) if this Agreement is terminated other than
         (A) by the Purchaser pursuant to Section 10.1(c)(i) or (B) by the Seller pursuant to Section 10.1(d)(i), then the Purchaser and the Seller shall share equally all fees and expenses of Deloitte in connection with the Audit and the Seller shall promptly reimburse the Purchaser for one-half of any and all fees and expenses paid by the Purchaser to Deloitte directly or to the Seller pursuant to the reimbursement provisions of the immediately preceding sentence.

                  (e) Until the Audit report has been delivered to the Purchaser, the Seller shall use its reasonable best efforts to arrange a weekly conference call with the Purchaser at a mutually agreeable time at which representatives of the Seller will inform the Purchaser of the timing and general status of the Audit. The Seller represents that such information will accurately summarize the timing and status of the Audit in all material respects.

                  (f) To the extent required by the Purchaser under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), with respect to each quarterly financial reporting period ending prior to the Closing Date, commencing with the calendar quarter ending December 31, 2003, the Seller will prepare financial statements on a basis consistent with the 2003 Financial Statements per Section 6.17(a) as of and for the applicable quarterly period ended (the "Interim Financial Statements"). The Seller agrees to engage Deloitte to perform an audit of the Interim Financial Statements under auditing standards generally accepted in the

         United States (the "Interim Audit"). The Seller shall use its reasonable best efforts to prepare the Interim Financial Statements and cause Deloitte to commence and complete the Interim Audit as soon as reasonably practicable upon determination by the Purchaser that such financial statements are required by the Purchaser and to furnish to the Purchaser the Interim Financial Statements at least five (5) days prior to the date that the Purchaser is required to file its report with the SEC under the Exchange Act. Subject to the "special purpose" nature of the financial statements, the Seller represents such Interim Financial Statements will fairly present the financial condition, results of operations and cash flows of the Access Business as of and for the applicable period, and will be consistent with the books and records of the Seller, subject only to the absence of footnotes. The provisions of paragraphs (c), (d) and (e) of this Section 6.17 will apply to the parties' obligations replacing "the Audit" with "the Interim Audit" as applicable and replacing "the 2003 Financial Statements" with "the Interim Financial Statements" as applicable.

                                  ARTICLE VII

         CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER AND AFCNA

         The obligations of the Purchaser and AFCNA to consummate the Acquisition and the other transactions contemplated hereby are subject to the satisfaction or written waiver by the Purchaser of the following conditions precedent on or before the Closing Date:

         7.1      Warranties True.

                  (a) Other than with respect to the representations and warranties contained in Section 4.26, the representations and warranties of the Parent, the Seller and Marconi IP contained herein shall have been accurate, true and correct on and as of the date hereof, and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date, shall also be accurate, true and correct on and as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to "materiality," "material adverse effect," or similar qualifying language set forth therein), except to the extent that any breach (in the aggregate with all other such breaches) does not constitute a Business Material Adverse Effect or a Seller Material Adverse Effect.

                  (b) The representations and warranties of the Seller and Marconi IP contained in Section 4.26 shall have been accurate, true and correct on and as of the date hereof, and shall also be accurate, true and correct on and as of the Closing Date as though made on the Closing Date.

         7.2 Compliance with Agreements and Covenants. Each of the Parent, the Seller and Marconi IP shall have in all material respects performed and complied with all of its covenants and obligations contained in this Agreement and in the Transition Services Agreement to be performed and complied with by it on or prior to the Closing Date.

         7.3 Certificate of Compliance. The Parent, the Seller and Marconi IP shall have delivered to the Purchaser a certificate of the Parent, the Seller and Marconi IP dated as of the Closing Date, executed by an authorized officer of each, certifying as to compliance with Sections 7.1 and 7.2.

         7.4 Hart-Scott-Rodino. Any applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the Antitrust Division or the FTC to prevent consummation of the transactions contemplated by this Agreement.

         7.5 No Injunctions or Other Legal Restraints. No applicable Law, injunction or other legal restraint or prohibition enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the Acquisition shall be in effect.

         7.6 Absence of Proceedings. There shall not be any Proceeding pending or threatened in writing by any Governmental Authority or any other Person that has a reasonable possibility of success (i) challenging or seeking to restrain or prohibit the Acquisition or any of the other transactions contemplated hereby or by the Related Agreements or the enforceability of any material covenant (including Section 6.11 hereof) contained herein or in any Related Agreement, which Proceeding is based on facts or circumstances that, if true, would not involve a breach of any representation or warranty of the Purchaser hereunder, (ii) seeking to obtain from the Purchaser or any of its Affiliates in connection with the Acquisition any material damages, which Proceeding is based on facts or circumstances that, if true, would not involve a breach of any representation or warranty of the Purchaser hereunder, or (iii) imposing or seeking to impose (including by requiring the Purchaser to take any action or to agree to take or not to take any action) a change in or restriction on the business, assets or operations of the Access Business, the Purchaser or any Affiliate of the Purchaser or requiring or seeking to require the Purchaser or any of its Affiliates to take any action or agree to take or not to take any action, including the disposition (whether by way of sale, lease, license or otherwise), before or after the Closing, of all or any portion of the business, products or assets (including Intellectual Property assets) of the Access Business, the Purchaser or any Affiliate of the Purchaser, if such change, restriction, requirement or disposition would reasonably be expected to have a material adverse effect on the benefits (viewed as a whole) reasonably expected to be derived by the Purchaser from the Acquisition.

         7.7 Certificates. The Parent, the Seller and Marconi IP shall have delivered to the Purchaser a duly executed certificate from an authorized officer of each certifying to their respective (a) organizational documents, (b) resolutions or minutes of the boards of directors and, with respect to the Seller and Marconi IP, shareholders pertaining to the authorization of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby and (c) incumbency of their executing officers.

         7.8 FIRPTA Certificate. The Seller shall have delivered to the Purchaser a duly executed certificate from an authorized officer certifying, under penalty of perjury, that the Seller and Marconi IP are not foreign persons within the meaning of section 1445 of the Code in substantially the form attached hereto as Exhibit M (the "FIRPTA Certificate").

         7.9 Consents. The Seller shall have delivered to the Purchaser written consents from the third parties to the Contracts listed on Schedule 7.9, in form and substance reasonably acceptable to the Purchaser, necessary to transfer such listed Contracts to Purchaser at the Closing in the manner provided on Schedule 7.9.

         7.10 Material Adverse Effect. There shall not have occurred any Business Material Adverse Effect during the period from the date hereof to the Closing.

         7.11 Other Documents. Each of the Parent, the Seller, Marconi IP and the Marconi Entities shall have furnished to the Purchaser all agreements and documents required to be delivered by such parties pursuant to Section 9.2, and each such agreement shall be in full force and effect.

         7.12 Release of Liens. The Liens on the Assets, other than Permitted Liens, shall have been terminated and released and the Release Agreement shall have been executed by the parties thereto and delivered to the Purchaser.

         7.13 Opinion of Counsel. The Purchaser shall have received the legal opinions of (a) Mayer, Brown, Rowe & Maw LLP with respect to certain U.S. legal issues in substantially the form attached hereto as Exhibit N, (b) Mayer, Brown, Rowe & Maw LLP with respect to certain U.K. legal issues in substantially the form attached hereto as Exhibit O, (c) Mayer, Brown, Rowe & Maw LLP, or other outside legal counsel reasonably acceptable to the Purchaser, acting as special counsel to the Marconi Entities under the Cross License Agreement substantially in the same form and content as the legal opinions referred to in clause (a) or clause (b) above, as applicable, and (d) Allen & Overy with respect to certain legal issues related to the Indentures in substantially the form attached hereto as Exhibit P.

         7.14 Solvency Opinion. The Purchaser shall have received the opinion of Valuation Research Corporation, or another nationally recognized, independent valuation firm reasonably acceptable to the Purchaser and the Seller, dated as of the Closing Date, in the form attached hereto as Exhibit Q.

                                  ARTICLE VIII

        CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER, MARCONI IP AND
                                   THE PARENT

         The obligations of the Parent, the Seller and Marconi IP to consummate the Acquisition and the other transactions contemplated hereby are subject to the satisfaction or written waiver by the Seller of the following conditions precedent on or before the Closing Date:

         8.1 Warranties True. The representations and warranties of the Purchaser and AFCNA contained herein shall have been accurate, true and correct on and as of the date hereof, and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date, shall also be accurate, true and correct on and as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to "materiality," "material adverse effect," or similar qualifying language set forth therein), except to the extent that any breach (in the aggregate with all other such breaches) would not reasonably be expected to have a material adverse effect on the Purchaser and its Subsidiaries taken as a whole or does not constitute a Purchaser Material Adverse Effect.

         8.2 Compliance with Agreements and Covenants. The Purchaser and AFCNA shall have in all material respects performed and complied with all of its respective covenants and obligations contained in this Agreement and the Transition Services Agreement to be performed and complied with by it on or prior to the Closing Date.

         8.3 Certificate of Compliance. The Purchaser and AFCNA shall have delivered to the Seller a certificate of the Purchaser and AFCNA dated as of the Closing Date, executed by an authorized officer of each, certifying as to compliance with Sections 8.1 and 8.2.

         8.4 Hart-Scott-Rodino. Any applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the Antitrust Division or the FTC to prevent the consummation of the transactions contemplated by this Agreement.

         8.5 No Injunctions or Other Legal Restraints. No applicable Law, injunction or other legal restraint or prohibition enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the Acquisition shall be in effect.

         8.6 Absence of Proceedings. There shall not be any Proceeding pending or threatened in writing by any Governmental Authority or any other Person that has a reasonable possibility of success challenging or seeking to restrain or prohibit the Acquisition or any of the other transactions contemplated hereby or by the Related Agreements, which Proceeding is based on facts or circumstances that, if true, would not involve a breach of any representation or warranty of the Parent, the Seller or Marconi IP hereunder.

         8.7 Other Documents. Each of the Purchaser and AFCNA shall have furnished to the Seller all agreements and documents required to be delivered by the Purchaser and AFCNA pursuant to Section 9.3, and each such agreement shall be in full force and effect.

         8.8 Purchase Price. The Seller, for itself and as agent for Marconi IP, shall have received from the Purchaser the Purchase Price pursuant to Section 3.1.

         8.9 Certificates. The Purchaser and AFCNA shall have delivered to the Seller a duly executed certificate from an authorized officer of each certifying to their respective (a) organizational documents, (b) resolutions or minutes of their respective boards of directors and, if applicable, shareholders pertaining to the authorization of this Agreement and its Related Agreements and the transactions contemplated hereby and thereby and (c) incumbency of their executing officers.

         8.10 Opinion of Counsel. The Seller shall have received the legal opinion of Pillsbury Winthrop LLP in substantially the form attached hereto as Exhibit R.

                                   ARTICLE IX

                                     CLOSING

         9.1 Closing. Subject to Articles VII and VIII, the Closing shall take place at the offices of Pillsbury Winthrop LLP, 50 Fremont Street, San Francisco, California 94150, at 10:00 a.m. (pacific standard time) on the third Business Day after all the conditions set forth in Articles VII and VIII have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between the Seller and the Purchaser. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 12:01 a.m. (central standard time) on the Closing Date.

         9.2 Deliveries by the Seller. At the Closing the Seller or Marconi IP, as applicable, shall deliver to the Purchaser the following:

                  (a) the Assignment and Assumption Agreement, duly executed by the Seller;

                  (b)      the Bill of Sale, duly executed by the Seller;

                  (c) subject to Section 6.16, the Supply Agreements, duly executed by the Seller;

                  (d) the Transition Services Agreement, duly executed by the Seller;

                  (e) the Cross License Agreement, duly executed by the Marconi Entities;

                  (f)      the Sublicenses, duly executed by the Seller;

                  (g)      the Patent Assignment, duly executed by Marconi IP;

                  (h) the Copyright Assignment, duly executed by the Seller;

                  (i) the Trademark Assignment, duly executed by the Seller;

                  (j) a cross receipt verifying the receipt by the Seller of the Purchase Price; and

                  (k)      the FIRPTA Certificate.

         9.3 Deliveries by the Purchaser. At the Closing the Purchaser or AFCNA, as applicable, shall deliver to the Seller the following:

                  (a) the Assignment and Assumption Agreement, duly executed by the Purchaser;

                  (b) the Bill of Sale, duly executed by the Purchaser and AFCNA;

                  (c) subject to Section 6.16, the Supply Agreements, duly executed by the Purchaser or, at the option of the Purchaser, an Affiliate of the Purchaser (it being understood that if an Affiliate of the Purchaser is the primary party to the Supply Agreements, the Purchaser nonetheless shall remain responsible for the performance of all of such Affiliate's obligations thereunder);

                  (d) the Transition Services Agreement, duly executed by the Purchaser or, at the option of the Purchaser, an Affiliate of the Purchaser (it being understood that if an Affiliate of the Purchaser is the primary party to the Transitions Services Agreement, the Purchaser nonetheless shall remain responsible for the performance of all of such Affiliate's obligations thereunder);

                  (e) the Cross License Agreement, duly executed by the Purchaser or, at the option of the Purchaser, an Affiliate of the Purchaser (it being understood that if an Affiliate of the Purchaser is the primary party to the Cross License Agreement, the Purchaser nonetheless shall remain responsible for the performance of all of such Affiliate's obligations thereunder);

                  (f) the Sublicenses, duly executed by the Purchaser or, at the option of the Purchaser, an Affiliate of the Purchaser (it being understood that if an Affiliate of the Purchaser is the primary party to the Sublicenses, the Purchaser nonetheless shall remain responsible for the performance of all of such Affiliate's obligations thereunder);

                  (g) the Purchase Price in accordance with Sections 3.1 and 13.4; and

                  (h) tax resale certificates with respect to the Inventory duly executed by the Purchaser or AFCNA, as applicable.

                                   ARTICLE X

                                  TERMINATION

         10.1 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, at any time on or prior to the Closing Date:

                  (a) with the mutual written consent of the Seller and the Purchaser;

                  (b) by the Seller or the Purchaser, if the Closing shall not have taken place on or before July 31, 2004 (the "Termination Date"); provided, that, the right to terminate this Agreement under this Section 10.1(b) shall not be available to (i) the Seller if the failure of the Seller or any of its Affiliates to fulfill any of their obligations under this Agreement caused the failure of the Closing to occur on or before such date or (ii) the Purchaser if the failure of the Purchaser or any of its Affiliates to fulfill any of their obligations under this Agreement caused the failure of the Closing to occur on or before such date;

                  (c) by the Purchaser, (i) if there shall have been a breach of any representation or warranty of the Seller, Marconi IP or the Parent hereunder and the breach of such representation or warranty constitutes a Business Material Adverse Effect or a Seller Material Adverse Effect, or if there shall have been a material breach of any covenant or obligation of the Seller, Marconi IP or the Parent hereunder and, if such breach is curable, such breach shall not have been remedied within thirty (30) days after receipt by the Seller of a notice in writing from the Purchaser specifying the breach and requesting such breach be remedied or (ii) if any of the other conditions set forth in Article VII shall have become incapable of fulfillment on or prior to the Termination Date and shall not have been waived by the Purchaser (unless the failure of such condition is the result of a material breach of this Agreement by the Purchaser or AFCNA); or

                  (d) by the Seller, (i) if there shall have been a material breach of any covenant, obligation, representation or warranty of the Purchaser or AFCNA hereunder, and, if such breach is curable, such breach shall not have been remedied within thirty (30) days after receipt by the Purchaser of notice in writing from the Seller specifying the breach and requesting such breach be remedied or (ii) if any of the other conditions set forth in Article VIII shall have become incapable of fulfillment on or prior to the Termination Date and shall not have been waived by the Seller (unless the failure of such condition is the result of a material breach of this Agreement by the Seller, the Parent or Marconi IP).

         In the event of termination by the Seller or the Purchaser pursuant to this Section 10.1 (other than Section 10.1(a)), written notice thereof shall be given to the other parties hereto.

         10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 6.5 (Brokers), 6.9 (Confidentiality), 13.1 (Expenses) and 13.8 (Publicity), each of which shall survive the termination of this Agreement (it being understood and agreed, however, that (a) no such termination shall relieve any party from liability for any prior breach of this Agreement and (b) for purposes of determining such liability, the terms of Article XII (other than Section 12.1 and Section 12.8) shall survive the termination of this Agreement).

                                   ARTICLE XI

                         EMPLOYEES AND EMPLOYEE BENEFITS

         11.1 Offers of Employment. The Purchaser shall offer each Current Access Employee employment with the Purchaser effective as of the Closing Date. The Purchaser's offers of employment shall be for employment on substantially the same terms and conditions and at the same level of cash compensation as applied to such employees immediately prior to the Closing Date as employees of the Seller and its Affiliates (excluding any amounts payable in connection with the transactions contemplated by this Agreement) except as otherwise specifically provided by this Article XI with respect to employment terms and conditions other than cash compensation, during their continued employment with the Purchaser until such terms and conditions or cash compensation are changed by the Purchaser in the ordinary course of business. Each such individual who accepts the Purchaser's offer of employment shall become an employee of the Purchaser as of the Closing and shall be referred to herein as a "Transferred Employee".

         11.2 Employee Benefits - Generally. Subject to the provisions of this Article XI, as of the Closing Date, the Purchaser shall provide or cause to be provided to Transferred Employees employee benefits which are, in the aggregate, substantially similar to those provided to similarly situated employees of the Purchaser and its Affiliates. Each of the Parent and the Seller agree that neither the Purchaser nor any of its Affiliates shall assume sponsorship or have any responsibility or Liability under any employee benefit plan, program, policy or arrangement maintained by the Seller or any of its Affiliates, and the Purchaser agrees that none of Parent, the Seller or any of their Affiliates shall have any responsibility or Liability under any employee benefit plan, program, policy or arrangement maintained by the Purchaser or any of its Affiliates (collectively, the "Purchaser Benefit Plans"). Notwithstanding the foregoing, the Purchaser, the Seller and their respective Affiliates shall have the obligations and responsibilities as otherwise specifically provided in this Article XI.

         11.3 Service Credit. The Purchaser shall cause each Purchaser Benefit Plan to provide to the Transferred Employees credit for their service with the Seller and its Affiliates and their predecessors for all purposes under the Purchaser Benefit Plans provided, that, the crediting of service with the Seller, its Affiliates and their predecessors under the Purchaser Benefit Plans will occur as set forth below:

                  (a) Purchaser 401(k) Plan. For purposes of the Purchaser 401(k) Plan, service shall be credited to each Transferred Employee for all purposes from the hire date used by the Marconi 401(k) Plan to determine service for the purposes of vesting and credit for a year of service will be provided for the calendar year in which such hire date occurred and each calendar year commencing after such hire date and before the Closing Date (provided that this provision shall not require double-counting of service otherwise credited under the Purchaser 401(k) Plan).

                  (b) Purchaser Sabbatical Plan. For purposes of the Purchaser's Sabbatical Plan, each Transferred Employee shall be given credit for two months of service for each year from the hire date used by the Marconi 401(k) Plan to determine service for purposes of vesting.

                  (c) Purchase Stock Option Plans. No credit will be given for service with the Seller, its Affiliates or their predecessors under the Purchaser's stock option plans.

                  (d) All Other Purchaser Plans. For purposes of the Purchaser Benefit Plans other than as described in Section 11.3(a), (b) or (c), each Transferred Employee shall be given credit for service in accordance with the rules of the applicable Purchaser Benefit Plan by deeming service to have commenced with the Purchaser from the hire date used by the Marconi 401(k) Plan to determine service for the purposes of vesting.

         Within 30 days of the date hereof the Seller shall provide the Purchaser with a list setting forth the hire date used by the Marconi 401(k) Plan to determine service for vesting purposes for all Current Access Employees determined as of the date this Agreement was executed; provided, however, that for purposes of determining this hire date, any individual for whom service to Jabil was required to be credited under paragraph 2 of the Twelfth Amendment of the Marconi USA

Employees' Retirement Plan (the "Marconi Retirement Plan") shall be deemed service with the Seller.

         11.4 Welfare Benefits. Each Transferred Employee shall be entitled to coverage effective as of the Closing Date under all of the medical, dental, vision, prescription drug, life insurance plans or other welfare benefit plans (the "Purchaser's Welfare Plans") maintained by the Purchaser for its employees, which medical, dental, vision and prescription drug coverage, through December 31, 2004, shall be available at the same employee contribution rates as applied under the corresponding welfare benefit plans of the Seller (the "Seller's Welfare Plans") as of the date of this Agreement. Any waiting periods or pre-existing condition limitations in the Purchaser's Welfare benefit Plans shall be waived unless coverage would have been denied on a similar basis under the Seller's Welfare Plans and deductibles shall be waived for claims incurred prior to April 1, 2004. The Seller will retain all liabilities for payment of claims under the Seller's Welfare Plans and none of the Purchaser nor any of its Affiliates shall have any Liability under or with respect to the Seller's Welfare Plans. The Seller and its Affiliates shall be responsible for providing continuing group health coverage, which satisfies the requirements of COBRA applicable to the Seller and any applicable state laws which require continuation of health coverage, to all Access Employees (and their eligible dependents) who incur a qualifying event on or prior to the Closing Date and to any person who is an M&A qualified beneficiary within the meaning of Treasury Regulations issued under Section 4980B of the Code. None of the Seller or any of its Affiliates shall have any Liability under or with respect to the Purchaser's Benefit Plans, including the Purchaser's Welfare Plans.

         11.5 Paid Time Off. With respect to any accrued but unused paid time off ("PTO") to which any Transferred Employee is entitled as of the Closing Date pursuant to the PTO policy applicable to such Transferred Employee immediately prior to the Closing Date (the "PTO Policy"), the Purchaser shall assume the liability for accrued PTO of Transferred Employees in the amounts set forth in the memorandum furnished to the Purchaser pursuant to Section 4.18(a) (which amounts shall be updated as of the Closing Date based on accruals from and after December 6, 2003 (the date as of which accruals were provided in the memorandum furnished to the Purchaser pursuant to Section 4.18(a)) consistent with the PTO Policy in effect as of the date hereof) and shall permit such Transferred Employees to use such accrued PTO or pay in cash to each such Transferred Employee an amount equal to the wages relating to any such PTO which the Purchaser does not permit the Transferred Employee to use. Transferred Employees shall be entitled to accrue future paid time off under the Purchaser's vacation policy based on service credited pursuant to Section 11.3 and service with the Purchaser and its Affiliates after the Closing. Further, effective as of the Closing Date, the Purchaser shall credit each Transferred Employee with 5 sick days.

         11.6 Disability. If a Transferred Employee is on short-term disability leave as of the Closing Date, the Purchaser shall provide such Transferred Employee with short-term disability benefits in accordance with the short-term disability policy of the Seller and its Affiliates and the Seller and its Affiliates shall cease to have any liability for such payments and benefits after the Closing. The Purchaser shall provide all other Transferred Employees with short-term disability benefits in accordance with the terms and conditions of the short-term disability plans of the Purchaser. The Seller shall retain all liabilities under the long-term disability plan of the Seller, including liabilities for Transferred Employees who are eligible upon the satisfaction of any waiting or elimination period to receive benefits under such plan as of the Closing; provided, however, that if a Transferred Employee returns to active employment with the Purchaser under conditions that would require a new waiting or elimination period under the Seller's long-term disability plan, any future long-term disability benefits shall be the responsibility of the Purchaser and none of the Seller, its Affiliates or the Seller's long-term disability plan shall have any responsibility or liability therefor.

         11.7 Bonus. The Purchaser agrees to pay each Transferred Employee the amount of the bonus that the Purchaser determines would otherwise have been paid to such Transferred Employee under the terms of the Marconi AIP for service through March 31, 2004.

         11.8 Retirement Plans. The Seller shall retain all liabilities and obligations of the Seller and its Affiliates under its "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (the "Seller's Pension Plans") and all assets thereunder and none of the Seller or any of its Affiliates shall have any Liability under or with respect to any "employee pension benefit plans" of the Purchaser or its Affiliates. The Seller shall cause all Transferred Employees to become 100% vested in their accrued benefits under the Marconi USA Wealth Accumulation Plan (the "Marconi 401(k) Plan") and the Marconi Retirement Plan, and the Purchaser and its Affiliates shall not have any responsibility with respect to the Seller's Pension Plans. The Purchaser shall cooperate with the Seller to provide such current information regarding Transferred Employees as permitted by law on an ongoing basis as may be necessary to facilitate payment of pension benefits from the Seller's Pension Plans. To the extent necessary, the Seller shall cause the sponsor of the "Marconi 401(k) Plan" to amend the Marconi 401(k) Plan to permit, after the Closing Date to the extent permitted under the requirements of the Code applicable to qualified retirement plans, Transferred Employees to elect to receive a distribution of benefits under the Marconi 401(k) Plan and to permit Transferred Employees to elect to roll over such amounts (including any outstanding loans) to a defined contribution plan of the Purchaser ("Purchaser 401(k) Plan") satisfying the requirements of Section 401(a) of the Code and including a cash or deferred arrangement satisfying the requirements of Section 401(k) of the Code. The Purchaser shall cause the sponsor of the Purchaser 401(k) Plan to amend the Purchaser 401(k) Plan to the extent necessary and to the maximum extent permitted by applicable law to accept rollover contributions of all amounts (including promissory notes evidencing outstanding loans) distributed to or on behalf of Transferred Employees from the Marconi 401(k) Plan.

         11.9 Workers and Unemployment Compensation. The Seller shall retain liability for all workers compensation and unemployment events for Access Employees occurring prior to the Closing Date. The Purchaser shall be responsible for all workers compensation and unemployment events for Transferred Employees occurring after the Closing Date.

         11.10 Wages. The Purchaser shall assume liability for all salary, wages and bonuses earned by Transferred Employees after the Closing Date. The Seller shall retain all other liability for salary, wages and bonuses earned by and payable to Access Employees for periods prior to and including the Closing Date (other than bonuses under the Marconi AIP which are payable by Purchaser in accordance with Section 11.7).

         11.11 Severance. The Purchaser agrees to provide to any Transferred Employee whose employment with the Purchaser and its Affiliates is terminated on or before the later of December 31, 2004 or nine (9) months after the Closing Date, severance benefits that are at least equal to the benefits that would have been provided to such Transferred Employee under the Seller's severance policies as in effect on the date of this Agreement. Further, the Purchaser shall assume and satisfy all obligations under the thirteen agreements set forth on Schedule
4.17 that are listed under the heading of "Special Severance Agreements." The Seller agrees that the Purchaser shall not be responsible for any other severance obligations of the Seller or its Affiliates to any Access Employees, whether or not they are Transferred Employees.

         11.12 Cooperation. The Seller shall cooperate with the Purchaser in its efforts to screen and hire Transferred Employees but only to the extent of providing non confidential information on Access Employees and in publishing and disseminating communications of the Purchaser regarding the employment of Transferred Employees.

         11.13 Employment Claims. Except as otherwise stated in this Article XI, the Seller shall retain all Liability for all employment related claims of Access Employees, including claims of violation of state and federal Laws regarding discrimination, payment of wages, and WARN, and claims of breach of employment contract and wrongful discharge, arising or relating to the period prior to the Closing. The Purchaser shall be liable for all employment related claims made by Transferred Employees, including claims of violation of state and federal Laws regarding discrimination, payment of wages, and WARN, and claims of breach of employment contract and wrongful discharge, arising and relating to the period after the Closing. For the avoidance of doubt, it is agreed that (a) the Seller is liable for any WARN notices or payments in lieu of notice for "mass layoffs" and "plant closings" (as those terms are defined in the WARN Act) occurring prior to the Closing Date and (b) the Purchaser is liable for any WARN notices or payments in lieu of notice for "mass layoffs" and "plant closings" occurring after the Closing Date, including but not limited to any liability for those persons suffering an employment loss prior to the Closing Date but to whom notice was not required to be given until the occurrence of events after the Closing Date.

                                  ARTICLE XII

                                INDEMNIFICATION

         12.1 Survival. The representations and warranties of the parties hereto contained herein and in the Conveyance Agreements shall survive the Closing for a period of eighteen (18) months after the Closing, except that (a) the representations and warranties set forth in (i) Sections 4.8, 4.13, 4.17, 4.18, 4.20 and 4.21 of this Agreement, (ii) Section 5 of the Cross License Agreement and (iii) Section 3 of either Sublicense Agreement shall survive the Closing for a period of four (4) years after the Closing, (b) the Tax Warranties shall survive until the Tax Statute of Limitations Date, (c) the Title and Authorization Warranties shall survive forever, (d) without prejudice to the obligation of the Seller, Marconi IP and the Parent to indemnify the Purchaser Indemnified Parties with respect to Retained Obligations, the representations and warranties in Section 4.5 shall not survive the Closing and (e) the representations and warranties in Section 4.24(a) and (c) shall not survive the Closing. All representations and warranties of the Seller, Marconi IP and the Parent set forth in this Agreement and in any document delivered pursuant to this Agreement that is not a Commercial Agreement shall be deemed to have been made again by such parties on and as of the Closing Date except to the extent such representations and warranties are expressly made as of an earlier date. If the Closing occurs, neither the Purchaser, AFCNA, the Seller, Marconi IP nor the Parent shall have any liability with respect to claims first asserted in connection with any representation or warranty after the expiration of the survival period specified therefor in this Section 12.1.

         12.2 Indemnification by the Parent, the Seller and Marconi IP. Subject to Section 12.4, the Parent, the Seller and Marconi IP, jointly and severally, agree to indemnify the Purchaser and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (each, a "Purchaser Indemnified Party") against, and agree to hold the Purchaser Indemnified Parties harmless from, any and all Losses incurred or suffered by the Purchaser Indemnified Parties to the extent arising out of or resulting from any of the following:

                  (a) any breach of or any inaccuracy in any representation or warranty made by the Parent, Marconi IP or the Seller in this Agreement, any Conveyance Agreement or any other document delivered by the Seller, Marconi IP or the Parent hereunder at the Closing that is not a Commercial Agreement, provided, that, if the Closing occurs, none of the Parent, the Seller or Marconi IP shall have any liability under this Section 12.2(a) for any breach of or inaccuracy in any representation or warranty unless a claim for indemnification therefor is asserted in accordance with Section 12.6 or Section 12.7 (as applicable), in each case before the expiration of the survival period applicable to such representation or warranty under Section 12.1; and provided, further, that for purposes of Purchaser Indemnified Parties' rights to indemnification pursuant to this Section 12.2(a), the representations and warranties of the Parent, Marconi IP and the Seller (other than the representations and warranties contained in (i) the third sentence of Section 4.4, (ii) the first sentence of Section 4.6,
         (iii) Section 4.11, or (iv) Section 4.14(a)), shall not be qualified by any references therein to materiality (including references to "Business Material Adverse Effect" or "Seller Material Adverse Effect," and whether or not any breach results or may result in a Business Material Adverse Effect or Seller Material Adverse Effect) as if such qualifications were deleted from such representation or warranty;

                  (b) any breach of or failure by the Parent, the Seller or Marconi IP to perform any covenant or obligation of the Parent, the Seller or Marconi IP set out in this Agreement, any Conveyance Agreement or any other document delivered by the Parent, the Seller or Marconi IP hereunder at the Closing that is not a Commercial Agreement;

                  (c) the Excluded Assets or the Retained Obligations, other than Retained Obligations to the extent arising from the effect of a change in Law occurring after the Closing based on a fact, condition or circumstance existing prior to the Closing (for this purpose, "Law" shall not include Judgments to which any of the Seller, the Parent or Marconi IP is a party or by which the Access Business or the Assets are bound);

                  (d) the failure by the Seller, Marconi IP or the Parent to comply with statutory provisions relating to bulk sales and transfers in connection with the transactions contemplated hereby;

                  (e) one-half of the aggregate amount of product costs incurred by the Purchaser or its Affiliates with respect to Liabilities assumed pursuant to Section 2.5(c) (including product costs incurred with respect to Special Warranty Matters) in excess of $10,000,000 (it being understood and agreed that for purposes of this clause (e) the term "product costs" (i) shall, subject to clause (iii), mean all out-of-pocket costs and expenses of any kind (including costs and expenses for materials and replacement parts or products) incurred by the Purchaser or its Affiliates as a result of Section 2.5(c), (ii) for purposes of clarification, shall not include any overhead costs or overhead expenses of the Purchaser or any of its Affiliates, including costs and expenses associated with salary or other compensation or benefits of any employee of the Purchaser or its Affiliates, or any other cost or expense not referred to in clause (i) above and (iii) shall not include any amounts to the extent arising from the Purchaser's or any of its Affiliates' treatment of the customer making a claim with respect to a Liability assumed by the Purchaser pursuant to Section 2.5(c) in a manner more favorable to the customer than the Purchaser's customary treatment of its customers for similar claims related to the Purchaser's other comparable products or services);

                  (f) any Personnel that is not a party to an Employee IP Agreement (or any assigns or successors-in-interest of such Personnel) having or claiming to have any Intellectual Property rights in any Transferred Technology or any Transferred Patents developed or conceived by such Personnel under circumstances in which, under applicable Law, ownership of the Intellectual Property rights in such Transferred Technology or Transferred Patents would vest on creation in such Personnel in the absence of an Employee IP Agreement; provided that the Purchaser or its Affiliates must notify the Seller of any claims arising or resulting from the above in accordance with Section
         12.6 or Section 12.7 of this Agreement, as applicable, on or prior to the fourth anniversary of the Closing Date; or

                  (g) claims (whether as a part of a Proceeding or otherwise) by the Persons identified at Items 4 or 5 of Schedule 4.13(e)(i) (or any Affiliates thereof or assigns or successors in interest thereto) to the extent arising out of infringement of any Patents identified in any correspondence described in such Items by a Current Access Product; provided that the Purchaser or its Affiliates must notify the Seller of any claims arising or resulting from the above in accordance with Section 12.6 or Section 12.7 of this Agreement, as applicable, on or prior to the fourth anniversary of the Closing Date.

         The Purchaser Indemnified Parties' right to indemnification under this
Article XII shall not be affected by any investigation (including any environmental or intellectual property investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) by, the Purchaser or AFCNA at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation.

         12.3 Indemnification by the Purchaser and AFCNA. Subject to Section 12.4, the Purchaser and AFCNA, jointly and severally, agree to indemnify the Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (each, a "Seller Indemnified Party") against, and agree to hold the Seller Indemnified Parties harmless from, any and all Losses incurred or suffered by the Seller Indemnified Parties to the extent arising out of or resulting from any of the following:

                  (a) any breach of or any inaccuracy in any representation or warranty made by the Purchaser, AFCNA or AFAC in this Agreement, any Conveyance Agreement or any other document delivered by the Purchaser, AFCNA or AFAC hereunder at the Closing that is not a Commercial Agreement, provided, that, if the Closing occurs neither the Purchaser, AFCNA nor AFAC shall have any liability under this Section 12.3(a) for any breach of or inaccuracy in any representation or warranty unless a claim for indemnification therefor is asserted in accordance with
         Section 12.6 or Section 12.7 (as applicable), in each case before the expiration of the survival period applicable to such representation or warranty under Section 12.1; and provided,further, that for purposes of Seller Indemnified Parties' rights to indemnification pursuant to this
         Section 12.3(a), the representations or warranties of the Purchaser, AFCNA and AFAC shall not be qualified by any references therein to materiality as if such qualifications were deleted from such representation and warranty;

                  (b) any breach of or failure by the Purchaser, AFCNA or AFAC to perform any covenant or obligation of the Purchaser, AFCNA or AFAC set out in this Agreement, any Conveyance Agreement or any other document delivered by the Purchaser, AFCNA or AFAC hereunder at the Closing that is not a Commercial Agreement;

                  (c)      the Assumed Obligations; or

                  (d) the operation of the Access Business subsequent to the Closing (excluding, for the avoidance of doubt, the Retained Obligations and the matters for which the Purchaser Indemnified Parties are entitled to indemnification under Section 12.2).

         12.4     Limitations on Liability.

                  (a) The Purchaser Indemnified Parties shall have the right to receive payment by the Parent, the Seller or Marconi IP, jointly and severally, under Section 12.2(a) and Section 12.2(f) only if, and only to the extent that, the Purchaser Indemnified Parties shall have incurred indemnifiable Losses in excess of $2,000,000. The Seller Indemnified Parties shall have the right to receive payment by the Purchaser and AFCNA, jointly and severally, under Section 12.3(a) only if, and only to the extent that, the Seller Indemnified Parties shall have incurred indemnifiable Losses in excess of $2,000,000.

                  (b) Neither the Seller nor any of its Affiliates, on the one hand, and neither the Purchaser nor any of its Affiliates, on the other hand, shall have any Liability under this Agreement, any Conveyance Agreement or any document delivered by any such Person at the Closing that is not a Commercial Agreement for (i) 25% Losses in excess of $60,000,000 in the aggregate, (ii) 25% Losses and 50% Losses in excess of $120,000,000 in the aggregate and (iii) 25% Losses, 50% Losses and 100% Losses in excess of the Purchase Price in the aggregate; for the avoidance of doubt, in no event shall the Seller's and its Affiliates', on the one hand, or the Purchaser's and its Affiliates', on the other hand, aggregate liability under this Agreement, the Conveyance Agreements and the documents delivered by them at the Closing that are not Commercial Agreements exceed the Purchase Price in the aggregate.

                  (c) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE SOLE AND EXCLUSIVE LIABILITY OF THE SELLER AND ITS AFFILIATES TO THE PURCHASER AND ITS AFFILIATES, AND THE SOLE AND EXCLUSIVE LIABILITY OF THE PURCHASER AND ITS AFFILIATES TO THE SELLER AND ITS AFFILIATES, UNDER THIS AGREEMENT, THE CONVEYANCE AGREEMENTS AND THE OTHER DOCUMENTS DELIVERED HEREUNDER THAT ARE NOT COMMERCIAL AGREEMENTS OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING FOR ANY BREACH OF OR INACCURACY IN ANY REPRESENTATION OR WARRANTY OR FOR ANY BREACH OF ANY COVENANT OR OBLIGATION OR FOR ANY OTHER REASON), AND THE SOLE AND EXCLUSIVE REMEDY OF THE PURCHASER AND ITS AFFILIATES AND OF THE SELLER AND ITS AFFILIATES (RESPECTIVELY) WITH RESPECT TO ANY OF THE FOREGOING, SHALL BE AS SET FORTH IN THIS ARTICLE XII, SECTION 6.5, SECTION 6.11(E) AND
         SECTION 13.20 OF THIS AGREEMENT, and section 6.14 of the Cross License Agreement, Section 6.14 of the Sublicense Attached hereto as Exhibit H-1 and Section 7.14 of the Sublicense attached hereto as Exhibit H-2. Except with respect to Losses arising out of or relating to a breach of the Commercial Agreements, to the extent that the Purchaser or any of its Affiliates (on the one hand) or the Seller or its Affiliates (on the other hand) has any Losses for which it may assert any right to indemnification, contribution or other monetary recovery from the Seller or any of its Affiliates or from the Purchaser or any of its Affiliates (as the case may be) (whether under this Agreement, any Conveyance Agreement, any other document delivered hereunder that is not a Commercial Agreement or under any common law theory or any statute or other Law, including any Environmental Law, or otherwise), other than pursuant to the provisions of this Article XII, the Purchaser and the Seller (respectively) each hereby waives, releases and agrees not to assert such right, and the Purchaser and the Seller (respectively) each agrees to cause each of its Affiliates to waive, release and agree not to assert such right.

                  (d) Neither the Seller nor any of its Affiliates shall have any liability under or otherwise in connection with this Agreement, any Conveyance Agreement or any other document delivered hereunder that is not a Commercial Agreement or the transactions contemplated hereby or thereby for any Loss to the extent accrued, provided or reserved for in the Statement of Working Capital.

         12.5     Mitigation. With respect to claims subject to the indemnity at
Section 12.2(g), the Purchaser and its Affiliates shall reasonably cooperate to mitigate Losses, including, if reasonable, modifying, redesigning or replacing the product in question so as to make the product non-infringing (it being understood and agreed that the costs and expenses relating to such modification, redesign or replacement shall be indemnified Losses to the extent provided in this Article XII).

         12.6 Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a claim, or the commencement of any suit, action or Proceeding, of the type described in Section 12.7, the Indemnified Person shall give written notice to the Indemnifying Person of such claim, which notice shall specify the material facts alleged to constitute the basis for such claim, including, if applicable, the representations, warranties, covenants and obligations alleged to have been breached, if known, and the amount (if known) that the Indemnified Person seeks hereunder from the Indemnifying Person, together with such information (to the extent known by the Indemnified Person) as may be necessary for the Indemnifying Person to determine that the limitations in Section 12.4 have been satisfied or do not apply; provided, that, the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this
Article XII except to the extent (if any) that the Indemnifying Person demonstrates that it has been prejudiced thereby. Unless it would reasonably be expected that the Indemnified Person will be prejudiced by such two-week delay, for a period of at least two weeks from the date the Indemnifying Person receives the written notice of a claim pursuant to this Section 12.6, the Indemnified Person and the Indemnifying Person shall consult with each other regarding resolution of such claim and attempt to resolve such claim; provided that neither party shall be obligated to take or refrain from taking any action to enforce its rights.

         12.7     Notice of Third Party Claims; Assumption of Defense.

                  (a) The Indemnified Person shall give notice to the Indemnifying Person within fifteen (15) days of the assertion of any claim, or the commencement of any suit, action or Proceeding, by any Person not a party hereto (such claim, suit, action or Proceeding, as it pertains to the Indemnified Person, a "Third Party Claim") in respect of which indemnity may be sought under this Agreement (which notice shall specify in reasonable detail the nature and amount (to the extent known by the Indemnified Person) of such claim together with such information (to the extent known by the Indemnified Person) as may be necessary for the Indemnifying Person to determine that the limitations in Section 12.4 have been satisfied or do not apply); provided, that, the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article XII except to the extent (if any) that the Indemnifying Person demonstrates that it has been prejudiced thereby.

                  (b) The Indemnifying Person may, at its own expense, defend the Indemnified Person against the Third Party Claim with counsel of its own choice reasonably satisfactory to the Indemnified Person so long as (i) the Indemnifying Person notifies the Indemnified Person in writing, within fifteen (15) days after the Indemnified Person has given notice of the Third Party Claim, that the Indemnifying Person will indemnify the Indemnified Person from and against any Losses the Indemnified Person may suffer resulting from, or arising out of such Third Party Claim (whether or not otherwise required hereunder), (ii) the Indemnifying Person possesses financial resources that would reasonably be expected to be sufficient to defend against the Third Party Claim and to fulfill its indemnification obligations hereunder, (iii) the Third Party Claim does not seek an injunction or other equitable relief that would adversely impact the Access Business, if granted, (iv) the Third Party Claim does not relate to or arise in connection with any criminal action, indictment, allegation, investigation or Proceeding, (v) the

         Third Party Claim does not relate to or arise in connection with any action, allegation, investigation or Proceeding involving (A) Transferred Intellectual Property or (B) other Intellectual Property licensed to the Purchaser or any of its Affiliates under the Cross License Agreement or either Sublicense if the Purchaser's (or its Affiliate's) operation of the Access Business is the primary focus of such Third Party Claim, (vi) settlement of, or an adverse judgment with respect to, the Third Party Claim would not reasonably be likely to establish a precedential custom or practice that would reasonably be expected to be materially adverse to the continuing business interests of the Indemnified Person or its Affiliates, (vii) the Indemnified Person has not been advised in writing by counsel reasonably acceptable to the Indemnifying Person that, based on the defenses and positions expected to be asserted as of the time of such advice, a conflict of interest between the Indemnified Person and the Indemnifying Person exists or would reasonably be expected to exist or arise in connection with such Third Party Claim and (viii) the Indemnifying Person conducts the defense of the Third Party Claim with substantially the same amount of diligence as the Indemnifying Person would, acting with a reasonable degree of prudence, exert in defending a comparable claim against itself; provided, that, notwithstanding the foregoing, the Seller shall in all cases be entitled to retain the defense of (1) any Third Party Claim pending on the date hereof that is a Retained Obligation and (2) so long as the foregoing clauses (ii), (iv), (vii) and (viii) are satisfied, (x) any Third Party Claim relating to or arising in connection with any action, allegation, investigation or Proceeding involving Intellectual Property licensed to the Purchaser or any of its Affiliates under the Cross License Agreement or either Sublicense (other than Third Party Claims of the type described in the foregoing clause (v)(B)) and (y) any claims described in Section 12.2(g). If the Indemnified Person assumes the defense of the Third Party Claim pursuant to the previous sentence, the Indemnifying Person shall have the right to consult with the Indemnified Person regarding the counsel used by the Indemnified Person in connection with such defense.

                  (c) So long as the Indemnifying Person is conducting the defense of the Third Party Claim in accordance with Section 12.7(b) above, (i) the Indemnified Person may, at its election, retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Person will not consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld or delayed), (iii) the Indemnifying Person will not consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim unless either (A) the Indemnifying Person obtains a written agreement releasing the Indemnified Person from all Loss and Liability thereunder, (B) the settlement agreement entered into in connection therewith includes a written agreement releasing the Indemnified Person from all Loss and Liability thereunder or (C) the Indemnifying Person obtains the written consent of the Indemnified Person (which consent shall not be unreasonably withheld or delayed) and (iv) if the Third Party Claim relates to or arises in connection with any action, allegation, investigation or Proceeding involving Intellectual Property licensed to the Purchaser or any of its Affiliates under the Cross License Agreement or either Sublicense, the Indemnifying Person shall defend any such Third Party Claim with a view only to the interest of the Purchaser and its Affiliates (it being understood and agreed that use of the same counsel for the Purchaser Indemnified Parties and the Indemnifying Parties will not, in and of itself, be deemed to result in a conclusion that the Indemnifying Party is not acting with a view only to the interest of the Purchaser and its Affiliates) and shall consult with the Purchaser at all reasonable times as may be reasonably requested by the Purchaser concerning matters specified by the Purchaser related to the defense of any such Third Party Claim.

                  (d) In the event any of the conditions in Section 12.7(b) above is or becomes unsatisfied, however, (i) the Indemnified Person may assume and control the defense of the Third Party Claim and may consent to the entry of any judgment or enter into any settlement or compromise with respect thereto (subject to the prior consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed), (ii) the Indemnifying Person may participate in such defense at its sole cost and expense and will, subject to the terms and conditions of Article XII, reimburse the Indemnified Person for the fees, costs and expenses of defending against the Third Party Claim (including reasonable attorneys' fees and expenses) and (iii) the Indemnifying Person will remain responsible for any Losses the Indemnified Person may suffer resulting from or arising out of the Third Party Claim, subject to the applicable limitations provided in this Article XII.

                  (e) Whether or not the Indemnifying Person assumes the defense of the Third Party Claim, all of the parties hereto shall cooperate in the defense thereof.

         12.8 Time Limits. Any right to indemnification or other recovery under Section 12.2(a) or under Section 12.3(a) shall only apply to Losses arising from claims with respect to which the Indemnified Person shall have notified the applicable Indemnifying Person in writing within the applicable survival period set forth in Section 12.1; provided, however, that such rights (and the Indemnifying Parties' obligations to indemnify and hold harmless hereunder) shall not terminate with respect to any Losses arising from claims as to which the Indemnified Person shall have, before the expiration of the applicable survival period, previously delivered a notice pursuant to Section
12.6 or Section 12.7 to the Indemnifying Person.

         12.9     Net Losses and Subrogation.

                  (a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses and (ii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party, in each case less the out-of-pocket costs reasonably incurred by the Indemnified Person in connection with obtaining such proceeds or recoveries (including the amount of the first retrospective or experience-based insurance premium adjustment to the extent resulting therefrom). Each Indemnified Person (or any of its Affiliates) shall exercise reasonable best efforts to obtain such proceeds and recoveries. If any such proceeds or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall promptly pay to the Indemnifying Person the amount of such proceeds or recoveries (up to the amount of the Indemnifying Person's payment).

                  (b) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party in respect of the Losses to which such payment relates except for third parties, other than insurers, if providing the Indemnifying Party such a right of subrogation would reasonably be expected to have a material adverse impact on a then-current or then-proposed bona fide commercial relationship between the Indemnified Person and such third party. Such Indemnified Person (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

         12.10 Purchase Price Adjustments. To the extent permitted by Law, any amounts payable under Section 12.2 or Section 12.3 shall be treated by the parties hereto as an adjustment to the Purchase Price.

         12.11 Reimbursement of Expenses. The Indemnifying Person shall reimburse the Indemnified Person on an as-incurred basis for any expenses for which the Indemnified Person is entitled to indemnification hereunder unless there is a dispute about whether the Indemnified Person is in fact entitled to indemnification (it being understood that this provision is not intended to negate a party's right to dispute a claim for indemnification in accordance with the terms of this Agreement).

                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.1 Expenses. Except as otherwise specifically contemplated by this Agreement, each party hereto shall bear its own fees and expenses with respect to the transactions contemplated hereby; provided, however, that (a) the filing fees under the HSR Act and (b) the fees and expenses of any economist or other expert retained with the mutual agreement of each of the Seller and the Purchaser in connection with the filing under the HSR Act shall each be borne equally by the Seller and the Purchaser.

         13.2 Amendment. Except as provided in Section 13.17, this Agreement may be amended, modified or supplemented only in writing signed by the Purchaser, AFCNA, the Parent, the Seller and Marconi IP.

         13.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, or (b) on the date of transmission if sent by facsimile transmission (receipt confirmed) on a Business Day during the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

                  (i)      If to the Purchaser or AFCNA, addressed as follows:

                           Advanced Fibre Communications, Inc.
                           1465 North McDowell Blvd.
                           Petaluma, California  94954
                           Attention: General Counsel
                           Facsimile: (707) 794-7777

                           with a copy to:

                           Pillsbury Winthrop LLP
                           50 Fremont Street
                           San Francisco, California  94105
                           Attention: Blair W. White
                           Facsimile  (415) 983-1200

                  (ii) If to the Parent, the Seller or Marconi IP, addressed as follows:

                           Marconi Communications, Inc.
                           1000 Marconi Drive
                           Warrendale, Pennsylvania  15086
                           Attention: General Counsel - Americas
                           Facsimile: (724) 742-7100

                           Marconi Intellectual Property (Ringfence) Inc. 333 Pierce Road
                           Suite 370
                           Itasca, Illinois  60143
                           Attention: Pat Hoffman
                           Facsimile: (630) 285-1514

                           with copies to:

                           Mayer, Brown, Rowe & Maw LLP
                           190 South LaSalle Street
                           Chicago, Illinois  60603
                           Attention: Paul M. Crimmins
                           Facsimile: (312) 701-7711

                           Marconi Corporation plc
                           Marrable House
                           The Vineyards
                           Great Baddow
                           Chelmsford
                           Essex CM2 7QS
                           England
                           Attention: Colin Hoste
                           Facsimile: (44) 1245 707610

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

         13.4 Payments in Dollars. Except as otherwise provided herein or in a Related Agreement, all payments pursuant hereto shall be made by wire transfer in Dollars in same day or immediately available funds without any set-off, deduction or counterclaim whatsoever.

         13.5 Waivers. Except as otherwise provided in Article XII, the failure of a party hereto at any time or times to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

         13.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that, except with the written consent of the other parties, no assignment of this Agreement or any rights or obligations hereunder, by operation of law or otherwise, may be made by any party, other than to an Affiliate of such party (but no such assignment shall relieve the assigning party of its obligations hereunder). Notwithstanding the foregoing, so long as any such Affiliate agrees in writing to be bound by the applicable terms of this Agreement, the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (and in such case the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder). For a period of four (4) years from the date hereof, the Parent agrees that it will not, directly or indirectly, sell, convey, assign, transfer, lease, license or otherwise dispose of, more than 90% of its properties or assets (as measured on a net book value basis) to any Person in one or more related transactions unless, prior to or concurrently with such disposition, (a) such Person agrees, in writing reasonably satisfactory to and for the express benefit of Purchaser and AFCNA, to be bound by the Parent's obligations pursuant to this Agreement and (b) the Purchaser is provided with an original executed copy of such agreement. Any purported sale, conveyance, assignment, transfer, lease, license or other disposition in violation of this
Section 13.6 shall be null and void.

         13.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent expressly provided herein, their respective Affiliates (and, solely with respect to Article XII, the Indemnified Persons as defined therein), and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

         13.8 Publicity. Prior to the Closing Date, no public announcement or other publicity regarding the existence of this Agreement or any of the Related Agreements or their contents or the transactions contemplated hereby or thereby shall be made by the Purchaser, the Seller or any of their respective Affiliates or Representatives, without the prior written agreement of the Purchaser and the Seller, in any case, as to form, content, timing and manner of distribution or publication. Nothing in this Section 13.8 is intended to limit or otherwise affect a party's rights to disclose confidential information or make a public announcement, in each case as provided in Section 6.9 of this Agreement.

         13.9 Further Assurances. Upon the reasonable request of the Purchaser, the Seller and Marconi IP shall on and after the Closing Date, without further consideration, execute and deliver, and cause to be executed and delivered, to the Purchaser such deeds, assignments and other instruments, and take such other reasonable actions, as may be reasonably requested by the Purchaser and are required or desirable to effectuate completely the transfer and assignment to the Purchaser and AFCNA of the Seller's and Marconi IP's right, title and interest in and to the Assets, and to otherwise carry out the purposes of this Agreement.

         13.10 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

         13.11 Entire Understanding. This Agreement, the Related Agreements and the December CA set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and thereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

         13.12 Language. The Parent, the Seller, Marconi IP, the Purchaser and AFCNA agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against the Parent, the Seller, Marconi IP, the Purchaser or AFCNA. Each of the Parent, the Seller, Marconi IP, the Purchaser and AFCNA and their respective counsel have reviewed and negotiated the terms of this Agreement.

         13.13 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

         13.14 Remittances. All remittances, payments, mail and other communications relating to the Assets or the Assumed Obligations received by the Seller, Marconi IP or the Parent at any time after the Closing Date shall be promptly turned over to the Purchaser by the Seller, Marconi IP or the Parent. All remittances, payments, mail and other communications relating to the

Excluded Assets or the Retained Obligations received by the Purchaser or AFCNA at any time after the Closing Date shall be promptly turned over to the Seller by the Purchaser or AFCNA.

         13.15 Bulk Sales. The Purchaser and AFCNA hereby waive compliance by the Seller and Marconi IP with the provisions of the Laws of any jurisdiction relating to a bulk sale or transfer of assets that may be applicable to the transfer of the Assets.

         13.16 Jurisdiction of Disputes; Waiver of Jury Trial. Each party to this Agreement hereby: (a) agrees that any litigation, Proceeding or other legal action in connection with or relating to this Agreement, any Related Agreement or any matters contemplated hereby or thereby, shall be brought by any party in a court of competent jurisdiction located within the County of New York, in the State of New York, whether a state or federal court; (b) agrees that in connection with any such litigation, Proceeding or action, such party will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 13.16 and to service of process upon it in accordance with the rules and statutes governing service of process; (c) agrees to waive to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such litigation, Proceeding or action in any such court or that any such litigation, Proceeding or action was brought in an inconvenient forum; (d) designates, appoints and directs CT Corporation System as its authorized agent to receive on its behalf service of any and all process and documents in any such litigation, Proceeding or action in the County of New York, in the State of New York; (e) agrees to notify the other parties to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly to designate another agent in the County of New York, in the State of New York to serve in place of such agent and deliver to the other parties written evidence of such substitute agent's acceptance of such designation; (f) agrees as an alternative method of service to service of process in any such litigation, Proceeding or action by mailing of copies thereof to such party at its address set forth in Section 13.3; (g) agrees that any service made as provided herein shall be effective and binding service in every respect; and (h) agrees that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law. EACH PARTY HERETO IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH, ARISING UNDER OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

         13.17 Schedules. Neither the specification of any Dollar amount or any item or matter in any provision of this Agreement or any Related Agreement nor the inclusion of any specific item or matter in any Schedule hereto or thereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not material for purposes of this Agreement or any Related Agreement. Neither the specification of any item or matter in any provision of this Agreement or any Related Agreement nor the inclusion of any specific item or matter in any Schedule hereto or thereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement or any Related Agreement. The Seller, Marconi IP and the Parent shall, from time to time until the Closing, by notice in accordance with the terms of this Agreement, promptly after acquiring knowledge of any such matter, supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules hereto; provided, however, that no supplement or amendment to any Schedule (other than Schedule 4.18(c)), shall have any effect for (a) the purpose of determining the satisfaction of the conditions set forth in Section 7.1 or (b) except as provided in the following sentence, for the purpose of determining the accuracy of any representation or warranty herein or whether any Person is otherwise in breach of this Agreement or whether any Person is entitled to indemnification pursuant to Article XII or to any other remedy permitted under the terms of this Agreement. Notwithstanding clause (b) of the previous sentence, if the Closing occurs, any such supplement or amendment of the Schedules, to the extent relating to (i) a matter arising after the date hereof which is expressly assumed by the Purchaser pursuant to Section 2.5(c) or (ii) the matters described in Section 4.25, will be effective to cure and correct for purposes of the Seller's and its Affiliates' indemnification obligations under Article XII, any inaccuracy in or breach of any representation, warranty, covenant or obligation which would have existed if the Seller had not made such supplement or amendment, and all references to any Schedule hereto which is supplemented or amended as provided in this sentence shall, for purposes of the Seller's and its Affiliates' indemnification obligations under Article XII after the Closing, be deemed to be a reference to such Schedule as so supplemented or amended.

         13.18 Disclaimer of Warranties. The Seller, Marconi IP and the Parent make no representations or warranties with respect to any projections, forecasts or forward-looking statements made available to the Purchaser. There is no assurance that any projected or forecasted results will be achieved. For the avoidance of doubt, the foregoing does not apply to any forward-looking representation or warranty herein or in any Related Agreement or any forward-looking statement made in the Schedules. EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE RELATED AGREEMENTS, (a) THE SELLER, MARCONI IP AND THE PARENT ARE SELLING THE ASSETS ON AN "AS IS, WHERE IS" BASIS AND DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED AND (b) THE SELLER, MARCONI IP AND THE PARENT MAKE NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. WITHOUT LIMITING THE FOREGOING, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE RELATED AGREEMENTS, THE SELLER AND MARCONI IP DISCLAIM ANY WARRANTY OF TITLE OR NON-INFRINGEMENT AND ANY WARRANTY ARISING BY INDUSTRY CUSTOM OR COURSE OF DEALING. THE PURCHASER AND AFCNA ACKNOWLEDGE AND AGREE THAT THEY ARE NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE RELATED AGREEMENTS. The Purchaser and AFCNA acknowledge and agree that neither the Seller, Marconi IP, the Parent, their respective Affiliates, any of their respective Representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, schedules or other information heretofore made available by the Seller, Marconi IP, the Parent, their respective Affiliates or their respective Representatives to the Purchaser, any of its Affiliates or their Representatives (including the Confidential Descriptive Memorandum dated December 2002) or any information that is not included in or covered by this Agreement, the Related Agreements or the Schedules and Exhibits hereto and thereto, and neither the Seller, Marconi IP, the Parent, their respective Affiliates, any of their respective Representatives nor any other Person will have or be subject to any liability to the Purchaser, any of its Affiliates or their Representatives resulting from the distribution of any such information to, or the use of any such information by, the Purchaser, any of its Affiliates or any of their agents, consultants, accountants, counsel or other representatives.

         13.19 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.20 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that (a) any Pre-Closing Specific Performance Covenants are not performed in accordance with their specific terms prior to the Closing or (b) any Post-Closing Specific Performance Covenants are not performed in accordance with their specific terms subsequent to the Closing. It is accordingly agreed that (i) prior to the Closing, the parties shall be entitled to an injunction or injunctions to prevent breaches of the Pre-Closing Specific Performance Covenants and to enforce specifically the terms and provisions thereof and (ii) subsequent to the Closing, the parties shall be entitled to an injunction or injunctions to prevent breaches of the Post-Closing Specific Performance Covenants and to enforce specifically the terms and provisions thereof, in each case, in addition to any other remedy to which they are entitled at law or in equity; provided, however, that all monetary liability shall be subject to
Article XII.

                                     * * *
                                      -99-

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                    ADVANCED FIBRE COMMUNICATIONS, INC.

                                    By:_________________________________________
                                       Name:    John A. Schofield
                                       Title:   Chairman, President and Chief
                                                Executive Officer

                                    ADVANCED FIBRE COMMUNICATIONS NORTH AMERICA,
                                    INC.

                                    By:_________________________________________
                                       Name:    John A. Schofield
                                       Title:   President and Chief Executive
                                                Officer

                                    MARCONI COMMUNICATIONS, INC.

                                    By:_________________________________________
                                       Name:    Richard v. McPhail
                                       Title:   Vice President

                                    MARCONI INTELLECTUAL PROPERTY (RINGFENCE)
                                    INC.

                                    By:_________________________________________
                                       Name:    Richard v. McPhail
                                       Title:   Vice President

                                    MARCONI CORPORATION PLC

                                    By:_________________________________________
                                       Name:    Richard v. McPhail
                                       Title:   Executive Vice President

            AMENDMENT NUMBER ONE TO ASSET PURCHASE AND SALE AGREEMENT

         The undersigned, being all of the parties to that certain Asset Purchase and Sale Agreement dated January 5, 2004 (the "Agreement"), hereby agree as follows:

         1. The definitions of "Exchange Act," "Request" and "SEC's Staff" set forth in Section 1.1 of the Agreement are hereby deleted.

         2. The following definitions set forth in Section 1.1 of the Agreement are hereby amended to read in their entirety as follows:

         "Interim Audit" shall have the meaning set forth in Section 6.17(e).

         "Interim Financial Statements" shall have the meaning set forth in
Section 6.17(e).

         3. Section 3.2(a) of the Agreement is hereby amended to read in its entirety as follows: "(a) The Purchaser shall, as soon as practicable, and in any event no later than ninety (90) days after the Closing Date, (i) prepare the initial draft of a statement (the "Statement of Working Capital") setting forth, as of 5:00 p.m. (central standard time) on the Closing Date, the amount equal to (y) the aggregate of the Net Inventory, the Net Accounts Receivable and the Prepaids less (z) the aggregate of the Net Accounts Payable, the Accrued Compensation and Benefits, the Other Current Liabilities and the Special Warranty Reserve (such net amount being the "Closing Working Capital") and (ii) deliver the same to the Seller, together with a certificate from the Purchaser's independent auditors to the effect that the initial draft Statement of Working Capital has been prepared in accordance with Section 3.2(g).

         4        The first sentence of Section 6.9(a) of the Agreement is
hereby amended to read in its entirety as follows: "The parties have previously entered into several confidentiality agreements covering specific purposes (collectively, the "Other Confidentiality Agreements"), and a confidentiality agreement dated December 6, 2002 (as amended, the "December CA") specifically addressing the purchase transaction contemplated by this Agreement."

         5. Section 6.17 of the Agreement is hereby amended to read in its entirety as follows:

(a) Without limiting the parties' other obligations under this Article VI, the Seller agrees to prepare a statement of Assets to be acquired by the Purchaser and Assumed Obligations as of December 31, 2003, and the related statements of operations and of cash flows for the year then ended (the "2003 Financial Statements"), including related footnotes, otherwise (except for the omission of assets not acquired and liabilities not assumed) in conformity with accounting principles generally accepted in the United States ("U.S. GAAP"), and agrees to engage the Seller's independent public accountants, Deloitte & Touche LLP ("Deloitte"), to commence an audit of the 2003 Financial Statements under auditing standards generally accepted in the United States (the "Audit"). Promptly after execution of this Agreement, the Seller shall use its reasonable best efforts to prepare the 2003 Financial Statements on the basis provided in this paragraph (a), and cause Deloitte to commence and complete the Audit of such financial statements as soon as reasonably practicable after the execution of the engagement letter. The Seller agrees to cause such engagement letter to be prepared, and the Seller will be prepared to execute such letter on its own behalf, promptly after the date hereof. The Seller and the Purchaser will both be signatories to Deloitte's engagement letter for the Audit. The Seller represents that the 2003 Financial Statements will fairly present the financial condition, results of operations and cash flows of the Access Business as of and for the applicable period, and will be consistent with the books and records of the Seller.

(b) Prior to the Closing, the Seller and the Parent shall, and shall cause their Affiliates to, cooperate fully with Deloitte in connection with the Audit, including providing Deloitte with reasonable access to personnel, books and records as is requested by Deloitte to complete the Audit. Subsequent to the Closing, each of the Seller and the Parent shall, and shall cause their respective Affiliates to, use reasonable best efforts to cooperate fully with the Purchaser, Deloitte and any other auditors of the Purchaser in connection with the Audit and the financial statements that are the subject of the Audit, including (i) providing reasonable access to personnel, books and records (including reasonable access to personnel, books and records of the Other Businesses to the extent necessary) as may be requested by Deloitte to complete the Audit, (ii) cooperating with the reasonable requests of the Purchaser and its independent accountants in order to permit the Purchaser and its Affiliates to prepare and submit the Request and to respond to inquiries or other demands of any Governmental Entity (including the Securities Exchange Commission) related to such financial statements of the Access Business or to confirm the information upon which such financial statements are based (including for purposes of any "comfort letter" requested by the Purchaser), and
         (iii) facilitating discussions between the Purchaser and Deloitte with respect to the completed Audit to the extent reasonably requested by the Purchaser. The Seller and the Parent acknowledge and agree that the foregoing cooperation could involve the provision of information concerning non-Access Business units (such as the Other Businesses) to the extent relevant to the preparation and audit of such financial statements of the Access Business, provided, that, such information will be provided only to the auditors (and not to the Purchaser except to the extent reasonably necessary for the purposes set forth in clause
         (ii) above), subject to customary confidentiality restrictions. It is acknowledged and agreed that it is the intention of the parties to facilitate the completion of the Audit as soon as reasonably practicable after the date hereof.

(c) As soon as reasonably practicable after issuance of Deloitte's report on the Audit of the 2003 Financial Statements, the Seller shall provide a copy of the 2003 Financial Statements and an Audit report to the Purchaser. After the delivery of the 2003 Financial Statements and Audit report by the Seller to the Purchaser, the Purchaser shall reimburse the Seller for all fees and reasonably documented expenses billed by Deloitte (consistent with their engagement letter) and paid by the Seller in connection with the Audit, within five (5) Business Days of the presentation to the Purchaser of reasonably detailed documentation of such fees and expenses. Notwithstanding the foregoing,
         (i) if the Purchaser terminates this Agreement pursuant to Section 10.1(c)(i), then the Seller shall be responsible for all fees and expenses of Deloitte in connection with the Audit and shall promptly reimburse the Purchaser for any and all fees and expenses paid by the Purchaser to Deloitte directly or to the Seller pursuant to the reimbursement provisions of the immediately preceding sentence and (ii) if this Agreement is terminated other than (A) by the Purchaser pursuant to Section 10.1(c)(i) or (B) by the Seller pursuant to Section 10.1(d)(i), then the Purchaser and the Seller shall share equally all fees and expenses of Deloitte in connection with the Audit and the Seller shall promptly reimburse the Purchaser for one-half of any and all fees and expenses paid by the Purchaser to Deloitte directly or to the Seller pursuant to the reimbursement provisions of the immediately preceding sentence.

(d) Until the Audit report has been delivered to the Purchaser, the Seller shall use its reasonable best efforts to arrange a weekly conference call with the Purchaser at a mutually agreeable time at which representatives of the Seller will inform the Purchaser of the timing and general status of the Audit. The Seller represents that such information will accurately summarize the timing and status of the Audit in all material respects.

(e) With respect to each quarterly financial reporting period ending prior to the Closing Date, commencing with the calendar quarter ending March 31, 2004, the Seller will prepare financial statements on a basis consistent with the 2003 Financial Statements per Section 6.17(a) as of and for the applicable quarterly period ended (the "Interim Financial Statements"). The Seller agrees to engage Deloitte to perform an audit of the Interim Financial Statements under auditing standards generally accepted in the United States (the "Interim Audit"). The Seller shall use its reasonable best efforts to prepare the Interim Financial Statements and cause Deloitte to commence and complete the Interim Audit as soon as reasonably practicable after the end of the applicable quarter. The Seller represents such Interim Financial Statements will fairly present the financial condition, results of operations and cash flows of the Access Business as of and for the applicable period, and will be consistent with the books and records of the Seller, subject only to the absence of footnotes. The provisions of paragraphs (b), (c) and (d) of this Section 6.17 will apply to the parties' obligations replacing "the Audit" with "the Interim Audit" as applicable and replacing "the 2003 Financial Statements" with "the Interim Financial Statements" as applicable.

         6. The second sentence of Section 9.1 of the Agreement is hereby amended to read in its entirety as follows: "The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 3:00 p.m. (central standard time) on the Closing Date."

         The provisions of the Agreement that have not been amended hereby shall remain in full force and effect. The provisions of the Agreement, as amended hereby, shall remain in full force and effect.

                                      * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment Number One to Asset Purchase and Sale Agreement to be executed and delivered as of the 18th day of February, 2004

                                    ADVANCED FIBRE COMMUNICATIONS, INC.

                                    By:_________________________________________
                                       Name: John A. Schofield
                                       Title: Chairman, President and Chief
                                              Executive Officer

                                    ADVANCED FIBRE COMMUNICATIONS NORTH AMERICA,
                                    INC.

                                    By:_________________________________________
                                       Name: John A. Schofield
                                       Title: President and Chief Executive
                                              Officer

                                    MARCONI COMMUNICATIONS, INC.

                                    By:_________________________________________
                                       Name: Patricia A. Hoffman
                                       Title: Director and Secretary

                                    MARCONI INTELLECTUAL PROPERTY (RINGFENCE)
                                    INC.

                                    By:_________________________________________
                                       Name: Patricia A. Hoffman
                                       Title: Director, President and Secretary

                                    MARCONI CORPORATION PLC

                                    By:_________________________________________
                                       Name: Cynthia S. Jacovetty
                                       Title: Authorized Signatory